Exhibit 10.2 13585990v13 SUPPLY AND OFFTAKE AGREEMENT dated as of November 2, 2022 between MACQUARIE ENERGY NORTH AMERICA TRADING INC. and MONTANA RENEWABLES, LLC

Article 1 DEFINITIONS AND CONSTRUCTION 2
Article 2 CONDITIONS TO EFFECTIVENESS AND COMMENCEMENT 34
Article 3 TERM OF AGREEMENT 42
Article 4 EFFECTIVE DATE TRANSFER; INDEPENDENT AMOUNT 44
Article 5 PURCHASE AND SALE OF PERMITTED FEEDSTOCK 44
Article 6 PURCHASE PRICE FOR PERMITTED FEEDSTOCK 53
Article 7 TARGET INVENTORY LEVELS AND DIFFERENTIAL ADJUSTMENT 55
Article 8 PURCHASE AND DELIVERY OF RENEWABLE PRODUCTS 61
Article 9 ANCILLARY COSTS; MONTH-END INVENTORY; CERTAIN DISPOSITIONS; TANK MAINTENANCE; CERTAIN REGULATORY MATTERS 66
Article 10 PAYMENT PROVISIONS 71
Article 11 ELIGIBLE RENEWABLES INVENTORY 75
Article 12 INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT 75
Article 13 FINANCIAL INFORMATION; CREDIT SUPPORT 76
Article 14 REFINERY TURNAROUND, MAINTENANCE AND CLOSURE 79
Article 15 TAXES 81
Article 16 INSURANCE 83
Article 17 FORCE MAJEURE 85
Article 18 REPRESENTATIONS, WARRANTIES AND COVENANTS 87
Article 19 DEFAULT AND TERMINATION 95
Article 20 SETTLEMENT AT TERMINATION 102
Article 21 INDEMNIFICATION; EXPENSES 106
Article 22 LIMITATION ON DAMAGES 108
Article 23 RECORDS AND INSPECTION THEREOF 109
Article 24 CONFIDENTIALITY 109
Article 25 GOVERNING LAW 110
Article 26 ASSIGNMENT 110
Article 27 NOTICES 112
Article 28 NO WAIVER, CUMULATIVE REMEDIES 112
Article 29 NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES 112
Article 30 MISCELLANEOUS 113
Article 31 ENVIRONMENTAL ATTRIBUTES 114

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Article 32 MINIMUM LIQUIDITY REQUIREMENT 116
Article 33 UNWIND PROCEDURES 116

Schedules

Schedule	**Description**
Schedule 1.1(A)	Specified Company Locations
Schedule 1	Refinery
Schedule A	Renewable Products and Renewable Product Specifications
Schedule B	Current Month Pricing Benchmarks
Schedule C-1	Annex for Purchase and Hedging of Intermediated Permitted Feedstock
Schedule C-2	Monthly True-Up Amounts
Schedule C-3	Daily Environmental Attributes Pricing Adjustment
Schedule D	Operational Volume Range
Schedule E	Included Tanks
Schedule F	[Reserved]
Schedule G	Form of Weekly Permitted Feedstock Projection
Schedule H	Form of Inventory Reports
Schedule I	Initial Inventory Targets
Schedule J	Scheduling and Communications Protocol
Schedule K	Form of Weekly Renewable Product Projection
Schedule L	Existing Financing Agreements
Schedule M	Notices

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iv 13585990v13 Schedule Description Schedule N [Reserved] Schedule O [Reserved] Schedule P Permitted Feedstock; Macquarie Permitted Feedstock Procurement Contracts; Permitted Suppliers Schedule Q Form of Trade Sheet Schedule R Form of Step-Out Inventory Sales Agreement Schedule S Form of RD Refinery Production Volume Report Schedule T [Reserved] Schedule U Included Permitted Feedstock Pipelines and Included Renewable Product Pipelines Schedule Z Form of Target Monthly Permitted Feedstock and Renewable Product Forecast Schedule AA Form of Monthly Permitted Feedstock Forecast Schedule BB Form of Daily Environmental Attributes Report Schedule CC [Reserved] Schedule DD Form of Monthly Renewable Product Estimate

1 13585990v13 SUPPLY AND OFFTAKE AGREEMENT This Supply and Offtake Agreement (this “Agreement”) is made as of November 2, 2022 (the “Effective Date”), between Macquarie Energy North America Trading Inc. (“Macquarie”), a Delaware corporation, located at 500 Dallas Street, Suite 3300 Houston, Texas 77002, and Montana Renewables, LLC (the “Company”), a Delaware limited liability company, located at 2780 Waterfront Parkway Drive, Indianapolis, Indiana 46214 (each referred to individually as a “Party” or collectively as the “Parties”). RECITALS: WHEREAS, the Company owns or leases and operates a certain Refinery located in Great Falls, Montana, which Refinery facilitates, or upon the Renewable Diesel Conversion is to facilitate, the processing and refining of various Permitted Feedstock for the production of Renewable Product and associated Environmental Attributes as such terms are defined below; WHEREAS, reference is made to the Stonebriar Sale and Leaseback Agreements defined below pursuant to which the Company sold to and leases back from Stonebriar Commercial Finance LLC, a Delaware limited liability company (“Stonebriar”), the Refinery; WHEREAS, reference is made to the Wells Fargo Credit Agreement defined below pursuant to which the Company entered into a credit facility with Wells Fargo Bank, National Association with respect to its accounts receivables; WHEREAS, the Company intends, for completion after the Effective Date, (a) to undertake the “MHC conversion to RDU”, which will convert the existing oversized Mild Hydrocracker (MHC) into a renewable diesel unit (RDU), (b) to convert the refining capacity and capabilities of the Refinery to process a mix of Permitted Feedstock to produce certain Renewable Product and (c) to undertake other associated works required for the operation of such Refinery as such (the “Renewable Diesel Conversion”, and the completed project, the “Renewable Diesel Project”); WHEREAS, reference is made to that certain Asset Purchase Agreement dated November 18, 2021 between Calumet Montana Refining, LLC, a Delaware limited liability company (“Calumet Montana”), as seller, and the Company, as buyer (together with all schedules, exhibits and annexes thereto, the “Sale Agreement”), pursuant to which Calumet Montana sold and the Company purchased such Refinery, as more particularly described therein; WHEREAS, reference is made to that certain Ground Lease dated November 18, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Montana Renewables Lease”) between Calumet Montana and the Company, pursuant to which Calumet Montana leases to the Company the land on which the Refinery is located; WHEREAS, reference is made to that certain Master Services Agreement dated as of November 18, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Montana Renewables Services Agreement”) between Calumet Montana and the Company, pursuant to which Calumet Montana, among other things, provides certain services to the

2 13585990v13 Company in connection with the Company’s maintenance, operation and management of the Refinery, as more specifically described therein; WHEREAS, during the Initial Ramp-up Period defined below, the Company will continue to take all steps reasonably necessary to construct and complete the Renewable Diesel Project in order to process and refine Permitted Feedstock into Renewable Product at the Refinery; WHEREAS, the Company desires for Macquarie to intermediate and sell Permitted Feedstock to the Company for use at the Refinery and for Macquarie to purchase from the Company all Renewable Product produced from the Refinery, subject to the terms and conditions set forth in this Agreement; WHEREAS, it is contemplated that during the Term of this Agreement, (a) Macquarie will have title and risk of loss of Permitted Feedstock and Renewable Products while they are located in Included Permitted Feedstock Locations and Included Renewable Product Locations, respectively, and (b) the Company will have title and risk of loss of Permitted Feedstock and Renewable Products while they are not in Included Permitted Feedstock Locations or Included Renewable Product Locations, respectively; WHEREAS, the Company desires to use the proceeds from the Company’s sales from time to time under this Agreement as a source of liquidity for the Company's Permitted Feedstock and Renewable Products; WHEREAS, for the Term of this Agreement, solely to the extent agreed by the Parties, the Company may provide professional consulting, liaison, and other related services to assist Macquarie in the marketing and sale of the Renewable Products acquired by Macquarie hereunder in accordance with the terms and conditions of the Marketing and Sales Agreement (as defined below); and WHEREAS, it is contemplated that upon the termination of this Agreement, Macquarie shall transfer to the Company, through novations or reassignments, various contractual rights pursuant to the termination provisions provided herein, and is expected (but is not required) to sell to the Company all of Macquarie’s Permitted Feedstock and Renewable Products inventory held in Included Locations, in accordance with the Step-Out Inventory Sales Agreement (as defined below); NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do agree as follows: DEFINITIONS AND CONSTRUCTION 1.1 Definitions- General. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

3 13585990v13 “Accounts” has the meaning assigned to such term in the Uniform Commercial Code of the State of New York as in effect from time to time. “Acknowledgment Agreement” means the Acknowledgment Agreement dated as of the Effective Date by and among Macquarie, the Administrative Agent under the Wells Fargo Credit Agreement and the Company, pursuant to which the parties thereto acknowledge the terms hereof and related matters. “Additional Financing Agreement” has the meaning specified in Section 18.2(j). “Additional Renewable Product Transaction” has the meaning specified in the Marketing and Sales Agreement. “Affected Obligations” has the meaning specified in Section 17.3. “Affected Party” has the meaning specified in Section 17.1. “Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person. “Aggregate Monthly Renewable Product Sales Fee” has the meaning specified in Section 8.12. “Aggregate Permitted Feedstock Sale Receipt” means the sum of the actual aggregate purchase value paid to Macquarie for all quantities of Permitted Feedstock that Macquarie delivered during such period under Counterparty Permitted Feedstock Sales with third parties. “Aggregate Renewable Product Purchase Proceeds” means for any Renewable Product Group and relevant period, the sum of the actual aggregate purchase value paid by Macquarie for all quantities of such Renewable Product Group that Macquarie purchased during such period under Included Renewable Product Purchase Transactions with a Renewable Product Supplier. “Aggregate Renewable Product Sale Receipt” means for any Renewable Product Group and relevant period, the sum of the actual aggregate purchase values paid to Macquarie for all quantities of such Renewable Product Group that Macquarie delivered during such period under Included Sales Transactions with Customers. “Aggregate Third Party Permitted Feedstock Sale Receipt” means the sum of the actual aggregate purchase price paid to Macquarie for all quantities of Permitted Feedstock that Macquarie delivered during such period at the Permitted Feedstock Delivery Point to a third party at the direction of the Company. “Agreement” has the meaning specified in the introductory paragraph of this Agreement. “Ancillary Contract” has the meaning specified in Section 20.1(c).

4 13585990v13 “Ancillary Costs” means, to the extent reasonably demonstrated by Macquarie by trade ticket, invoice or other supporting documentation, all freight, pipeline, transportation, storage, tariffs and other out of pocket costs and expenses incurred as a result of the purchase, movement and storage of Permitted Feedstock or Renewable Products undertaken in connection with or required for purposes of this Agreement (whether or not arising under Macquarie Permitted Feedstock Procurement Contracts and regardless of the point at which or terms upon which delivery is made under any such Macquarie Permitted Feedstock Procurement Contract), including, fees and expenses, broker’s and agent’s fees, pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken to satisfy delivery requirements under this Agreement), pipeline and other common carrier tariffs, blending, tankage, linefill and throughput charges, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or feedstock decontamination), merchandise processing costs and fees, any charges imposed by any Governmental Authority, user fees, fees and costs for any credit support provided to any third party with respect to any transactions contemplated by this Agreement, any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Macquarie and any and all fees, costs and expenses related to railcars, including demurrage and detention fees. Ancillary Costs will also include, without duplication, out of pocket expenses associated with the cost of operation of transportation, storage or other facilities assigned hereunder to Macquarie by the Company, third-party out of pocket legal fees, tax advisory fees, and out of pocket expenses incurred in connection with any of the Transaction Documents. Notwithstanding the foregoing, the following shall not be considered Ancillary Costs: (a) Macquarie’s hedging costs in connection with this Agreement or the transactions contemplated hereby (but such exclusion shall not (A) change or be deemed to change the manner in which Related Hedges, including Permitted Feedstock Hedges, are addressed under Articles 19 and 20 below, or (B) include the Transaction Costs, it being the Parties’ intention to include the items listed in this clause (B) as Ancillary Costs), (b) any costs for which Macquarie has otherwise been compensated under this Agreement and the Transaction Documents by the inclusion of the full amount thereof in any other payment made hereunder, including pursuant to any true-up, adjustment, or netting mechanism provided for thereunder, or (c) any costs which Macquarie has agreed, in accordance with the express terms hereof, shall be solely for Macquarie’s own account. In no event shall “Ancillary Costs” include (i) any costs or expenses that are not paid or payable out of pocket by Macquarie, (ii) any overhead allocations or other internal costs, and (iii) any taxes. “Applicable Law” means (a) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (b) any agreement, concession or arrangement with any Governmental Authority and (c) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement. “Arrangement Fee” has the meaning assigned to such term in the Fees and Adjustments Letter.

5 13585990v13 “Available Deferred Payment Amount” means on any given day the balance of the Deferred Payment Amount that has not been used to defer Company Interim Tank Permitted Feedstock Payments. “Bailee Letter” means the Stonebriar Letter Agreement and any other bailee letter or lien acknowledgment letter in respect of one or more Specified Company Locations or Included Locations, as applicable, among Macquarie, the Company and an applicable third party from time to time, in each case, as amended, restated, supplemented or otherwise modified from time to time. “Bank Holiday” means any day (other than a Saturday or Sunday) on which banks are authorized or required to close in the State of New York. “Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors as a group, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within sixty (60) days or (x) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events. “Bankruptcy Code” means chapter 11 of Title 11, U.S. Code. “Bankruptcy Law” means the Bankruptcy Code, as amended from time to time, or any similar federal or state law for the relief of debtors. “Barrel” means forty-two (42) net U.S. gallons, measured at sixty (60) degrees Fahrenheit. “Base Agreements” means (a) any agreements hereafter entered into between the Company and a third party pursuant to which the Company acquires any rights to use Included Permitted Feedstock Storage Tanks, Included Permitted Feedstock Pipelines, Included Renewable Product Tanks, Included Renewable Product Pipelines or Specified Company Locations, (b) the Montana Renewables Services Agreement, (c) the Montana Renewables Lease, and (d) any other agreement entered into by the Company or any of its Affiliates relating to the Refinery, including any related agreements related to Permitted Feedstock and Renewable Products in connection with the Refinery.

6 13585990v13 “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. “Best Available Inventory Data” means daily inventory reports produced by the Company or third parties in respect of the Included Permitted Feedstock Storage Tanks, Included Renewable Product Tanks, Included Permitted Feedstock Pipelines, Included Renewable Product Pipelines and Specified Company Locations, in the form specified in Schedule H. “Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner; (3) with respect to a limited liability company, the board of managers or directors, the managing member or members or any controlling committee of managing members thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function. “Business Day” means any day that is not a Saturday, Sunday, or Bank Holiday. “Calumet Montana” has the meaning set forth in the recitals of this Agreement. “Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person. “Change of Control” means the occurrence of any of the following: (a) the direct sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) (i) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), (other than Sponsor or any wholly owned Subsidiary of Sponsor), becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the Capital Stock of Parent, (ii)

7 13585990v13 Sponsor (or any wholly owned Subsidiary of Sponsor) ceases to manage the day to day operations of Parent, the Company, the Refinery or, to the extent required to operate the Refinery, the related refining assets located in Great Falls, Montana owned indirectly by Sponsor on the date of this agreement, or (iii) Sponsor ceases to directly or indirectly own at least fifty percent (50%) of the Capital Stock of Parent; (d) Parent ceases to directly own one hundred percent (100%) of the Capital Stock of the Company; or (e) The occurrence of a “Change of Control” or “Change in Control” event (howsoever defined or referred to) under any outstanding Financing Agreement. Notwithstanding the preceding, a conversion of the Parent or the Company from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who (x) Beneficially Owned the Capital Stock of the Parent immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity or (y) Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate 100% of the Voting Stock of such entity, or, in each case, continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person,” other than a Qualifying Owner, Beneficially Owns more than 50% of the Voting Stock of the Company. “Code” means the Internal Revenue Code of 1986, as amended. “Commencement Date” has the meaning specified in Section 2.3(a). “Company” has the meaning specified in the introductory paragraph of this Agreement. “Company Agreement” means agreements (whether one or more), between the Company and another Person pursuant to which the Company agrees to sell to any such Person one or more Renewable Products. “Company Deferred Deficit” means the dollar amount by which the Company Interim Tank Permitted Feedstock Payments that Company has not yet paid exceeds the Available Deferred Payment Amount. “Company Early Termination Date” has the meaning specified in Section 3.2(b). “Company Interim Procurement Contract Permitted Feedstock Payment” has the meaning set forth in Section 10.1(b)(i)(A).

8 13585990v13 “Company Interim Renewable Product Payment” has the meaning set forth in Section 10.1(b)(ii). “Company Interim Tank Permitted Feedstock Payment” has the meaning set forth in Section 10.1(b)(i)(B). “Company Owned Location” means a Specified Company Location that is owned or leased and operated by the Company or any of its Affiliates. “Company Permitted Feedstock Inventory” means, as of any day, the volume of Eligible Renewables Inventory consisting of Permitted Feedstock that is then held at a Specified Company Location. “Company Permitted Feedstock Inventory Value” equals, as of any day, the volume of Company Permitted Feedstock Inventory multiplied by the applicable Current Month Pricing Benchmark(s). “Company Renewable Product Inventory” means, as of any day, the volume of Eligible Renewables Inventory consisting of Renewable Products that are then held at a Specified Company Location. “Company Renewable Product Inventory Value” equals, as of any day, the volume of Company Renewable Product Inventory multiplied by the applicable Current Month Pricing Benchmark(s). “Company Sourcing Transaction” has the meaning specified in Section 18.2(h). “Contract Nominations” has the meaning specified in Section 5.3(b). “Conversion Completion” means the satisfaction of each of the following conditions: (a) all material facilities that comprise the Renewable Diesel Conversion have been installed and constructed and are in proper working order; (b) the Renewable Diesel Project has satisfied any applicable performance guarantees and regulatory and permitting requirements; (c) during testing, the Renewable Diesel Project continues to satisfy the performance levels required pursuant to the requirements in clauses (a) and (b) above for no less than fourteen (14) consecutive days; (d) the Company has all authorizations necessary for the operation of the Renewable Diesel Project and all insurance policies relating to the operation of the Renewable Diesel Project and copies of the same have been provided to Macquarie; and (e) the Company shall have delivered to Macquarie a certificate of an Authorized Representative certifying the satisfaction of each of the above conditions in form and substance satisfactory to Macquarie. “Costs” has the meaning set forth in the definition of “Liabilities”.

9 13585990v13 “Counterparty Permitted Feedstock Sales” means all sales of Barrels of Permitted Feedstock during any month under Macquarie Permitted Feedstock Procurement Contracts made by Macquarie to a counterparty other than the Company under this Agreement. “Counterparty Permitted Feedstock Sales Fee” means, with respect to any month, the sum of all Permitted Feedstock Sales Fees relating to all Counterparty Permitted Feedstock Sales. “Credit Agreement Documents” means the Wells Fargo Credit Agreement and the Loan Documents (as defined in the Wells Fargo Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Credit Agreement Obligations, and any other document or instrument executed or delivered at any time in connection therewith, including any intercreditor or joinder agreement among holders of Credit Agreement Obligations, to the extent such are effective at the relevant time, as each may be amended or modified from time to time. “Credit Agreement Obligations” means all Obligations (as defined in the Wells Fargo Credit Agreement). “Credit Support” means “Collateral” as defined in the Pledge and Security Agreement, including, for the avoidance of doubt, Renewables Credit Support, Environmental Attributes and such other collateral as further described in the Lien Documents. “Creditor Acknowledgment” means, (a) with respect to the Wells Fargo Credit Agreement and any Financing Agreement which constitutes a replacement or refinancing thereof, the Acknowledgment Agreement, (b) with respect to the Stonebriar Sale and Leaseback Agreements, the Stonebriar Letter Agreement, and (c) with respect to any other Financing Agreement, other than an indenture governing one or more series of publicly traded notes, an acknowledgment agreement, recognition agreement or other form of intercreditor agreement, in form and substance satisfactory to Macquarie, pursuant to which the creditors under such Financing Agreement (or their agent or trustee, as the case may be) (i) acknowledge and recognize Macquarie’s ownership of all Permitted Feedstock and Renewable Products held at Included Locations and Macquarie’s perfected first priority Lien on all (x) Permitted Feedstock and Renewable Products held at Specified Company Locations and (y) Environmental Attributes, as applicable, (ii) agree that they hold no lien against or other claim to any of such Permitted Feedstock and Renewable Products and Environmental Attributes and, to the extent necessary, confirming their release of any liens that such creditors may have had on such Permitted Feedstock and Renewable Products and Environmental Attributes, (iii) agree not to interfere with Macquarie’s exercise of its rights (whether as owner or lienholder) with respect thereto, (iv) agree to take such further actions as Macquarie may reasonably request to implement the intent of the foregoing, including (without limitation) filing amendments or termination of UCC financing statements and (v) agree that they shall permit and not interfere with the removal by Macquarie of its Permitted Feedstock and Renewable Products held at Included Locations upon the occurrence and during the continuance of an Event of Default hereunder or otherwise. “Current Month Pricing Benchmark(s)” means, (a) for any month and with respect to a particular Pricing Group, (1) the pricing index, formula or benchmark plus or minus (2) the applicable Differential (if any) set forth on and determined in accordance with Schedule B for such

10 13585990v13 month, plus (b) for any day and with respect to Renewable Products only, the applicable Environmental Attribute Price for such day determined on a daily basis as set forth on and determined in accordance with Schedule B. “Customer” has the meaning specified in the Marketing and Sales Agreement. “Daily Environmental Attribute Pricing Adjustment” has the meaning specified in Schedule C-3. “Daily Permitted Feedstock Procurement Contract Sales” means on any Delivery Date the volume of Macquarie Procurement Barrels sold by Macquarie to Company. “Daily Permitted Feedstock Purchases” means for any day Macquarie’s estimate of the aggregate volume of Permitted Feedstock purchased by Macquarie from Company at any Permitted Feedstock Intake Point. “Daily Permitted Feedstock Tanks Sales” means on any Delivery Date the volume of Permitted Feedstock sold at the Permitted Feedstock Delivery Point by Macquarie to Company. “Daily Prices” means, with respect to a particular Pricing Group, the Current Month Pricing Benchmark applicable to such Pricing Group on any Delivery Date. “Daily Renewable Product Purchases” means, for any day and Renewable Product Group, Macquarie’s estimate of the aggregate volume of such Renewable Product purchased by Macquarie from the Company during such day pursuant to (i) Section 8.1(a) or (ii) Section 8.1(c). “Daily Renewable Product Sales” means, for any day and Renewable Product Group, Macquarie’s estimate of the aggregate sales volume of such Renewable Product sold by Macquarie during such day to Company. “Daily SOFR” means, on any day, overnight SOFR on the day that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any such day such rate has not been published by the Term SOFR Administrator, then Daily SOFR will be overnight SOFR as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such rate was published by the Term SOFR Administrator. “Default” means any event that, with notice or the passage of time, would constitute an Event of Default. “Default Interest Rate” means the lesser of (i) Daily SOFR plus four and three-quarters percent (4.75%) per annum and (ii) the maximum rate of interest permitted by Applicable Law. “Defaulting Party” has the meaning specified in Section 19.2(a). “Deferred Payment Amount” means the sum of (i) Company Permitted Feedstock Inventory Value (of Company Permitted Feedstock Inventory up to the total maximum inventory levels set forth in Schedule D) calculated daily, multiplied by 0.80, plus (ii) Company Renewable

11 13585990v13 Product Inventory Value (of Company Renewable Product Inventory up to the total maximum inventory levels set forth in Schedule D) calculated daily, multiplied by 0.90, plus (iii) any additional deferred amount (if any) extended by Macquarie to Company, in writing, under this Agreement, at Macquarie’s sole and absolute discretion. “Deferred Payment Amount Fee” has the meaning specified in the Fees and Adjustments Letter. “Definitive Effective Date Value” has the meaning specified in the Inventory Sales Agreement. “Definitive Effective Date Volume” has the meaning specified in the Inventory Sales Agreement. “Delivery Date” means any day that deliveries are made of Permitted Feedstock or Renewable Products. “Delivery Month” means, with respect to Permitted Feedstock, the calendar month in which Permitted Feedstock is to be delivered into one or more Included Permitted Feedstock Storage Tanks or a Specified Company Location and, with respect to Renewable Products, the month in which Renewable Product is to be delivered into an Included Renewable Product Location or a Specified Company Location. “Derivative Transaction” means any obligation in respect of any transaction in the nature of a transaction as described in (a)(i) and (ii), (b) and (c) of the definition of Specified Transaction. “Designated Affiliate” means, in the case of Macquarie, Macquarie Bank Limited, a company organized under the laws of Australia, and Macquarie Energy Canada Ltd., and, in the case of the Company, the Parent and any Subsidiary of the Company. “Differential” means, for each Current Month Pricing Benchmark, the amount added to or subtracted from the applicable pricing index, formula or benchmark set forth on Schedule B to determine such Current Month Pricing Benchmark. The Differentials applicable during the Term, shall be as set forth on Schedule B and as may be adjusted from time to time pursuant to Section 7.4. “Differential Adjustment Month” means each calendar month. “Disposed Quantity” has the meaning specified in Section 9.4(a). “Disposition Amount” has the meaning specified in Section 9.4(a). “Effective Date” has the meaning specified in the introductory paragraph of this Agreement. “Effective Date Purchase Value” means, with respect to the Definitive Effective Date Volume, initially the Estimated Effective Date Value until the Definitive Effective Date Value has been determined and thereafter the Definitive Effective Date Value.

12 13585990v13 “Eligible Renewables Inventory” means, as of any day, the Renewables owned by the Company and held for sale or that consists of raw materials and that are subject to a valid, first priority perfected Lien and security interest in favor of Macquarie, including, without limitation, at any time and with respect to any such Renewables, the aggregate volume of such Renewables constituting linefill; provided that, unless Macquarie shall otherwise elect in its reasonable discretion, Eligible Renewables Inventory shall not include any Renewable: (a) that is held on consignment or not otherwise owned by the Company; (b) that is unmerchantable or damaged Renewable Product or constitutes Renewable Product that is permanently off-spec or that does not meet either the Renewable Fuel Standard or the Low Carbon Fuel Standard, including as relates to and as applicable to the relevant Environmental Attribute; (c) that is subject to any other Lien whatsoever (other than Permitted S&O Liens); (d) that consists solely of chemicals (other than commodity chemicals maintained in bulk), samples, prototypes, supplies, or packing and shipping materials; (e) that has been sold to a customer of the Company; (f) that is not located at a Specified Company Location; (g) that is not currently either usable or salable, at market price, in the normal course of the Company’s business or that has no commercial value; (h) that consists of industrial waste; or (i) that is not identified on Schedule A, unless otherwise mutually agreed by the Parties; provided that, in no event shall any Related Hedges or the marked-to-market value thereof be considered in determining any Eligible Renewables Inventory. “Ending Company Permitted Feedstock Inventory” has the meaning specified in Section 9.2(a). “Ending Company Renewable Product Inventory” has the meaning specified in Section 9.2(a). “Ending In-Tank Permitted Feedstock Inventory” has the meaning specified in Section 9.2(a). “Ending In-Tank Renewable Product Inventory” has the meaning specified in Section 9.2(a).

13 13585990v13 “Environmental Attribute Value Capital Fee” has the meaning specified in and shall be calculated in accordance with the Fees and Adjustments Letter. “Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of industrial waste or hazardous substances or materials. “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. “EST” means the prevailing time in the Eastern time zone of the United States of America. “Estimated Effective Date Value” has the meaning specified in the Inventory Sales Agreement. “Estimated Termination Amount” has the meaning specified in Section 20.2(b). “Estimated Yield” has the meaning specified in Section 8.3(a). “Event of Default” means an occurrence and continuation of any one or more of the events or circumstances described in Section 19.1. “Excess Inventory Level” has the meaning specified in Section 7.9. “Excess Quantity” has the meaning specified in Section 7.10(a). “Exchange Act” means the Securities Exchange Act of 1934. “Existing Financing Agreements” means the Financing Agreements listed on Schedule L. “Expiration Date” has the meaning specified in Section 3.1. “Facilities Operator Affiliates” means any Affiliate of Company that operates any Refinery Facilities, including, for avoidance of doubt, Calumet Montana pursuant to the Montana Renewables Services Agreement or such other agreements.

14 13585990v13 “FATCA” mean Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement. “Fed Funds Rate” means the rate set forth in H.15(519) or in H.15 Daily Update for the most recently preceding Business Day under the caption “Federal funds (effective)”; provided that if no such rate is so published for any of the immediately preceding three (3) Business Days, then such rate shall be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged by each of three leading brokers of U.S. dollar Federal funds transactions prior to 9:00 a.m., EST, on that day, which brokers shall be selected by Macquarie in a commercially reasonable manner. For purposes hereof, “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/, or any successor site or publication and “H.15 Daily Update” means the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/, or any successor site or publication. “Fees and Adjustments Letter” means that certain letter from Macquarie to the Company, executed on or before the Effective Date and as from time to time thereafter amended, restated, supplemented or otherwise modified from time to time, which identifies itself as the “Fees and Adjustments Letter” for purposes hereof, and pursuant to which the Parties have set forth the amounts for and other terms relating to certain fees payable hereunder and other amounts determined for purposes hereof. “Financing Agreement” means any credit agreement, term loan, sale-leaseback, indenture or other financing agreement (including, without limitation, the Stonebriar Sale and Leaseback Agreements, the Wells Fargo Credit Agreement and the other Credit Agreement Documents) and any and all other loan and/or transaction documents and agreements related to any of the foregoing under which the Company may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit), and any replacements or refinancings of any of the foregoing, in each case, in excess of $10,000,000, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, but only if the covenants thereunder limit or otherwise apply to any of the business, assets or operations of the Company and/or any of its Restricted Subsidiaries. “Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of the Company or Macquarie); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities

15 13585990v13 (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. Solely for purposes of this definition, the failure of any Third Party Supplier to deliver Permitted Feedstock pursuant to any Macquarie Permitted Feedstock Procurement Contract, whether as a result of Force Majeure as defined above, “force majeure” as defined in such Macquarie Permitted Feedstock Procurement Contract, breach of contract by such Third Party Supplier or any other reason, shall constitute an event of Force Majeure for Macquarie under this Agreement with respect to the quantity of Permitted Feedstock subject to that Macquarie Permitted Feedstock Procurement Contract. “GAAP” means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time. “Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor. “Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law. “Identified Facilities” has the meaning specified in Section 14.4(a). “Included Locations” means, collectively, the Included Permitted Feedstock Locations and the Included Renewable Product Locations, and for purposes of this definition: (1) “Included Permitted Feedstock Locations” means, collectively, the Included Permitted Feedstock Storage Tanks and the Included Permitted Feedstock Pipelines, and for purposes of this definition: (a) “Included Permitted Feedstock Storage Tanks” means any of the tanks at the Refinery listed on Schedule E that store Permitted Feedstock, including, as applicable, any related facilities or pipelines owned or leased by the Company and used in connection with such tanks. (b) “Included Permitted Feedstock Pipelines” means the Permitted Feedstock pipelines or sections thereof owned or leased by the Company or by a third party

16 13585990v13 that is listed on Schedule U, as such schedule may from time to time be amended by the Parties. (2) “Included Renewable Product Locations” means, collectively, the Included Renewable Product Tanks and the Included Renewable Product Pipelines, and for purposes of this definition: (a) “Included Renewable Product Tanks” means the Renewable Product storage tanks owned or leased and operated by the Company or by third parties as further identified and described on Schedule E, including, as applicable with respect to the inventory report provided by any such third party, any related facilities or pipelines used in connection with such tanks. (b) “Included Renewable Product Pipelines” means the Renewable Product pipelines or sections thereof owned or leased by the Company or by a third party that is listed on Schedule U, as such schedule may from time to time be amended by the Parties. “Included Renewable Product Purchase Transaction” means an agreement entered into by Macquarie at the request of the Company under Section 2.3 of the Marketing and Sales Agreement, pursuant to which Macquarie purchases a quantity of Renewable Products from a Renewable Product Supplier. “Included Sales Transaction” has the meaning specified in the Marketing and Sales Agreement. “Included Tanks” means the Included Permitted Feedstock Storage Tanks and Included Renewable Product Tanks, as more particularly described on Schedule E. “Independent Amount” has the meaning assigned to such term in the Fees and Adjustments Letter. “Independent Inspection Company” has the meaning specified in Section 12.3. “Index Permitted Feedstock Sale Value” means (i) the sum of the aggregate quantity of Barrels of Permitted Feedstock sold during such period under Counterparty Permitted Feedstock Sales with third parties, multiplied by (ii) the Current Month Pricing Benchmark for Permitted Feedstock during that period. “Index Renewable Product Purchase Value” means, for any Renewable Product Group and relevant period, the product of (i) the sum of the aggregate quantity of Barrels of such Renewable Product Group purchased during such period under Included Renewable Product Purchase Transactions, multiplied by (ii) the Current Month Pricing Benchmark for that Renewable Product Group and period. “Index Renewable Product Sale Value” means, for any Renewable Product Group and relevant period, the product of (i) the sum of the aggregate quantity of Barrels of such Renewable

17 13585990v13 Product Group sold during such period under Included Sales Transactions, multiplied by (ii) the Current Month Pricing Benchmark for that Renewable Product Group and period. “Index Third Party Permitted Feedstock Sale Value” means (i) the sum of the aggregate quantity of Barrels of Permitted Feedstock sold during such period to third parties at the Permitted Feedstock Delivery Point at the direction of the Company, multiplied by (ii) the Current Month Pricing Benchmark for Permitted Feedstock during that period. “Initial Estimated Yield” has the meaning specified in Section 2.3(b)(iv). “Initial Independent Amount” has the meaning assigned to such term in the Fees and Adjustments Letter. “Insolvency or Liquidation Proceeding” means: (1) any case commenced by or against any Person under any Bankruptcy Law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Person, any receivership or assignment for the benefit of all or substantially all creditors relating to any Person or any similar case or proceeding relative to any Person or all or substantially all of its creditors, as such, in each case whether or not voluntary; or (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Person, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, except for any liquidation or dissolution permitted under the Transaction Documents. “Interim Payment” means a net payable amount determined by netting all of the Macquarie Interim Payment, Company Interim Procurement Contract Permitted Feedstock Payment, Company Interim Tank Permitted Feedstock Payments, Company Interim Renewable Product Payment, and the Daily Environmental Attribute Pricing Adjustment. “Inventory” has the meaning assigned to such term in the Uniform Commercial Code of the State of New York as in effect from time to time. “Inventory Capital Fee” has the meaning assigned to such term in the Fees and Adjustments Letter. “Inventory Report” has the meaning as specified in Section 11.1(a). “Inventory Sales Agreement” means the purchase and sale agreement, in form and in substance mutually agreeable to the Parties, dated as of the Effective Date, pursuant to which the Company is selling and transferring to Macquarie the Definitive Effective Date Volume then owned by the Company for the Effective Date Purchase Value related thereto, free and clear of all liens, claims and encumbrances of any kind, other than Permitted S&O Liens. “Latest Commencement Date” has the meaning specified in Section 2.3(a).

18 13585990v13 “Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law. “Lien Documents” means the Pledge and Security Agreement and any other instruments, documents and agreements delivered by or on behalf of the Company and its Subsidiaries in order to grant to and perfect in favor of Macquarie a security interest in and lien on the Renewables Credit Support and the other Credit Support, respectively, as security for the obligations of the Company pursuant to this Agreement and the other Transaction Documents. “Liens” has the meaning specified in Section 18.3(f)(ii). “Liquidated Amount” has the meaning specified in Section 19.2(f). “Liquidity” means, at any time, the total of (a) Unrestricted Cash maintained by the Company plus (b) amounts available for drawing under the Wells Fargo Credit Facility or other revolving lines of credit available from time to time. “Macquarie” has the meaning specified in the introductory paragraph of this Agreement. “Macquarie Delivery Point” means the point of delivery agreed to by the Parties for Macquarie Procurement Barrels in the U.S., including the Included Permitted Feedstock Storage Tanks. “Macquarie Early Termination Notice Date” has the meaning specified in Section 3.2(a). “Macquarie Interim Payment” has the meaning specified in Section 10.1(a). “Macquarie’s Inspector” means any Person selected by Macquarie in a commercially reasonable manner that is acting as an agent for Macquarie or that (1) is a licensed Person who performs sampling, quality analysis and quantity determination of the Permitted Feedstock and Renewable Products purchased and sold hereunder, (2) is not an Affiliate of any Party and (3) in the reasonable judgment of Macquarie, is qualified and reputed to perform its services in accordance with Applicable Law and industry practice, to perform any and all inspections required by Macquarie. “Macquarie Permitted Feedstock Procurement Contract” means a procurement contract, on industry customary terms and conditions and otherwise reasonably satisfactory to Macquarie and the Company, entered into by Macquarie or Macquarie Energy Canada Ltd., as applicable, and a Permitted Supplier from time to time at the request of Company under this Agreement for the purchase of Permitted Feedstock within the U.S. or Canada, as applicable, to be sold and delivered to the Company at the Macquarie Delivery Point, all as more particularly described on Schedule P, as such schedule is amended and supplemented from time to time by mutual agreement of the Parties.

19 13585990v13 “Macquarie Procurement Barrels” means barrels of Permitted Feedstock purchased by Macquarie under a Macquarie Permitted Feedstock Procurement Contract. “Macquarie Procurement Barrels Price” means with respect to the Macquarie Procurement Barrels purchased under any Macquarie Permitted Feedstock Procurement Contract, a pricing index, formula or benchmark, plus or minus a differential, that is mutually agreeable to the Parties. “Macquarie’s Policies and Procedures” has the meaning specified in Section 14.4(a). “Macquarie’s Property” has the meaning specified in Section 18.3(f)(ii). “Marketing and Sales Agreement” means the marketing and sales agreement, dated as of the Effective Date, between the Company and Macquarie pursuant to which the Renewable Product purchased by Macquarie hereunder shall from time to time be marketed and sold by the Company for Macquarie’s account or otherwise, as amended, supplemented, restated or otherwise modified from time to time. “Master Agreement” means the Master Permitted Feedstock and Renewable Products Purchase and Sale Agreement, dated as of the Effective Date, between the Company and Macquarie. “Master Agreement Termination Event” means, with respect to a party, any “Event of Default” under the Master Agreement with respect to such party or otherwise any breach or violation of any term or condition of the Master Agreement after giving effect to any applicable notice requirement or grace period. “Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company, the Parent or any other Subsidiary of Parent to perform its obligations under any of the Transaction Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company, the Parent or any other Subsidiary of the Parent of any Transaction Document to which it is a party. “Measured Permitted Feedstock Quantity” means, for any Delivery Date, the total quantity of Permitted Feedstock that, during such Delivery Date, was withdrawn and lifted by and delivered to the Company at the Permitted Feedstock Delivery Point, as evidenced by either (i) meter readings and meter tickets for that Delivery Date or (ii) tank gaugings conducted at the beginning and end of such Delivery Date. “Measured Renewable Product Quantity” means, for any Delivery Date, the total quantity of a particular Renewable Product that, during such Delivery Date, was delivered by the Company to Macquarie at the Renewable Product Intake Point, as evidenced by either (i) meter readings and meter tickets for that Delivery Date or (ii) tank gaugings conducted at the beginning and end of such Delivery Date. “Montana Renewables Lease” has the meaning set forth in the recitals of this Agreement.

20 13585990v13 “Montana Renewables Services Agreement” has the meaning set forth in the recitals of this Agreement. “Monthly Intermediation Fee” has the meaning specified in the Fees and Adjustments Letter. “Monthly Permitted Feedstock Forecast” has the meaning specified in Section 5.1(b). “Monthly Permitted Feedstock Sale Adjustment” has the meaning specified in Section 6.7. “Monthly Permitted Feedstock Cover Costs” has the meaning specified in Section 7.7(b). “Monthly Renewable Product Cover Costs” has the meaning specified in Section 7.7(b). “Monthly Renewable Product Estimate” has the meaning specified in Section 8.3(b). “Monthly Renewable Product Purchase Adjustment” has the meaning specified in Section 8.11(b). “Monthly Renewable Product Sale Adjustment” has the meaning specified in Section 8.11(a). “Monthly Services Fee” has the meaning assigned to such term in the Fees and Adjustments Letter. “Monthly Third Party Permitted Feedstock Sale Adjustment” has the meaning specified in Section 6.8. “Monthly True-Up Amount” has the meaning specified in Schedule C-2. “Net Storage Volume” means, with respect to any measurement of volume, the total liquid volume, excluding sediment and water, corrected for the observed temperature to 60° F. “Nomination Cutoff Date” means, with respect to any Macquarie Permitted Feedstock Procurement Contract, the date and time (if any) by which Macquarie is required to provide its nominations to the Third Party Supplier thereunder for the next delivery for which nominations are then due or can then be made. “Non-Affected Party” has the meaning specified in Section 17.1. “Non-Defaulting Party” has the meaning specified in Section 19.2(a). “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury. “Operational Volume Range” means the range of operational volumes for any given set of associated Included Permitted Feedstock Storage Tanks for each type of Permitted Feedstock and for any given set of associated Included Renewable Product Locations for each group of

21 13585990v13 Renewable Products, between the minimum volume and the maximum volume, as set forth on Schedule D. “Other Barrels” means Refinery Procured Permitted Feedstock Barrels, other than Macquarie Procurement Barrels. “Parent” means Montana Renewables Holdings LLC, a limited partnership organized under the laws of the State of Delaware. “Party” or “Parties” has the meaning specified in the preamble to this Agreement. “Patriot Act” means The USA Patriot Act. “Permitted Feedstock” means one or more renewable biomass feedstocks used for the production of Renewable Fuels, as set forth on Schedule P, as such schedule is amended and supplemented from time to time by mutual agreement of the Parties, but excluding for all purposes any and all industrial waste and any feedstocks that are non-merchantable, have no commercial value or do not otherwise meet either the Renewable Fuel Standard or the Low Carbon Fuel Standard, including as relates to and as applicable to the relevant Environmental Attribute. “Permitted Feedstock Delivery Point” means the outlet flange of the Included Permitted Feedstock Storage Tanks. “Permitted Feedstock Hedges” has the meaning specified in Schedule C-1. “Permitted Feedstock Intake Point” means the inlet flange of the Included Permitted Feedstock Storage Tanks. “Permitted Feedstock or Renewable Product Differential” means any Differential applicable to a Current Month Pricing Benchmark as shall be set forth on Schedule B and as may be adjusted from time to time pursuant to Section 7.4. “Permitted Feedstock Sales Fee” means, for any month, the number of Barrels sold by Macquarie in connection with any Counterparty Permitted Feedstock Sale multiplied by the Permitted Feedstock Sales Fee Rate for such Counterparty Permitted Feedstock Sale. “Permitted Feedstock Sales Fee Rate” means, with respect to any Counterparty Permitted Feedstock Sale under which Macquarie is seller, the fee per Barrel agreed to by Macquarie and the Company in connection with such Counterparty Permitted Feedstock Sale that shall be due from the Company to Macquarie with respect to each Barrel sold thereunder. “Permitted Intermediated Feedstock Inventory Valuation Adjustment” has the meaning specified in the Fees and Adjustments Letter. “Permitted Purchaser” has the meaning specified in Section 33.1. “Permitted S&O Liens” means: (a) Liens created in favor of Macquarie under the Lien Documents, (b) Liens for taxes, assessments, judgments, governmental charges or levies, or claims

22 13585990v13 not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been made; (c) Liens of mechanics, laborers, non-commodity suppliers, workers, materialmen, and other similar liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor (but not including any such Liens in favor of the Company or any of its Affiliates); (d) except to the extent released in any “bailee letter” or such similar documents, Liens securing rental, storage, throughput, transportation, handling or other similar fees or charges owing from time to time to carriers, bailees, transporters or warehousemen, solely to the extent of such fees or charges (but not including any such Liens in favor of the Company or any of its Affiliates); and (e) Liens (1) incurred in the ordinary course of business (a) except to the extent released in any “bailee letter” or such similar documents, in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens arise by operation of law in favor of the seller or shipper of such goods or assets, which attach to such goods or assets and cease to be in effect upon payment in full of the purchase price for or for shipping of such goods or assets, and (b) to the extent available under Applicable Law, arising upon the purchase of oil or gas from the first producer thereof, which attach to such goods and cease to be in effect upon payment in full of the purchase price for such goods and (2) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods. “Permitted Suppliers” means (a) any supplier of Permitted Feedstock approved by Macquarie and set forth on Schedule P, as such schedule is amended and supplemented from time to time by mutual agreement of the Parties, and (b) any other Permitted Feedstock vendor with whom Macquarie or Macquarie Energy Canada Ltd., as applicable, has an effective Macquarie Permitted Feedstock Procurement Contract pursuant to Article 5. “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity. “Pledge and Security Agreement” means individually and collectively (a) the Pledge and Security Agreement (Feedstock and Products) and (b) the Pledge and Security Agreement (RINs). “Pledge and Security Agreement (Feedstock and Products)” means that certain Pledge and Security Agreement (Feedstock and Products) by and between the Company and Macquarie, dated as of the Effective Date, regarding Renewables as further described therein, as may be amended, restated, supplemented or modified from time to time. “Pledge and Security Agreement (RINs)” means that certain Pledge and Security Agreement (RINs) by and between the Company and Macquarie, dated as of the Commencement Date, regarding certain Environmental Attributes as further described therein, as may be amended, restated, supplemented or modified from time to time. “Pricing Group” means any of the Renewable Product Groups listed as a pricing group on Schedule B.

23 13585990v13 “Procurement Contract” means any Macquarie Permitted Feedstock Procurement Contract or Refinery Permitted Feedstock Procurement Contract or such other contract to the extent the Parties mutually deem such contract to be a Procurement Contract for purposes hereof. “Projection Week” means Monday through Sunday. “Projected Monthly Run Volume” has the meaning specified in Section 7.2(a). “Qualifying Owners” means, in the case of the Company, the Parent, as the direct owner of the Equity Interests of the Company, and Calumet Specialty Products Partners, L.P., which Beneficially Owns the Equity Interests of the Company, in each case, as of the Effective Date. “Refinery” means that certain refinery and related facilities located or to be located at 1807 3rd Street NW, Great Falls, Montana 59404 owned or leased and operated by the Company consisting of a converted existing oversized Mild Hydrocracker (MHC) into a renewable diesel unit (RDU), the related West rail rack, a hydrogen plant, sour water stripper, certain storage tanks, including the Included Tanks listed on Schedule E from time to time, processing units, internal pipe systems and loading racks, all as further described on Schedule 1 attached hereto. “Refinery Facilities” means (i) all the facilities located at the Refinery, and (ii) any associated or adjacent facility used by the Company or any Facilities Operator Affiliates to carry out the terms of this Agreement, excluding Included Permitted Feedstock Storage Tanks and Included Renewable Product Tanks. “Refinery Permitted Feedstock Procurement Contract” means a procurement contract entered into by the Company with any Third Party Supplier for the purchase by the Company of Permitted Feedstock, which Permitted Feedstock is to be resold by the Company to Macquarie at the time such Permitted Feedstock passes any Permitted Feedstock Intake Point. “Refinery Procured Permitted Feedstock Barrels” means barrels of Permitted Feedstock sold by the Company to Macquarie at any Permitted Feedstock Intake Point. “Refinery Procured Renewable Product Barrels” has the meaning specified in Section 8.1(c). “Refinery Renewable Product Contract” means a procurement contract entered into by the Company for the purchase by the Company of Renewable Product, which Renewable Product is to be resold by the Company to Macquarie at the time such Renewable Product passes the Renewable Product Intake Point. “Refinery Renewable Product Storage Tanks” means the Included Renewable Product Tanks that are owned by the Company or its Affiliates, located adjacent to the Refinery, and used for the storage of Renewable Products, as identified on Schedule E. “Regulatory Event” has the meaning specified in Section 9.6. “Related Hedges” means any transactions from time to time entered into by Macquarie with third parties unrelated to Macquarie or its Affiliates to hedge Macquarie’s exposure resulting

24 13585990v13 from this Agreement or any other Transaction Document and Macquarie’s rights and obligations hereunder or thereunder. “Renewable Diesel Conversion” has the meaning set forth in the recitals of this Agreement. “Renewable Diesel Project” has the meaning set forth in the recitals of this Agreement. “Renewable Product Delivery Point” means, with respect to any delivery of Renewable Product from an Included Location, the outlet flange of the Included Renewable Product Tank or Included Renewable Product Pipeline at such Included Renewable Product Location, as applicable. “Renewable Product Group” means Permitted Feedstock or a group of Renewable Products as specified on Schedule A. “Renewable Product Intake Point” means (i) in the case of the Refinery Renewable Product Storage Tanks, the inlet flange of the Refinery Renewable Product Storage Tanks and (ii) in the case of any Included Renewable Product Location other than the Refinery Renewable Product Storage Tanks, the inlet flange of the Included Renewable Product Tanks at such Included Renewable Product Location. “Renewable Product Linefill” means, at any time and for any grade of Renewable Product, the aggregate volume of linefill of that Renewable Product on the Included Renewable Product Pipelines for which Macquarie is treated as the exclusive owner by the Included Renewable Product Pipelines; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Renewable Product Pipelines. “Renewable Product Sales Fee” has the meaning specified in the Marketing and Sales Agreement. “Renewable Product Supplier” means, generally, a third-party seller of Renewable Products and is more fully defined in the Marketing and Sales Agreement. “Renewables” means Permitted Feedstock, Renewable Product and other blendstocks (including, for the avoidance of doubt, additives) and finished and unfinished Renewable Product and Renewable Fuels. “Renewables Credit Support” means, as of any time, all Inventory constituting or consisting of Renewables and other goods used in the production of Renewable Product, including blendstocks and additives, then owned or at any time hereafter acquired by the Company that is located at a Specified Company Location or at an Included Location or, to the extent applicable, in transit to any such location. “Required Storage and Transportation Arrangements” means such designations and other binding contractual arrangements hereafter entered into, in form and substance reasonably satisfactory to Macquarie, pursuant to which the Company (or its Affiliates) hereafter shall provide Macquarie with the Company’s (or its Affiliates’) full right to use the third party Included Renewable Product Pipelines and third party Included Renewable Product Tanks, pursuant to the

25 13585990v13 terms and conditions of the Base Agreements or such other agreements creating the Company’s rights in and to such facilities and the rights of existing third parties. “Revised Estimated Yield” has the meaning specified in Section 8.3(a). “Sale Agreement” has the meaning set forth in the recitals of this Agreement. “SEC” means the U.S. Securities and Exchange Commission. “Settlement Amount” has the meaning specified in Section 19.2(b). “Shipment Notification” has the meaning specified in Section 5.3(a). “Side Letter” means that certain letter agreement dated as of May 10, 2022 among Macquarie, Calumet Montana and the other parties thereto regarding, among other things, the intermediation of Permitted Feedstock. “SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator. “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate). “Sourcing Transaction” has the meaning specified in Section 18.2(i). “Specified Company Location” means the storage tanks, pipelines, rails and trucks identified on Schedule 1.1(A) hereto as “company locations” and further identified as either (i) a Company Owned Location or (ii) a Third Party Location. “Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of a repurchase transaction, money borrowed or raised, any finance lease, redeemable preference share, letter of credit, futures contract, guarantee, indemnity, or any Derivative Transaction. “Specified Termination Amount” has the meaning assigned to such term in the Fees and Adjustments Letter. “Specified Termination Date” has the meaning specified in Section 3.3(a). “Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Macquarie (or any of its Designated Affiliates) and the Company (or any of its Designated Affiliates other than a Qualified Owner) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap,

26 13585990v13 credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions, (c) any other transaction identified as a Specified Transaction in this agreement or the relevant confirmation, and (d) any transaction now existing or hereafter entered into between (x) Macquarie and a Permitted Supplier and/or (y) Macquarie Energy Canada Ltd. and a Permitted Supplier, in each case, for the benefit of the Company and governed by any applicable Macquarie Permitted Feedstock Procurement Contract. “Sponsor” means Calumet Specialty Products Partners, L.P. “Step-Out Inventory Sales Agreement” means the purchase and sale agreement, in the form provided on Schedule R, to be dated as of the Termination Date, if elected by Macquarie, pursuant to which the Company shall buy Permitted Feedstock and Renewable Products from Macquarie subject to the provisions of this Agreement and any other terms agreed to by the Parties thereto. “Stonebriar” has the meaning set forth in the recitals of this Agreement. “Stonebriar Letter Agreement” means that certain letter agreement dated as of the Effective Date among Macquarie, the Company and Stonebriar, regarding certain agreements with respect to the Refinery and the Included Tanks and the operations thereof, as more fully described therein, as amended, restated, supplemented or otherwise modified from time to time. “Stonebriar Sale and Leaseback Agreements” means that certain (a) Interim Funding Agreement (Master Lease Agreement) regarding the pre-treatment unit, dated as of August 5, 2022, (b) Interim Funding Agreement (Master Lease Agreement) regarding the hydrogen plant, dated as of December 31, 2021, as amended by that certain Amendment, dated as of August 5, 2022, (c) Equipment Schedule No. 2 dated as of August 5, 2022 regarding the design and construction of a renewable diesel unit and (d) Master Lease Agreement, dated as of December 31, 2021, each between Stonebriar, as lessor, and the Company, as lessee, pursuant to which, collectively, the Company is either (i) selling and will continue to sell to Stonebriar and lease back from Stonebriar, or (ii) granting Liens over to secure advances, certain assets substantially constituting the Refinery, for an aggregate purchase price and/or loans of up to and not to exceed $400,000,000, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time. “Storage Facilities Agreement” means the storage facilities agreement, in form and substance mutually agreeable to the Parties, to be dated as of the Effective Date, between the Company and Macquarie, pursuant to which the Company has granted to Macquarie the exclusive right to use the Included Permitted Feedstock Storage Tanks for the storage of Permitted Feedstock

27 13585990v13 and Included Renewable Product Tanks for the storage of Renewable Products (to the extent that such exclusive right can be granted) in connection with this Agreement. “Subsidiaries” means, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. “Tank Maintenance” has the meaning specified in Section 9.5(c). “Target Month-End Permitted Feedstock Volume” means the Target Month-End Permitted Feedstock Inventory Volume and Target Month-End Specified Company Locations Permitted Feedstock Volume, collectively, and for purposes of this definition: (1) “Target Month-End Permitted Feedstock Inventory Volume” means the commercially reasonably projected volume for Permitted Feedstock in the Included Permitted Feedstock Storage Tanks at the end of the Delivery Month set forth in a report provided monthly by the Company in a form acceptable to Macquarie, and reconciling to Permitted Feedstock purchases, run rates and sales for the applicable period. (2) “Target Month-End Specified Company Locations Permitted Feedstock Volume” means the commercially reasonably projected volume for Permitted Feedstock in the Specified Company Locations at the end of the Delivery Month set forth in a report provided monthly by the Company in a form acceptable to Macquarie, and reconciling to Permitted Feedstock purchases, run rates and sales for the applicable period. “Target Month-End Renewable Product Volume” means the Target Month-End Renewable Product Inventory Volume and Target Month-End Specified Company Locations Renewable Product Volume, collectively, and for purposes of this definition: (1) “Target Month-End Renewable Product Inventory Volume” means the commercially reasonably projected volume for Renewable Product in the Included Renewable Product Locations at the end of the Delivery Month set forth in a report provided monthly by the Company in a form acceptable to Macquarie, and reconciling to Renewable Product purchases, run rates and sales for the applicable period. (2) “Target Month-End Specified Company Locations Renewable Product Volume” means the commercially reasonably projected volume for Renewable Product in the Specified Company Locations at the end of the Delivery Month set forth in a report provided monthly by the Company in a form acceptable to Macquarie, and reconciling to Renewable Product purchases, run rates and sales for the applicable period.

28 13585990v13 “Tax” or “Taxes” has the meaning specified in Section 15.1(a). “Term” has the meaning specified in Section 3.1. “Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Daily SOFR Reference Rate). “Termination Amount” means, without duplication, the total net amount owed by one Party to the other Party upon termination of this Agreement under Section 20.2(a). “Termination Date” has the meaning specified in Section 20.1. “Termination Date Permitted Feedstock Volumes” has the meaning specified in Section 20.1(d). “Termination Date Renewable Product Volumes” has the meaning specified in Section 20.1(d). “Termination Date Volumes” has the meaning specified in Section 20.1(d). “Termination Reconciliation Statement” has the meaning specified in Section 20.2(c). “Third Party Location” means a Specified Company Location that is not a Company Owned Location and that is owned and operated by a third party. “Third Party Supplier” means any seller of Permitted Feedstock under a Procurement Contract (other than the Company or any Affiliate of the Company), but, in the case of any Macquarie Permitted Feedstock Procurement Contract, limited solely to Permitted Suppliers. “Transaction Costs” has the meaning in Schedule C-2. “Transaction Document” means any of this Agreement, the Marketing and Sales Agreement, Inventory Sales Agreement, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Fees and Adjustments Letter, the Lien Documents, any Creditor Acknowledgments, the Master Agreement, any Bailee Letter, and any other agreement or instrument contemplated hereby or executed in connection herewith, including any guarantees or other credit support documents as may be from time to time provided by the Company and/or its Subsidiaries. “Transaction Obligations” means all obligations due and owing or that may become due and owing and any and all performance obligations, including in respect of covenants and obligations to be performed pursuant to this Agreement and all other Transaction Documents, in each case, from time to time by the Company and any of its Subsidiaries, including, without limitation, Designated Affiliates, to Macquarie or any of its Affiliates, including, without limitation, Designated Affiliates, pursuant to this Agreement or any other Transaction Document and all outstanding transactions hereunder and thereunder, and shall further include, without limitation, (a) all principal, premium, if any, reimbursement obligations, interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding,

29 13585990v13 accrue) in accordance with the relevant Transaction Document, (b) all fees, costs, expenses, indemnifications, damages, guarantees, and charges and other liabilities or amounts incurred in connection with any of the Transaction Documents and provided for thereunder, and (c) all of the Company’s aggregate obligations under Transactions entered into under and in respect of the Master Agreement and/or any Macquarie Permitted Feedstock Procurement Contract, in each foregoing case, whether before or after commencement of an Insolvency or Liquidation Proceeding and irrespective of whether any claim for such interest, fees, costs, expenses, indemnifications, damages, guarantees, charges or other liabilities or amounts is allowed as a claim in such Insolvency or Liquidation Proceeding. “Transactions” means one or more transactions entered into under and governed by the Master Agreement and/or any Macquarie Permitted Feedstock Procurement Contract pursuant to one or more confirmations thereunder from time to time. “U.S.” means the United States of America. “U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York. “Unrestricted Cash” means cash and Cash Equivalents (as defined in the Wells Fargo Credit Agreement in effect on the Effective Date) of the Company that would not appear as “restricted” on a consolidated balance sheet of the Company or Parent. “Volume Determination Procedures” means (a) in respect of determining the Net Storage Volume of Permitted Feedstock in the Included Permitted Feedstock Storage Tanks or Renewable Products in the Included Renewable Product Tanks, the Company’s ordinary daily and month - end procedures, which include manually gauging each Included Permitted Feedstock Storage Tank or Included Renewable Product Tank owned by Company on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of two inches; provided that if the automated reading cannot be calibrated to be within such tolerance, “Volume Determination Procedures” shall include the manual gauge reading in the Company’s calculation of month -end inventory; (b) in respect of determining the Net Storage Volume of Renewable Products in the Included Renewable Product Tanks owned by any third party, using the volumes reported on the most recently available daily reports or monthly statements in respect of such tanks; (c) in respect of the linefill in the Included Permitted Feedstock Pipelines, such pipelines shall be deemed full, except when Renewable Products owned by third parties are flowing through such pipelines, and (d) in respect to linefill or stored barrels in an Included Permitted Feedstock Pipelines owned by third parties, the most recently available daily storage reports or monthly statements indicating the amount of Permitted Feedstock in respect of such pipelines, adjusted for best available information for daily injections and receipts since the last storage report date.

30 13585990v13 “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person. “Weekly Permitted Feedstock Projection” has the meaning specified in Section 5.1(c). “Weekly Renewable Product Projection” has the meaning specified in Section 8.3(c). “Wells Fargo Credit Agreement” means that certain Credit Agreement dated as of the Effective Date by and among the Company, as borrower, Parent, Wells Fargo Bank, National Association, as administrative agent (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), the lenders party thereto from time to time and the other parties thereto from time to time, as subsequently amended, restated, supplemented or otherwise modified from time to time. 1.2 Definitions - Environmental Attributes. For purposes of this Agreement, including the foregoing recitals, the following terms with respect to Environmental Attributes shall have the meanings indicated below: “Applicable Program” means RFS, the LCFS or any other U.S., state or regional program pursuant to which Renewable Fuel Credits may be generated. “BTCs” means Biodiesel Blender’s Tax Credits. “Cap at Rack” means the estimated compliance costs associated with "cap and trade" regulations, as standardized and quoted on a daily basis in the West Coast Report published by OPIS. “CARB” means the California Air Resources Board or its successor. “EMTS” means the EPA Moderated Transaction System for RINs. “EMTS Account” means the EPA Moderated Transaction System Account for RINs. “Environmental Attributes” means any and all credits, benefits, emission reductions, offsets and allowances, howsoever entitled, attributable to the production, sale, combustion or other use of Renewable Products, or their displacement or reduction in the use of conventional energy generation, Greenhouse Gas emissions, pollutants or transportation fuel, heating oil or jet fuel, including, without limitation, (i) GHG Attributes and any and all avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants, (ii) any Renewable Fuel Credits or attributes, including, without limitation, RINs under the RFS, renewable energy certificates and credits under state low carbon fuel programs such as LCFS Credits, and (iii) BTCs. “Fuel Production Facility” has the meaning provided in the Low Carbon Fuel Standard.

31 13585990v13 “GHG Attribute” means (i) any certificates issued in relation to the Biomethane under a biofuel certification program; (ii) any avoided emissions of carbon dioxide (CO2), methane (CH4), and other Greenhouse Gases attributable to the destruction of methane or the Biomethane that have been determined by the United Nations Intergovernmental Panel on Climate Change to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere, including all offset credits or other benefits issued, generated or retired in respect of such avoided emissions and including Lifecycle Greenhouse Gas Emissions; and (iii) the reporting rights to the foregoing attributes. “Greenhouse Gas” means carbon dioxide (CO2), methane (CH4), nitrous oxide (N2O), hydroflourocarbons, perfluorocarbons, sulphur hexafluoride, or any other substance or combination of substances that may become regulated or designated as Greenhouse Gases under any federal, state or local law or regulation, or any emission reduction registry, trading system, or reporting or reduction program for Greenhouse Gas emission reductions that is established, certified, maintained, or recognized by any international, governmental (including U.N., U.S. federal, state, or local agencies), or non-governmental agency from time to time, in each case measured in increments of one metric tonne of carbon dioxide equivalent. “LCFS Account” means an account showing the LCFS Credits generated or transferred, purchased or acquired by Company, and as established with CARB or another governmental authority pursuant to the LCFS. “LCFS Credits” means credits generated and traded under the Low Carbon Fuel Standard, with each credit equal to one (1) metric tonne of carbon dioxide reduction as compared to the baseline CO2 emissions under the LCFS. “LCFS Pathway” means a CARB-approved fuel pathway pursuant to the LCFS as necessary for the creation and the receipt of LCFS Credits associated with the use of such Biogas (as applicable). “LCFS at Rack” means the cost of compliance with California Low Carbon Fuel Standard, as standardized and quoted on a daily basis in the West Coast Report published by OPIS. “Lifecycle Greenhouse Gas Emissions” means the aggregate quantity of Greenhouse Gas emissions (including direct emissions and significant indirect emissions from land use changes), as determined under an Applicable Program, related to the full fuel lifecycle, including all stages of fuel and feedstock production and distribution, from feedstock generation or extraction through the distribution and delivery and use of the finished fuel to the ultimate consumer, where the mass values for all Greenhouse Gases are adjusted to account for their relative global warming potential. “Low Carbon Fuel Standard” or “LCFS” means the regulations, orders, decrees and standards issued by CARB or other applicable governmental authority implementing or otherwise applicable to the Low Carbon Fuel Standard set forth in the California Code of Regulations at Title 17, §§ 95480 et seq., and each successor regulation, as may be subsequently amended, supplemented or restated from time to time. “Pathways” means the LCFS Pathway, the RFS Pathway and any other applicable pathway under an Applicable Program.

32 13585990v13 “Quality Assurance Plan” or “QAP” means the voluntary program provided by an independent third-party auditor to verify that the RINs generated by a renewable fuel producer or importer are valid and in compliance pursuant to § 40 C.F.R. 80.1469. “Q-RIN” means a RIN verified by a registered independent third-party auditor using a QAP that has been approved under 40 C.F.R. § 80.1469(c) following the audit process described in 40 C.F.R. § 80.1472. “Registration” means registration of the Renewable Diesel Project, parties, Renewable Fuels, or Pathways, as applicable, with the EPA, CARB and/or other governmental or certifying entity under an Applicable Program, as applicable, such that the Renewable Fuels produced from the Renewable Diesel Project becomes RIN-eligible and/or Fuel Credit-eligible, as applicable. “Renewable Fuel Credits” means RINs, LCFS Credits, BTCs and any other Environmental Attribute that can be produced, generated or otherwise attributed to the production, sale, delivery or use of the renewable Product under an Applicable Program. “Renewable Fuel Standard” or “RFS” means the Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and its implementing regulations, including, without limitation, 40 C.F.R. Part 80, Subpart M as amended, restated or supplemented to date. “Renewable Fuels” means (a) Renewable Fuels (as defined in the Renewable Fuel Standard), and (b) transportation fuels to which the Low Carbon Fuel Standard applies. “Renewable Identification Number(s)” or “RIN(s)” is a number generated to represent a volume of renewable fuel as set forth in Regulation of Fuels and Fuel Additives: Changes to Renewable Fuel Standard Program, 75 Fed. Reg. 16484 (March 26, 2010) (codified at 40 C.F.R. § 80.1425 (2011); 40 C.F.R. § 80.1426 (2012)), as amended from time to time. “Renewable Product” means any of the finished and unfinished Renewable Fuels that satisfy the applicable Renewable Fuel Standard or the Low Carbon Fuel Standard, including as relates to and as applicable to the relevant Environmental Attribute, and that are listed on Schedule A, as such schedule is amended and supplemented from time to time by mutual agreement of the Parties, but excluding for all purposes any products that are non-merchantable or have no commercial value. “RFS Pathway” means an EPA-approved renewable fuel pathway pursuant to the RFS for all Renewable Products supplied from the Renewable Diesel Project as necessary for the creation and the receipt of RINs associated with such Renewable Products. 1.3 Construction of Agreement. (a) Unless otherwise specified, reference to, and the definition of any document (including this Agreement together with all schedules thereto) shall be deemed a reference to such document as may be, amended, restated, amended and restated, supplemented, revised or otherwise modified from time to time.

33 13585990v13 (b) Unless otherwise specified, all references to an “Article,” “Section,” or Schedule” are to an Article or Section hereof or a Schedule attached hereto. (c) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement. (d) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import. (e) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively. (f) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned. (g) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns. (h) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender. (i) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time. (j) Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to actual Net Storage Volume, unless such volume has not been yet been determined, in which case, volume shall be an estimated net volume determined in accordance with the terms hereof. (k) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. (l) All references herein to “estimates” or “projections” are intended to be references to good faith statements with respect to future events, and are not to be construed as guarantees of future performance. (m) Unless otherwise expressly stated herein, all references to “Schedules” shall mean and include such Schedules as they may be amended, revised or updated from time to time, as evidenced by written agreement of the Parties evidencing such revision, amendment or update (it being acknowledged hereby that the foregoing does not require any Party hereto to revise, amend or update any such Schedule).

34 13585990v13 1.4 Conversion from Weight to Barrels. Any Permitted Feedstock that is procured and purchased by some measure of weight (i.e. by the pound (lb.) or by tonnage), will, unless otherwise noted, be measured, for purposes (such as for metering, gauging, tank and pipeline measurements and all inventory and production reporting) under this Agreement and the other Transaction Documents, by volume in Barrels. As such, the Parties will apply an average standard conversion factor of approximately 7.6 lbs. per gallon for all such Permitted Feedstock that is procured and delivered for use at the Refinery, all such weight-to-Barrels conversion calculations to be mutually agreed and confirmed by the Parties. 1.5 The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement. CONDITIONS TO EFFECTIVENESS AND COMMENCEMENT 2.1 Conditions to Obligations of Macquarie. The obligations of Macquarie contemplated by this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Effective Date (except where specifically provided otherwise below): (a) The Company shall have duly executed and delivered this Agreement and performed all terms and conditions hereof to be performed by the Company on or before the Effective Date; (b) The Inventory Sales Agreement shall have been duly executed by the Company and, pursuant thereto, the Company shall have agreed to transfer to Macquarie within one (1) Business Day of the Effective Date, all right, title and interest in and to the Definitive Effective Date Volume subject thereto, free and clear of all Liens, other than Permitted S&O Liens; (c) The Company shall have agreed to a form of the Step-Out Inventory Sales Agreement in form and in substance satisfactory to Macquarie; (d) The Company shall have duly executed and delivered the Storage Facilities Agreement in form and in substance satisfactory to Macquarie and provided Macquarie satisfactory documentation that it has secured, for the benefit of Macquarie, full, unencumbered storage and usage rights of the Included Permitted Feedstock Storage Tanks and Included Renewable Product Tanks; (e) The Company shall have duly executed and delivered the Marketing and Sales Agreement in form and in substance satisfactory to Macquarie; (f) The Company shall have delivered evidence satisfactory to Macquarie that demonstrates the Company’s ability to move, transfer and pump out all Renewables from the Included Locations in order to liquidate all Renewables that Macquarie has, or is to have, title to;

35 13585990v13 (g) Macquarie and the Company shall have confirmed to their satisfaction that, as of the Effective Date, (i) each Existing Financing Agreement or any related Creditor Acknowledgment contains provisions (including through amendments thereto and other ancillary documents such as lien releases, in each case in form and substance satisfactory to Macquarie) that confirm that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby do not and shall not conflict with or violate any terms and conditions of such Existing Financing Agreement and (ii) each Existing Financing Agreement is subject to a Creditor Acknowledgment, including the Acknowledgment Agreement and the Stonebriar Letter Agreement; (h) The Company shall have provided Macquarie with evidence, in a form reasonably satisfactory to Macquarie, that the Definitive Effective Date Volume shall be sold to Macquarie within one (1) Business Day of the Effective Date free and clear of any Liens, other than Permitted S&O Liens; (i) The Company shall have duly executed and delivered the Lien Documents (other than the Pledge and Security Agreement (RINs) and any UCC financing statements related thereto) granting and perfecting in favor of Macquarie the security interest and lien contemplated thereby and all actions necessary to perfect the Liens granted thereunder shall have been completed, including the filing of UCC financing statements; (j) The Company shall have duly executed and delivered the Fees and Adjustments Letter and performed all terms and conditions thereof to be performed by the Company on or before the Effective Date; (k) The Company shall have duly executed and delivered the Master Agreement in form and in substance satisfactory to Macquarie; (l) The Stonebriar Sale and Leaseback Agreements shall be in full force and effect and no Event of Default shall exist thereunder, and the Company shall have delivered executed copies of any amendments or supplements thereto since August 5, 2022; (m) The Company shall have delivered evidence satisfactory to Macquarie that the Montana Renewables Services Agreement is in full force and effect together with any and all amendments thereto; (n) That certain Storage Facilities Agreement (Top Lease) dated as of November 18, 2021 between the Company and Calumet Montana shall have terminated in accordance with its terms; (o) That certain bailee letter agreement dated as of November 18, 2021 among Macquarie, Calumet Montana and the Company shall have terminated in accordance with its terms; (p) That certain Acknowledgment Agreement dated as of August 5, 2022 by and among Macquarie, Stonebriar and the other parties thereto shall have terminated in accordance with its terms;

36 13585990v13 (q) The Company shall have delivered to Macquarie a certificate signed by an appropriate officer of the Company certifying as to incumbency, charter documents, good standing, due authorization, board approval and resolutions of such person; (r) The Company shall have delivered to Macquarie an opinion of counsel, in form and substance satisfactory to Macquarie, covering such matters as Macquarie shall reasonably request, including: good standing; existence and due qualification; power and authority; due authorization and execution; enforceability of the Transaction Documents; no breach or violation of the Existing Financing Agreements; and the validity and perfection of Macquarie’s lien on the Renewables Credit Support and the other Credit Support under the Lien Documents (other than the Pledge and Security Agreement (RINs) and any UCC financing statements related thereto); (s) No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Effective Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement; (t) Neither the Refinery nor any of the Included Locations shall have been affected adversely or threatened to be affected adversely by any loss or damage, whether or not covered by insurance, unless such loss or damages would not have a material adverse effect on the usual, regular and ordinary operations of the Refinery or the Included Locations; (u) The Company shall have delivered to Macquarie insurance certificates evidencing the effectiveness of the insurance policies and endorsements required by Article 16 below; (v) The Company shall have complied with all covenants and agreements hereunder that it is required to comply with on or before the Effective Date; (w) All representations and warranties of the Company and its Subsidiaries contained in the Transaction Documents shall be true and correct on and as of the Effective Date, except for such representations and warranties that are expressly limited to another date; (x) The Company shall have delivered to Macquarie such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein; (y) Macquarie shall have received necessary evidence that any prior applicable UCC filings, in favor of existing secured creditors, have been terminated or amended to confirm that the Renewables Credit Support and the other Credit Support is not included in the collateral covered by such UCC filings; (z) Macquarie shall have received payment of any amounts due and payable within one (1) Business Day of the Effective Date under the Side Letter;

37 13585990v13 (aa) Macquarie shall have received payment of all fees, expenses and other amounts due and payable within one (1) Business Day of the Effective Date required to be reimbursed or paid by the Company hereunder, under the Fees and Adjustments Letter or any other Transaction Document on or prior to such date, including (i) the Arrangement Fee, and (ii) reimbursement or payment of Macquarie’s and its Affiliates’ reasonable out- of-pocket expenses (including fees, charges and disbursements of Macquarie’s counsel, experts and consultants); (bb) The Initial Independent Amount shall have been posted with Macquarie as contemplated by Section 4.3; (cc) Payment of other Macquarie fees and expenses expressly required hereby within one (1) Business Day of the Effective Date; for the avoidance of doubt, this does not include any monthly fees due throughout the term of the contract; (dd) On or prior to the Effective Date, Porter Hedges LLP shall have provided to Macquarie a true-sale opinion regarding this Agreement satisfactory to Macquarie; (ee) On or prior to the Effective Date, Porter Hedges LLP shall have provided to Macquarie a master netting opinion regarding this Agreement and the Master Agreement satisfactory to Macquarie; (ff) A Material Adverse Change shall not have occurred or be caused by the Company’s entry into the Transaction Documents; (gg) The Company shall have delivered to Macquarie executed copies of the Wells Fargo Credit Agreement and, to the extent requested by Macquarie, any other Credit Agreement Documents; (hh) Macquarie shall have received, and satisfactorily completed its review of, all due diligence information regarding the Company and its Affiliates as it shall have requested, including, to the extent requested, information regarding litigation, tax matters, accounting matters, insurance matters, labor matters, real estate leases, material contracts, debt agreements, technical matters, operational matters, property ownership, contingent liabilities and other legal matters of the Company and its Affiliates; (ii) The Company shall have duly executed that certain notice of Lien to BNSF Railway Company; and (jj) Without duplication, the Company shall have provided Macquarie fully executed Transaction Documents in form and in substance satisfactory to Macquarie. 2.2 Conditions to Obligations of the Company. The obligations of the Company contemplated by this Agreement shall be subject to satisfaction by Macquarie of the following conditions precedent on and as of the Effective Date:

38 13585990v13 (a) Macquarie shall have duly executed this Agreement and performed all terms and conditions hereof to be performed by Macquarie on or before the Effective Date or within one (1) Business Day of the Effective Date where specifically provided for herein; (b) Macquarie shall have duly executed and delivered the Inventory Sales Agreement in form and substance satisfactory to the Company; (c) Macquarie shall have duly executed and delivered the Storage Facilities Agreement in form and in substance satisfactory to the Company; (d) Macquarie shall have duly executed and delivered the Marketing and Sales Agreement in form and in substance satisfactory to the Company; (e) Macquarie shall have agreed to the form of the Step-Out Inventory Sales Agreement in form and in substance satisfactory to the Company; (f) Macquarie shall have duly executed and delivered the Fees and Adjustments Letter; (g) Macquarie shall have duly executed and delivered the Lien Documents (other than the Pledge and Security Agreement (RINs)) to the extent its signature is required thereunder; (h) Macquarie shall have duly executed and delivered the Master Agreement in form and in substance satisfactory to the Company; (i) All representations and warranties of Macquarie contained in the Transaction Documents shall be true and correct on and as of the Effective Date except for such as are expressly limited to another date; (j) Macquarie shall have complied with all covenants and agreements hereunder that it is required to comply with on or before the Effective Date; (k) Macquarie shall have delivered to the Company such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein; (l) Macquarie shall have delivered satisfactory evidence of its federal form 637 license. 2.3 Commencement Date. (a) The Parties acknowledge that their respective obligations hereunder (other than certain of their respective obligations that commence from and after the Commencement Date in accordance with the terms hereof, including certain obligations under this Section 2.3 with respect to the Commencement Date) shall commence on the Effective Date. Notwithstanding the foregoing, subject to the satisfaction of the conditions set forth in Sections 2.1 and 2.2 and the satisfaction of the additional conditions set forth

39 13585990v13 in this Section 2.3, the “Commencement Date” shall be a Business Day mutually agreed to by the Parties on or after the Effective Date and on or prior to December 31, 2022 or such later date as the Parties shall agree (the “Latest Commencement Date”). (b) Conditions to Effectiveness of the Commencement Date. The effectiveness of the Commencement Date shall be subject to satisfaction of the following conditions precedent: (i) The Company shall have delivered evidence reasonably satisfactory to Macquarie that demonstrates the Company has successfully achieved Conversion Completion with respect to the Renewable Diesel Project; (ii) Macquarie or its representatives shall have conducted an inspection of the Refinery and the other Refinery Facilities and the operations thereof and shall have completed all necessary due diligence (including with respect to such matters listed in Section 2.1(hh)), all on terms and conditions reasonably satisfactory to Macquarie; (iii) Each of the Transaction Documents, the Base Agreements and the Financing Agreements shall be in full force and effect as of the Commencement Date and no defaults exist thereunder; (iv) Prior to the Commencement Date, the Company shall have provided to Macquarie an expected Renewable Product yield for the Refinery based on its then current operating forecast for the Refinery (the “Initial Estimated Yield”); (v) The Company shall have delivered to Macquarie executed copies of any amendments, supplements or modifications to the Montana Renewables Services Agreement, if any, entered into by the Company and Calumet Montana since the Effective Date; (vi) All representations and warranties of the Company and its Subsidiaries contained in the Transaction Documents shall be true and correct on and as of the Commencement Date, except for such representations and warranties that are expressly limited to another date; (vii) The Company shall have complied with all covenants and agreements hereunder that it is required to comply with on or before the Commencement Date; (viii) No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the ongoing transactions and performance of the obligations contemplated by this Agreement; (ix) Neither the Refinery nor any of the Included Locations shall have been affected adversely or threatened to be affected adversely by any loss or

40 13585990v13 damage, whether or not covered by insurance, unless such loss or damages would not have a material adverse effect on the usual, regular and ordinary operations of the Refinery or the Included Locations, and no material portion of the Permitted Feedstock shall have been affected adversely by any loss or damage, rotted or otherwise become off-specification; (x) The Company shall have provided Macquarie Schedule BB in form and in substance satisfactory to Macquarie; (xi) The Company shall have duly executed and delivered the Pledge and Security Agreement (RINs) granting and perfecting in favor of Macquarie the security interest and lien contemplated thereby and all actions necessary to perfect the Liens granted thereunder shall have been completed, including the filing of UCC financing statements; (xii) The Company shall have delivered to Macquarie an opinion of counsel, in form and substance satisfactory to Macquarie, covering such matters as Macquarie shall reasonably request, including: good standing; existence and due qualification; power and authority; due authorization and execution; enforceability of the Pledge and Security Agreement (RINs); no breach or violation of the Existing Financing Agreements; and the validity and perfection of Macquarie’s lien on applicable Credit Support under the Pledge and Security Agreement (RINs) and any UCC financing statements related thereto. (xiii) The Company shall have delivered to Macquarie such other certificates, documents and instruments as may be reasonably necessary to consummate the ongoing transactions contemplated herein as of the Commencement Date; (xiv) Macquarie shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Commencement Date required to be reimbursed or paid by the Company hereunder, under the Fees and Adjustments Letter or any other Transaction Document on or prior to such date; and (xv) A Material Adverse Change shall not have occurred since the Effective Date. (c) If the Commencement Date has not occurred on or before the Latest Commencement Date, this Agreement shall terminate on the first Business Day following the Latest Commencement Date. In such case, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Article 2, Article 21, Article 22 and Article 24 and any obligation under the last sentence of this Section 2.3(c); provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Without limiting the foregoing, if the failure of the Commencement Date to occur on or before the Latest Commencement Date is due to (i) any breach by the Company of its obligations hereunder, including its obligations under clause (d) below or (ii) the failure of any of the

41 13585990v13 conditions contained in Section 2.1 to be satisfied on or before the Latest Commencement Date unless such failure is due to any breach by Macquarie of its obligations hereunder, including its obligations under clause (d) below, then the Company shall be obligated to reimburse Macquarie for any out of pocket losses, costs and damages incurred or realized by Macquarie as a result of its maintaining, terminating or obtaining any Related Hedges. (d) From and after the Effective Date, the Company shall use commercially reasonable efforts to cause each of the conditions referred to in this Section 2.3 to be satisfied on or prior to the Latest Commencement Date. 2.4 Storage and Transportation Facilities. The Company may endeavor to negotiate and implement designations and other binding contractual arrangements, in form and substance reasonably satisfactory to Macquarie, pursuant to which the Company may transfer and assign to Macquarie the Company’s (or its Affiliates’) right to use any storage or transportation facility as may hereafter be identified by the Company; provided that (i) upon and concurrently with implementing any such assignment, designation or arrangement, any such storage or transportation facility shall be added to the appropriate Schedule hereto as an additional Included Permitted Feedstock Storage Tank, Included Renewable Product Tank, Included Permitted Feedstock Pipeline or Included Renewable Product Pipeline, as applicable, and such assignment, designation or arrangement shall constitute a Required Storage and Transportation Arrangement hereunder; (ii) to the extent requested by Macquarie, the Parties shall amend any applicable Transaction Document to include any inventory transferred to Macquarie as a result of such assignment, designation or arrangement; and (iii) without limiting the generality of the foregoing, the addition of an Included Location shall be subject to satisfaction of Macquarie’s Policies and Procedures (as defined in Section 14.4(a) below), which shall be applied in a nondiscriminatory manner as provided in Section 14.4(b)(i) below. In addition, if the relevant storage or transportation facility fails to satisfy Macquarie’s Policies and Procedures, then, upon the Company’s request, Macquarie shall consult with the Company in good faith to determine whether based on further information provided by the Company such storage or transportation facility complies with Macquarie’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such storage or transportation facility would comply with Macquarie’s Policies and Procedures and, based on such further information and/or the implementation of such additional actions or procedures, Macquarie shall from time to time reconsider whether such storage or transportation facility satisfies clause (iii) above. 2.5 UCC Filings. (a) From and after the Effective Date, the Company shall cooperate with Macquarie to cause to be prepared, and filed, in such jurisdictions as Macquarie shall deem necessary or appropriate, UCC-1 financing statements reflecting (i) Macquarie as owner of all Permitted Feedstock and Renewable Products in the Included Locations and (ii) Macquarie as a secured party with respect to the Credit Support to perfect Macquarie’s security interest under the Lien Documents. The Company shall execute and deliver to Macquarie, and the Company hereby authorizes Macquarie to file (with or without the Company’s signature), at any time and from time to time, all such financing statements, amendments to financing statements, continuation financing statements, termination statements, relating to such Permitted Feedstock and Renewable Products and the Credit

42 13585990v13 Support, and other documents and instruments, all in form satisfactory to Macquarie, as Macquarie may request, to confirm Macquarie’s ownership of such Permitted Feedstock and Renewable Products and to otherwise accomplish the purposes of this Agreement and as required pursuant to the Lien Documents. (b) Without limiting the generality of the foregoing, the Company ratifies and authorizes the filing by Macquarie of any financing statements filed prior to the Effective Date and identified by Macquarie in writing to the Company. TERM OF AGREEMENT 3.1 Term. The Agreement shall become effective on the Effective Date with the Commencement Date occurring as provided in Section 2.3 above. This Agreement, subject to Section 3.2, shall continue for a period ending at 11:59:59 p.m., EST on November 2, 2025 (the “Term”; the last day of such Term being herein referred to as the “Expiration Date,” except as provided in Section 3.2 below). 3.2 Early Termination Rights. (a) Commencing with the calendar quarter ending on December 31, 2022, Macquarie may elect on a calendar quarter basis to terminate this Agreement early by providing the Company notice of any such election pursuant to Article 27 on or before December 31, 2022 and on or before the end of each calendar quarter occurring thereafter until December 31, 2024; provided that no such election shall be effective until nine (9) months after the end of the applicable calendar quarter in which Macquarie elects to terminate (the “Macquarie Early Termination Notice Date”). By way of example, if Macquarie elects to terminate this Agreement on or before the end of the calendar quarter ending September 30, 2023, the Macquarie Early Termination Notice Date would be June 30, 2024. For the avoidance of doubt, the Termination Amount for any early termination pursuant to this subsection (a) shall be calculated in accordance with Section 20.2. (b) The Company may elect to terminate this Agreement early, such early termination to occur after October 31, 2023; provided that no such election shall be effective unless the Company gives Macquarie notice of any such election pursuant to Article 27 at least ninety (90) days prior to the applicable Company Early Termination Date (defined below). If any early termination is properly elected pursuant to the preceding sentence, the effective date of such termination shall be the “Company Early Termination Date.” For the avoidance of doubt, the Termination Amount for any early termination pursuant to this subsection (b) shall be calculated in accordance with Section 20.2. 3.3 Change of Control Early Termination. The Company may elect to terminate this Agreement in the event of any occurrence of a Change of Control in accordance with the terms of this Section 3.3. The occurrence of a Change of Control shall not constitute an Event of Default if the Company exercises its early termination right in accordance with, and otherwise observes and complies with, the following provisions:

43 13585990v13 (a) At least forty-five (45) days prior to the occurrence of a Change of Control, the Company shall provide written notice to Macquarie that such event is to occur and that, as a result, the Company has elected to terminate the Agreement on a date specified in such notice (the “Specified Termination Date”), which date shall (x) occur at least forty-five (45) days after such notice is given and (y) occur on the date that such Change of Control occurs; (b) The Specified Termination Date shall constitute a “Termination Date” for purposes of Article 20 hereof; (c) For purposes of determining the Termination Amount under Section 20.2 with respect to the Specified Termination Date: (i) if the Company exercises its early termination right under this Section 3.3 with a Specified Termination Date on or before October 31, 2023, such Termination Amount shall include the Specified Termination Amount; otherwise, if the Specified Termination Date occurs after October 31, 2023, such Termination Amount shall not include any Specified Termination Amount; (ii) all calculations incorporated into the Termination Amount with respect to volumes in excess of any minimum inventory level shall be made using the same pricing and methodology that would have applied if the Termination Date were not a Specified Termination Date; and (iii) Anything contained in this Section 3.3 or Section 20.2(a) notwithstanding, no Specified Termination Amount shall be due, owing or paid by the Company or its Affiliates, and the Specified Termination Amount shall be deemed to be zero, if a buyer of the Equity Interests of the Company or of all or substantially all of the assets constituting the Refinery assumes all of the obligations of the Company under the Transaction Documents under such documentation as is satisfactory to Macquarie, and such buyer is of acceptable credit quality to Macquarie. (d) In the event that the Company determines that the Change of Control is unlikely to or cannot occur as planned following the delivery of a termination notice under Section 3.3(a), or will be delayed from the date specified in such notice, the Company shall promptly deliver notice to Macquarie of such circumstance and the newly-anticipated date of the Change of Control, if applicable, and this Agreement shall continue in effect in accordance with its terms (i) if the Change of Control is not expected to occur, as if the termination notice under Section 3.3(a) had never been delivered, or (ii) if the Change of Control is delayed, until the occurrence of the Change of Control, provided, however, that (i) the Parties shall use commercially reasonable efforts to resume normal operations hereunder as promptly as possible after delivery of the notice contemplated in this Section 3.3(a); and (ii) Macquarie shall be promptly reimbursed by the Company (A) for any and all costs and reasonable expenses arising from or attributable to Macquarie’s preparations for the occurrence of such Specified Termination Date, and (B) for any and all costs and reasonable expenses incurred by Macquarie in keeping this Agreement in full force and

44 13585990v13 effect and resuming normal operations, or accommodating a delayed Specified Termination Date, as aforesaid. 3.4 Obligations upon Termination. In connection with the termination of the Agreement on the Expiration Date, the Parties shall perform their obligations relating to termination pursuant to Article 20. EFFECTIVE DATE TRANSFER; INDEPENDENT AMOUNT 4.1 Transfer and Payment on the Effective Date. Subject to satisfaction of Section 2.1, the Parties acknowledge that Macquarie’s obligations hereunder (other than its obligation under Section 2.3 above) shall commence within one (1) Business Day of the Effective Date only if the Definitive Effective Date Volume shall be sold and transferred to Macquarie within one (1) Business Day of the Effective Date as provided under the Inventory Sales Agreement for payment within one (1) Business Day of the Effective Date of the Estimated Effective Date Value made as provided therein. 4.2 Post-Effective Date Reconciliation and True-Up. The Parties further acknowledge that the determination and payment of the Definitive Effective Date Value shall be made as provided in the Inventory Sales Agreement. 4.3 Posting of Independent Amount. The Company shall make available to Macquarie the Independent Amount (including the Initial Independent Amount within one (1) Business Day of the Effective Date) in accordance with the terms of the Fees and Adjustments Letter. The Independent Amount shall (a) constitute credit support for all of the Transaction Obligations, (b) be subject to the applicable provisions of this Agreement, including Section 13.4(b), and (c) except as otherwise applied in accordance with the terms of the Transaction Documents, be returned (or portions thereof shall be returned) to the Company from time to time in accordance with the terms of the Fees and Adjustments Letter and otherwise only if (and when) the Transaction Documents have been terminated and all of the Company’s obligations under the Transaction Documents have been satisfied in full. PURCHASE AND SALE OF PERMITTED FEEDSTOCK 5.1 Monthly and Weekly Forecasts and Projections. (a) Target Month-End Permitted Feedstock Volume and Target Month-End Renewable Product Volume. No later than the fifteenth (15th) day of the month preceding a Delivery Month, the Company shall provide Macquarie with a preliminary written forecast in the form of Schedule Z of the Target Month-End Permitted Feedstock Volume and Target Month-End Renewable Product Volume for the following Delivery Month. During the first (1st) month of deliveries of Permitted Feedstock made pursuant to this Agreement, the Target Month-End Permitted Feedstock Volume and Target Month-End Renewable Product Volume shall be the amounts set forth on Schedule I. (b) Monthly Permitted Feedstock Forecast.

45 13585990v13 (i) No later than the fifteenth (15th) day of the month preceding a Delivery Month, the Company shall provide Macquarie with a written forecast for the next two succeeding full Delivery Months in the form of Schedule AA, setting forth the Refinery’s anticipated Permitted Feedstock requirements (each, a “Monthly Permitted Feedstock Forecast”). The Monthly Permitted Feedstock Forecast will include the quantity, grade and schedule of Refinery Procured Permitted Feedstock Barrels expected to be delivered, if any, for each Delivery Month included in such forecast. (ii) Macquarie shall have the right to reject any Monthly Permitted Feedstock Forecast; provided, however, that in the event Macquarie does not reject the same within one (1) Business Day after receiving the Monthly Permitted Feedstock Forecast, Macquarie shall be deemed to have accepted the same. In the event Macquarie timely rejects any Monthly Permitted Feedstock Forecast, the Parties will meet (including by telephone or internet) not later than the following Business Day to agree upon a mutually agreeable alternative. (iii) If thereafter any change occurs outside of customary refinery operations affecting the quantity, grade or schedule of the Refinery Procured Permitted Feedstock Barrels that the Company expects to procure for delivery during such Delivery Month, the Company shall promptly advise Macquarie of such change and resolve and agree upon any needed changes in Target Month-End Permitted Feedstock Volumes. (c) Weekly Permitted Feedstock Projection. No later than 5:00 p.m., EST on Thursday of each week, the Company shall provide Macquarie with a written summary in the form of Schedule G of the Refinery’s projected Permitted Feedstock runs for the next immediately succeeding Projection Week (each, a “Weekly Permitted Feedstock Projection”). Macquarie shall have the right to reject any Weekly Permitted Feedstock Projection; provided, however, that in the event Macquarie does not reject a Weekly Permitted Feedstock Projection by Friday at 5:00 pm EST, Macquarie shall be deemed to have accepted the same. In the event Macquarie timely rejects any Weekly Permitted Feedstock Projection, the Parties will meet (including by telephone or internet) not later than the following Business Day to agree upon a mutually agreeable alternative. (d) Change in Weekly Permitted Feedstock Projection. The Company shall promptly notify Macquarie in writing upon learning of any material change in any Weekly Permitted Feedstock Projection or if it is necessary to delay any previously scheduled pipeline nominations. (e) Responsibility of Company for Forecast and Projections. The Parties acknowledge that the Company is solely responsible for providing the Monthly Permitted Feedstock Forecast and the Weekly Permitted Feedstock Projection and for making any adjustments thereto, and the Company agrees that all such forecasts and projections shall be prepared in good faith, with due regard to all available and reliable historical information and the Company’s then-current business prospects, and in accordance with such standards of care as are generally applicable in the U.S. Renewable Fuels industry; provided,

46 13585990v13 however, the Parties acknowledge and agree that such forecasts and projections are only estimates and not guarantees of future performance, and the Company shall have no liability to Macquarie for any differences between such forecasts and projections provided by the Company in good faith and the actual Permitted Feedstock requirements or runs. The Company acknowledges and agrees that (i) Macquarie shall be entitled to rely and act, and shall be fully protected in relying and acting, upon all such forecasts and projections, and (ii) Macquarie shall not have any responsibility to make any investigation into the facts or matters stated in such forecasts or projections. 5.2 Macquarie Permitted Feedstock Procurement Contracts. (a) Volume of Macquarie Procured Permitted Feedstock. On and after the Effective Date (and in some cases, prior to the Effective Date as acknowledged by Macquarie and the Company) through the end of the Term, Macquarie (in accordance with the terms and conditions set forth therein) may enter into Macquarie Permitted Feedstock Procurement Contracts, and purchase from Permitted Suppliers on industry customary terms and conditions otherwise reasonably satisfactory to Macquarie and the Company, monthly deliveries of Permitted Feedstock of, in the aggregate, 15,000 Barrels per day or such lesser amount as the Company may request or direct in accordance with the terms hereto and subject to (a) the availability of Permitted Feedstock in accordance with the terms hereof from acceptable suppliers (as contemplated in Section 5.2(c) hereof), including Permitted Suppliers under Macquarie Permitted Feedstock Procurement Contracts, (b) the absence of any continuing Event of Default, (c) the Company’s maintenance of the Base Agreements and Required Storage and Transportation Arrangements, if any, and compliance with the terms and conditions hereof, and (d) the provision of additional credit support by the Company in the form of a letter of credit, cash collateral or such other form, in each case, as specified and required in the definition of “Independent Amount”. For purposes of the foregoing, sales of Permitted Feedstock by Macquarie or by Affiliates, including, without limitation, Designated Affiliates, of Macquarie to the Company or any of its Subsidiaries, including, without limitation, Designated Affiliates, whether or not under this Agreement, including under transactions in respect of and governed by any applicable Macquarie Permitted Feedstock Procurement Contract shall be included in the calculation of such total monthly deliveries. (b) Proposed Macquarie Permitted Feedstock Procurement Contracts. From time to time during the Term of this Agreement, the Company may propose that one or more additional Macquarie Permitted Feedstock Procurement Contracts be entered into, including any such additional Macquarie Permitted Feedstock Procurement Contract as may, with the Company’s prior written consent, be entered into in connection with the expiration of an outstanding Macquarie Permitted Feedstock Procurement Contract. If the Parties mutually agree in writing to seek additional Macquarie Permitted Feedstock Procurement Contracts, then the Company shall endeavor to identify quantities of Permitted Feedstock that may be acquired from one or more Third Party Suppliers under contracts that provide for one or more shipment(s) of Permitted Feedstock. The Company may negotiate with any such Third Party Supplier regarding the price and other terms of such potential additional Macquarie Permitted Feedstock Procurement Contract. The Company shall have no authority to bind Macquarie to, or enter into on Macquarie’s behalf,

47 13585990v13 any additional Macquarie Permitted Feedstock Procurement Contract, and the Company shall not represent to any third party that it has such authority. If the Company has negotiated an offer from a Third Party Supplier for an additional Macquarie Permitted Feedstock Procurement Contract that the Company wishes to be executed, the Company shall apprise Macquarie in writing, using the applicable trade sheet included in Schedule Q, of the terms of such offer, and Macquarie shall promptly, but no later than two (2) Business Days after the Company’s delivery of such applicable trade sheet, determine and advise the Company as to whether Macquarie desires to accept such offer. If Macquarie indicates its desire to accept such offer, then Macquarie shall promptly endeavor to formally communicate its acceptance of such offer to the Company and such Third Party Supplier so that the Third Party Supplier and Macquarie may enter into a binding additional Macquarie Permitted Feedstock Procurement Contract on terms agreeable to Macquarie. In the event Macquarie does not respond within such two (2) Business Days, Macquarie shall be deemed to have declined to enter into such Macquarie Permitted Feedstock Procurement Contract. If any Macquarie Permitted Feedstock Procurement Contract is a term contract pursuant to which Macquarie may, from time to time, nominate a shipment by a Nomination Cutoff Date for expected delivery during a designated month, Macquarie shall apprise the Company of such timing requirements relating to such Nomination Cutoff Date. (c) Macquarie’s Right to Reject Macquarie Permitted Feedstock Procurement Contracts. Macquarie may, in its discretion elect to reject any such offer to enter into an Macquarie Permitted Feedstock Procurement Contract, provided that from time to time during the Term hereof Macquarie shall, upon the reasonable request of the Company, consult with the Company regarding those counterparties that Macquarie would be prepared to trade with as of the time of such consultation upon review of acceptable documentation as further contemplated herein. Macquarie’s decision to reject any such offer shall be based on such factors and considerations as Macquarie deems relevant, which may include (without limitation) the proposed commercial terms, credit considerations (including credit quality and credit limits), reputational considerations, prior or current interactions between Macquarie and the proposed Third Party Supplier, the presence or absence of trading documentation between Macquarie and the proposed Third Party Supplier, the presence or absence of a pre-existing trading relationship with the proposed Third Party Supplier or the suitability of the proposed Third Party Supplier for such transaction. Without limiting the foregoing, any proposed Third Party Supplier shall be required to satisfy Macquarie’s internal requirements and policies as they relate to any applicable “know-your-customer” rules, anti-money laundering policies and procedures, laws, rules and regulations (including without limitation, the Patriot Act, and rules and regulations of OFAC) and other similar client identification and business conduct standards and dealing policies and procedures (including reputational considerations), in each case, as consistently applied by Macquarie and to have provided to Macquarie all material documentation and other information required by such policies and procedures and applicable regulatory authorities. Notwithstanding the foregoing, Macquarie shall not reject any such offer to enter into a Macquarie Permitted Feedstock Procurement Contract with any counterparty based solely on the fact that such offer was presented to it by the Company hereunder where, at such time, Macquarie would otherwise have transacted with such counterparty on such terms and under all other applicable policies and limitations.

48 13585990v13 (d) Sale of Macquarie Procurement Barrels. For sales of Macquarie Procurement Barrels by Macquarie to Company, title and risk of loss for each quantity of Permitted Feedstock shall pass to Company as the Permitted Feedstock passes the applicable Macquarie Delivery Point free of liens, other than Permitted S&O Liens. The Parties acknowledge that the consideration due from the Company to Macquarie for any Permitted Feedstock shall be paid for in accordance with Article 10. (e) Company’s Obligation to Purchase Macquarie Procurement Barrels. The Company acknowledges and agrees that, subject to the terms and conditions of this Agreement, it is obligated to purchase and take delivery of all Permitted Feedstock acquired by Macquarie under Macquarie Permitted Feedstock Procurement Contracts. In the event of a dispute, Macquarie shall provide, to the extent legally and contractually permissible, to the Company, a copy of the Macquarie Permitted Feedstock Procurement Contract in question. 5.3 Nominations under Macquarie Permitted Feedstock Procurement Contracts. (a) Shipment Notification. With respect to each shipment under a Macquarie Permitted Feedstock Procurement Contract that the Company desires be delivered during a specified Delivery Month, the Company shall notify Macquarie of such shipment at least fifteen (15) days prior to the first applicable Nomination Cutoff Date for such month, if any (each, a “Shipment Notification”). As part of such Projected Monthly Run Volume, the Company may specify the grade of such Projected Monthly Run Volume, provided that such grades and their respective quantities specified by the Company shall fall within the grades and quantities then available to be nominated by Macquarie under the outstanding Macquarie Permitted Feedstock Procurement Contracts. (b) Contract Nominations. Provided that the Company provides Macquarie with the Projected Monthly Run Volume as required under Section 7.2(a) and the Shipment Notifications as required under Section 5.3(a), Macquarie and the Company shall consult regarding scheduling and other selections and nominations (collectively, “Contract Nominations”) to be made by Macquarie under then outstanding Macquarie Permitted Feedstock Procurement Contracts on or before any applicable Nomination Cutoff Dates taking into account the quantities of Other Barrels. To the extent reasonably practicable and in accordance with its consultation with the Company, Macquarie shall endeavor to make Contract Nominations that reflect, and do not exceed or fall below, the quantity of each grade specified by the Company in such Projected Monthly Run Volume. Should any Contract Nomination not be accepted by any Third Party Supplier under a Macquarie Permitted Feedstock Procurement Contract or by any pipeline, rail line or truck line operator under a transportation services agreement, Macquarie shall promptly advise the Company and use commercially reasonable efforts with the Company and such Third Party Supplier to revise the Contract Nomination subject to the terms of any such Macquarie Permitted Feedstock Procurement Contract or applicable transportation services agreement. Macquarie shall provide the Company with confirmation of each such Contract Nomination that is made.

49 13585990v13 (c) Adjustment to Contract Nominations. The Parties agree that the Company may, from time to time, request that Macquarie make adjustments or modifications to Contract Nominations it has previously made under the Macquarie Permitted Feedstock Procurement Contracts or a transportation services agreement. Promptly following receipt of any such request, Macquarie shall use its commercially reasonable efforts to make such adjustment or modification, subject to any limitations or restrictions under the relevant Macquarie Permitted Feedstock Procurement Contracts or transportation services agreement. Any additional out of pocket costs or expenses incurred as a result of such an adjustment or modification shall constitute an Ancillary Cost hereunder. (d) Communications Protocol. In addition to the nomination process, Macquarie and the Company shall follow the mutually agreed communications protocol as set forth on Schedule J, with respect to ongoing daily coordination with feedstock suppliers, including purchases or sales of Permitted Feedstock or other feedstocks outside of the normal nomination procedures. (e) Forecast; Operational Volume Range. Each of the Company and Macquarie agrees to use commercially reasonable efforts in preparing the forecasts, projections and nominations required by this Agreement in a manner intended to maintain Permitted Feedstock and Renewable Product operational volumes within the Operational Volume Range. 5.4 Refinery Procured Permitted Feedstock Barrels. (a) Macquarie Right to Purchase Refinery Procured Permitted Feedstock Barrels. Macquarie shall purchase all Refinery Procured Permitted Feedstock Barrels, so long as such Refinery Procured Permitted Feedstock Barrels satisfy the approved grade, do not exceed the maximum inventory level for Permitted Feedstock set forth on Schedule D and no Event of Default has occurred and is continuing under this Agreement. To the extent the Company wishes to sell any Permitted Feedstock to any third party, the Company acknowledges that it shall not have the authority to agree to such sale without Macquarie’s prior written consent. (b) Procedures and Mechanisms for Refinery Procured Permitted Feedstock Barrels. Prior to the delivery of any Refinery Procured Permitted Feedstock Barrels hereunder, the Parties shall establish procedures and mechanisms, reasonably satisfactory to Macquarie, for determining and reporting specific volumes of such Refinery Procured Permitted Feedstock Barrels. (c) Sales of Refinery Procured Permitted Feedstock Barrels. For sales by the Company to Macquarie, they shall be on DDP (Incoterms 2010) basis at Current Month Pricing Benchmark(s), subject to the calculation of the Monthly True-Up Amounts as provided for on Schedule C-2, and title and risk of loss for each quantity of Permitted Feedstock shall pass to Macquarie as the Permitted Feedstock passes the applicable Permitted Feedstock Intake Point free of Liens. The Parties acknowledge that the consideration due from Macquarie to the Company for any Permitted Feedstock shall be paid for in accordance with Article 10.

50 13585990v13 5.5 Sale of Permitted Feedstock by Macquarie at Permitted Feedstock Delivery Points. (a) Sale of Permitted Feedstock by Macquarie to the Company. Provided no Default or Event of Default has occurred and is continuing, Macquarie shall be permitted to sell and the Company shall be permitted to purchase Permitted Feedstock from the Included Permitted Feedstock Storage Tanks and take delivery of such Permitted Feedstock at the Permitted Feedstock Delivery Point in accordance with the Weekly Permitted Feedstock Projection, or as otherwise mutually agreed to by the Parties. Though not obligated to do so, Macquarie shall, absent an Event of Default, make commercially reasonable efforts to sell Permitted Feedstock to the Company before selling to another Person. The purchase and receipt of any Permitted Feedstock by Company at any Permitted Feedstock Delivery Point shall be on an “ex works” basis (EXW Incoterms 2010) free of liens, other than Permitted S&O Liens. Upon such sale, title and risk of loss will transfer to the Company. The Company shall bear sole responsibility for the withdrawal of Permitted Feedstock from the Included Permitted Feedstock Storage Tanks. The Company shall take all commercially reasonable actions necessary to maintain a connection with the Included Permitted Feedstock Storage Tanks to enable the withdrawal and delivery of Permitted Feedstock as contemplated hereby. (b) Sale of Permitted Feedstock by Macquarie to Third Party. The Company agrees that it shall not propose, and Macquarie shall not be requested to enter into, any transactions involving the sale of Permitted Feedstock to any third party until the Company has established, to Macquarie’s satisfaction, procedures and mechanisms for determining and reporting the specific volumes that are from time to time subject to each such Permitted Feedstock sale transaction. 5.6 Transportation, Storage and Delivery of Permitted Feedstock. Macquarie shall have the exclusive right to inject (except for such injections by the Company otherwise contemplated in Section 10.3), store and withdraw Permitted Feedstock in and from the Included Permitted Feedstock Storage Tanks as provided in and subject to the Storage Facilities Agreement or applicable Required Storage and Transportation Arrangement, as applicable. 5.7 Custody. (a) Custody of Permitted Feedstock at Refinery. During the time any Permitted Feedstock (i) are held in any Refinery Facilities, the Company shall be and shall cause the Facilities Operator Affiliates to be, each in its respective capacity as owner and/or operator of such Refinery Facilities including pursuant to the Montana Renewables Services Agreement, solely responsible for the care, custody and control of such Permitted Feedstock and shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Permitted Feedstock and (ii) are held in any Included Locations, including any Refinery Facilities, the Company shall and shall cause the Facilities Operator Affiliates to, jointly and severally, (for the avoidance of doubt in construing Article 21) indemnify and hold harmless Macquarie, its Affiliates and their agents, representatives, contractors, employees, directors and officers, as and to the extent provided in Article 21 (and subject thereto in all respects) for all Liabilities directly or indirectly arising therefrom

51 13585990v13 except to the extent such Liabilities are caused by or attributable to any of the matters for which Macquarie is indemnifying the Company pursuant to Article 21. (b) Custody of Permitted Feedstock in Included Permitted Feedstock Storage Tanks. While the Permitted Feedstock is located in the Included Permitted Feedstock Storage Tanks, the Company shall be and shall cause the Facilities Operator Affiliates to be solely responsible for the care, custody and control of such Permitted Feedstock and solely responsible for compliance with all Applicable Laws, including all Environmental Laws pertaining to the possession, handling, use and processing of such Permitted Feedstock. Company shall and shall cause the Facilities Operator Affiliates to, jointly and severally, (for the avoidance of doubt in construing Article 21) indemnify and hold harmless Macquarie, its Affiliates and their agents, representatives, contractors, employees, directors and officers, as and to the extent provided in Article 21 (and subject thereto in all respects) for all Liabilities directly or indirectly arising therefrom except to the extent such Liabilities are caused by or attributable to any of the matters for which Macquarie is indemnifying the Company pursuant to Article 21. (c) Renewables Credit Support. In the event that the Company holds title to any Renewables Credit Support, the Company shall, (for the avoidance of doubt in construing Article 21) indemnify and hold harmless Macquarie, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom as and to the extent provided in Article 21 (and subject thereto in all respects) except to the extent such Liabilities are caused by or attributable to any of the matters for which Macquarie is indemnifying the Company pursuant to Article 21. 5.8 Contract Documentation, Confirmations and Conditions. (a) Conditions to Macquarie Delivery of Permitted Feedstock. Macquarie’s obligations to deliver Permitted Feedstock under this Agreement shall be subject to (i) the Company identifying and negotiating potential Macquarie Permitted Feedstock Procurement Contracts, in accordance with Section 5.2, that are acceptable to both the Company and Macquarie, (ii) the Company performing its obligations hereunder with respect to providing Macquarie with timely nominations, forecasts and projections (including Projected Monthly Run Volumes, as contemplated in Section 5.3(a)) so that Macquarie may make timely nominations under the Macquarie Permitted Feedstock Procurement Contracts, (iii) all of the terms and conditions of the Macquarie Permitted Feedstock Procurement Contracts, (iv) any other condition set forth in Section 5.2(a) above (v) Company fulfilling its obligations, if any, to deliver Refinery Procured Permitted Feedstock Barrels to Macquarie and (v) no Event of Default having occurred and continuing with respect to the Company. (b) Documentation of Macquarie Permitted Feedstock Procurement Contracts. In documenting each Macquarie Permitted Feedstock Procurement Contract, Macquarie shall endeavor and cooperate with the Company, in good faith and in a commercially reasonable manner, to obtain the Third Party Supplier’s agreement that a copy of such Macquarie Permitted Feedstock Procurement Contract may be provided to the Company;

52 13585990v13 provided that this Section 5.8(b) in no way limits the Company’s rights to consent to all Macquarie Permitted Feedstock Procurement Contracts as contemplated by Section 5.2. In addition, to the extent it is permitted to do so, Macquarie shall endeavor to keep the Company apprised of, and consult with the Company regarding, the terms and conditions being incorporated into any Macquarie Permitted Feedstock Procurement Contract under negotiation with a Third Party Supplier. 5.9 DISCLAIMER OF WARRANTIES. EXCEPT FOR MACQUARIE’S WARRANTY THAT MACQUARIE SHALL HAVE AND CONVEY GOOD TITLE TO ALL PERMITTED FEEDSTOCK OR RENEWABLE PRODUCTS SOLD BY MACQUARIE TO COMPANY HEREUNDER, FREE AND CLEAR OF ALL LIENS, OTHER THAN PERMITTED S&O LIENS, MACQUARIE MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF SUCH PERMITTED FEEDSTOCK OR RENEWABLE PRODUCTS FOR ANY PARTICULAR PURPOSE OR OTHERWISE. FURTHER, MACQUARIE MAKES NO WARRANTY OR REPRESENTATION THAT SUCH PERMITTED FEEDSTOCK OR RENEWABLE PRODUCTS CONFORMS TO THE SPECIFICATIONS IDENTIFIED IN ANY CONTRACT WITH THE COMPANY OR ANY THIRD PARTY SUPPLIER. 5.10 Quality Claims and Claims Handling. (a) Responsibility for Specifications of Permitted Feedstock. The failure of any Permitted Feedstock or Renewable Product that Macquarie hereunder sells to the Company to meet the specifications or other quality requirements applicable thereto as stated in a Macquarie Permitted Feedstock Procurement Contract for that Permitted Feedstock or Renewable Product shall be for the sole account of the Company and shall not entitle the Company to any reduction in the amounts due by it to Macquarie hereunder; provided, however, that any claims made by Macquarie with respect to such non-conforming Permitted Feedstock or Renewable Product shall be for the Company’s account and resolved in accordance with this Section 5.10. (b) Coordination of Resolution of Disputes with Third Parties. The Parties shall consult with each other and coordinate how to handle and resolve any claims arising in the ordinary course of business (including claims related to Permitted Feedstock, Renewable Products, pipeline, tank transfers, or ocean transportation, and any dispute, claim, or controversy arising hereunder between Macquarie and any of its vendors who supply goods or services or carriers who supply transportation services in conjunction with Macquarie’s performance of its obligations under this Agreement) made by or against Macquarie. In all instances wherein claims are made by a third party against Macquarie which shall be for the account of the Company, the Company shall have the right, subject to Section 5.10(d), to either direct Macquarie to take commercially reasonable actions in the handling of such claims or assume the handling of such claims in the name of Macquarie, all at the Company’s cost and expense; provided that Macquarie may require that the Company assume the handling of any such claim. To the extent that the Company believes that any claim should be made by Macquarie for the account of the Company against any third party (whether a Third Party Supplier, terminal facility, pipeline, storage facility or otherwise),

53 13585990v13 and subject to Section 5.10(d), Macquarie shall take any commercially reasonable actions as requested by the Company either directly, or by allowing the Company to do so, to prosecute such claim all at the Company’s cost and expense and all recoveries resulting from the prosecution of such claim shall be for the account of the Company. (c) Macquarie Involvement Resolution of Disputes with Third Parties. Macquarie shall, in a commercially reasonable manner, cooperate with the Company in prosecuting any such claim and shall be entitled to assist in the prosecution of such claim at the Company’s expense, if the Company so requests. In the event that Macquarie assists in the prosecution of such claim not at the request of Company, such prosecution shall be at Macquarie’s sole cost and expense. In no event may Macquarie settle any such claim without the Company’s prior written consent, such consent not to be unreasonably conditioned, delayed or withheld. In the event that Macquarie has a claim or cause of action arising under any Macquarie Permitted Feedstock Procurement Contract that Macquarie declines to pursue or prosecute, then Macquarie shall, upon written request of the Company, to the extent possible through the use of commercially reasonable efforts either assign such claim or cause of action to the Company, or designate the Company as Macquarie’s limited agent, so at to facilitate the Company’s ability to pursue or prosecute such claim. (d) Disputes Subject to Indemnification Provisions. In addition, any claim that is or becomes subject to Article 21 shall be handled and resolved in accordance with the provisions of Article 21. 5.11 Ancillary Contracts. Prior to entering into any Ancillary Contract that is intended for the exclusive benefit of the Company in connection with this Agreement and does not by its terms expire or terminate on or before the Expiration Date, Macquarie shall endeavor, in good faith and subject to any confidentiality restrictions, to afford the Company an opportunity to review and comment on such Ancillary Contract or the terms thereof and to confer with the Company regarding such Ancillary Contract and terms, and if Macquarie enters into any such Ancillary Contract without the Company’s written consent, the Company shall not be obligated to assume such Ancillary Contract pursuant to Section 20.1(c) below. 5.12 Communications Regarding Nominations and Deliveries. The Parties shall coordinate all nominations and deliveries according to the communications protocol on Schedule J. PURCHASE PRICE FOR PERMITTED FEEDSTOCK 6.1 Daily Volumes. Each Business Day the Company shall provide to Macquarie, by no later than 12:00 pm EST for Permitted Feedstock, meter tickets and/or meter readings, and tank gauge readings confirming the Measured Permitted Feedstock Quantity for each of the Included Permitted Feedstock Storage Tanks for all Delivery Dates since the prior Business Day. 6.2 Purchase Price for Permitted Feedstock. The per Barrel purchase price for the Daily Permitted Feedstock Tanks Sales and Daily Permitted Feedstock Purchases shall equal the Current Month Pricing Benchmark specified for the applicable Permitted Feedstock, subject to the

54 13585990v13 calculation of the Monthly True-Up Amounts as provided for on Schedule C-2, and Macquarie shall provide interim invoice statements (subject to the Monthly True-Up Amount) to the Company during each month based on provisional prices (determined using the index price for the day plus the applicable differential agreed in advance for such month) established in good faith by Macquarie for Barrels purchased. 6.3 [Reserved] 6.4 Material Permitted Feedstock Grade Changes. If either the Company or Macquarie concludes in its reasonable judgment that the specifications of the Permitted Feedstock procured, or projected to be procured, differ materially from the grades that have generally been run by the Refinery or such grades that the Company may run from time to time acting as a prudent renewable fuel refinery operator, then the Company and Macquarie shall endeavor in good faith to mutually agree on (i) acceptable price indices for such Permitted Feedstock, and (ii) a settlement payment from one Party to the other that is sufficient to compensate the relevant Party for the relative costs and benefits to each of the price differences between the prior price indices and the amended price indices. 6.5 Counterparty Permitted Feedstock Sales. At the written request of the Company and subject to the applicable provisions of Article 5 above, Macquarie may from time to time enter into one or more Counterparty Permitted Feedstock Sales. In such cases, the Counterparty Permitted Feedstock Sales Fee shall be applicable to such Counterparty Permitted Feedstock Sales, and shall be payable by the Company to Macquarie hereunder; provided, however, such Counterparty Permitted Feedstock Sales Fee shall not be applicable to any other disposition of Permitted Feedstock made by Macquarie hereunder or under the Transaction Documents. 6.6 Supporting Documentation. Upon Macquarie’s written request, the Company shall provide documentation evidencing all Other Barrels. 6.7 Monthly Permitted Feedstock Sale Adjustment. For each month (or portion thereof) during the term of the Agreement, Macquarie shall determine whether an amount is due by one Party to the other for Counterparty Permitted Feedstock Sales by Macquarie at the direction of the Company to a counterparty other than the Company, (a “Monthly Permitted Feedstock Sale Adjustment”) in accordance with the following terms and conditions: (a) Macquarie shall determine the aggregate quantity of Barrels of Permitted Feedstock sold during such period under such Counterparty Permitted Feedstock Sales, and Macquarie shall provide interim invoice statements (subject to adjustment in the Monthly Permitted Feedstock Sale Adjustment contemplated in this Section 6.7) to the Company during each month based on provisional prices (determined using the index price for the day plus the applicable differential agreed in advance for such month) established in good faith by Macquarie for such Barrels sold during such period; (b) If, (i) the Aggregate Permitted Feedstock Sale Receipt exceeds the Index Permitted Feedstock Sale Value, then the Monthly Permitted Feedstock Sale Adjustment for that Permitted Feedstock shall equal such excess and shall be due to the Company and (ii) the Index Permitted Feedstock Sale Value exceeds the Aggregate Permitted Feedstock

55 13585990v13 Sale Receipt, then the Monthly Permitted Feedstock Sale Adjustment for that Permitted Feedstock shall equal such excess and shall be due to Macquarie; and (c) If Macquarie determines that any Monthly Permitted Feedstock Sale Adjustment is due, it shall include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Permitted Feedstock Sale Adjustment shall be incorporated as a component of the Monthly True-Up Amount due for such period which, if due to the Company, shall be expressed as a negative number and, if due to Macquarie, shall be expressed as a positive number. 6.8 Monthly Third Party Permitted Feedstock Sale Adjustment. For each month (or portion thereof) during the term of the Agreement, Macquarie shall determine whether an amount is due by one Party to the other with respect to the sale of Permitted Feedstock at the Permitted Feedstock Delivery Point to a third party by Macquarie at the direction of the Company, (a “Monthly Third Party Permitted Feedstock Sale Adjustment”) in accordance with the following terms and conditions: (a) Macquarie shall determine the aggregate quantity of Barrels of Permitted Feedstock sold during such period under such third party sales, and Macquarie shall provide interim invoice statements (subject to adjustment in the Monthly Third Party Permitted Feedstock Sale Adjustment contemplated in this Section 6.8) to the Company during each month based on provisional prices (determined using the index price for the day plus the applicable differential agreed in advance for such month) established in good faith by Macquarie for such Barrels sold during such period; (b) If (i) the Aggregate Third Party Permitted Feedstock Sale Receipt exceeds the Index Third Party Permitted Feedstock Sale Value, then the Monthly Third Party Permitted Feedstock Sale Adjustment for that Permitted Feedstock shall equal such excess and shall be due to the Company and (ii) the Index Third Party Permitted Feedstock Sale Value exceeds the Aggregate Third Party Permitted Feedstock Sale Receipt, then the Monthly Third Party Permitted Feedstock Sale Adjustment for that Permitted Feedstock shall equal such excess and shall be due to Macquarie; and (c) If Macquarie determines that any Monthly Third Party Permitted Feedstock Sale Adjustment is due, it shall include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Third Party Permitted Feedstock Sale Adjustment shall be incorporated as a component of the Monthly True-Up Amount due for such period which, if due to the Company, shall be expressed as a negative number and, if due to Macquarie, shall be expressed as a positive number. TARGET INVENTORY LEVELS AND DIFFERENTIAL ADJUSTMENT 7.1 Target Inventory Levels. Monthly inventory targets for Permitted Feedstock and Renewable Products shall be set pursuant to this Article 7. Such monthly inventory targets for Permitted Feedstock and Renewable Products shall be subject to the minimum and maximum

56 13585990v13 inventory levels set forth in Schedule D for each Pricing Group, which minimum inventory levels shall be satisfied by the procurement of Permitted Feedstock and Renewable Products in accordance with the terms hereof. The Company represents and warrants that the respective Target Month-End Permitted Feedstock Volumes and Target Month-End Renewable Product Volumes that the Company sets for each month during the Term hereof shall be the Company’s good faith estimate (which is not a guarantee of actual performance), at the time it sets such targets, of the Ending In-Tank Permitted Feedstock Inventory and the Ending In-Tank Renewable Product Inventory at the end of such month. 7.2 Target Month-End Permitted Feedstock Volume. (a) Projected Monthly Run Volume. By no later than the fifteenth (15th) day of the month preceding each Delivery Month, the Company shall notify Macquarie of the aggregate quantity of Permitted Feedstock that the Company expects to run at the Refinery during such Delivery Month (the “Projected Monthly Run Volume”). Macquarie shall have the right to reject any Projected Monthly Run Volume; provided, however, that in the event Macquarie does not reject the same within one (1) Business Day after receiving the Projected Monthly Run Volume, Macquarie shall be deemed to have accepted the same. In the event Macquarie timely rejects any Projected Monthly Run Volume, the Parties will meet not later than the following Business Day to agree upon a mutually agreeable alternative. (b) Constraints on Target Month-End Permitted Feedstock Volume. In establishing a Target Month-End Permitted Feedstock Volume, the Parties acknowledge that any increase in a Target Month-End Permitted Feedstock Volume is constrained to the extent that (i) the Permitted Feedstock available for delivery under the Macquarie Permitted Feedstock Procurement Contracts with Third Party Suppliers, plus (ii) Other Barrels available for delivery during such month are not intended to be greater than the Company’s Permitted Feedstock requirements for the Refinery for the month related to such Target Month-End Permitted Feedstock Volume. (c) Adjustments to Target Month-End Permitted Feedstock Volume. The Parties may, by mutual agreement, adjust the Target Month-End Permitted Feedstock Volume for any month. Any change to a Target Month-End Permitted Feedstock Volume shall affect only the subject month and does not impact the calculation of the Target Month- End Permitted Feedstock Volume in subsequent months. 7.3 Target Month-End Renewable Product Volume. (a) [Reserved] (b) Target Month-End Renewable Product Volume; Applicable Range. Subject to events of Force Majeure, facility turnarounds, the performance of any third parties (including purchasers of Renewable Products under the Marketing and Sales Agreement), the Company shall, in establishing each Target Month-End Renewable Product Volume, use commercially reasonable efforts to cause such Target Month-End Renewable Product

57 13585990v13 Volume to be within the applicable range specified for such Renewable Product on Schedule D. (c) Changes to Target Month-End Renewable Product Volume. At any time prior to the beginning of the month to which a Target Month-End Renewable Product Volume relates, the Parties may, by mutual agreement, change such Target Month-End Renewable Product Volume. (d) Target Month-End Renewable Product Volume Adjusted for Additional Renewable Product Transactions. For any month in which quantities of Renewable Products are delivered by Macquarie under one or more Additional Renewable Product Transactions entered into during such month pursuant to the Marketing and Sales Agreement, the Target Month-End Renewable Product Volume of any such Renewable Product for the end of such month shall be reduced by the aggregate net quantity of such Renewable Product so delivered to the extent such Additional Renewable Product Transactions are entered into after such Target Month-End Renewable Product Volume is established. 7.4 Differential Adjustments. Promptly following each Differential Adjustment Month, Macquarie shall review the data for such Differential Adjustment Month and calculate whether, based on such data, an adjustment to any of the Permitted Feedstock or Renewable Product Differentials is appropriate; provided that, if Macquarie or the Company determines in its reasonable judgment that the data for such Differential Adjustment Month do not provide a representative basis for such determination (due to anomalies, distortions or other factors identified by Macquarie), such Party shall propose an adjusted Permitted Feedstock or Renewable Product Differentials. In the event the Parties mutually agree to the proposed adjusted Permitted Feedstock or Renewable Product Differentials, the same shall become applicable commencing with the month immediately following such Differential Adjustment Month; provided, however, that in the event no such mutual agreement is made, the Permitted Feedstock or Renewable Product Differentials set forth on Schedule B will continue to apply. The Permitted Feedstock or Renewable Product Differentials shall be updated as set forth on Schedule B on the first (1st) Business Day of the Differential Adjustment Month, unless otherwise mutually agreed to by the Parties. 7.5 [Reserved] 7.6 [Reserved] 7.7 Monthly Cover Costs. (a) Monthly Renewable Products Cover Costs. If, for any month (or portion thereof), Macquarie reasonably determines that, as a result of the Company’s failure to produce the quantities of Renewable Product projected under this Agreement or the Company’s failure to comply with its obligations under the Marketing and Sales Agreement, regardless of how caused (including any event of Force Majeure), Macquarie retains insufficient quantities of Renewable Product to comply with its obligations to any third parties, under Included Sales Transactions, and Macquarie incurs any additional costs

58 13585990v13 and expenses or related damages in procuring and transporting Renewable Product from other sources for purposes of covering such delivery obligations or the shortfall in the quantity held for its account (collectively, “Monthly Renewable Products Cover Costs”), then the Company shall be obliged to reimburse Macquarie for such Monthly Renewable Products Cover Costs. If Macquarie determines that any Monthly Renewable Products Cover Costs are due to it, Macquarie shall promptly communicate such determination to the Company and, subject to any mitigation of such costs actually achieved by the Company, include the calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Renewable Products Cover Costs shall be incorporated as a component of the Monthly True-Up Amount due for such period hereunder. If, for any month (or portion thereof), Macquarie determines that, as a result of the Company’s failure to produce the quantities of Renewable Product projected under this Agreement or the Company’s failure to comply with its obligations under the Marketing and Sales Agreement, Macquarie retains insufficient quantities of Renewable Product to comply with its obligations to the Company, under any Company Agreements or otherwise pursuant to Section 2.6 of the Marketing and Sales Agreement, the Company shall be solely responsible for covering any delivery obligations to third parties or the shortfall in the quantity held for such third parties in connection with the Company’s Renewable Product Marketing Operations (as defined in the Marketing and Sales Agreement) or otherwise. (b) Monthly Permitted Feedstock Cover Costs. If, for any month (or portion thereof), Macquarie reasonably determines that, as a result of the Company’s failure to sell Macquarie the quantities of Refinery Procured Permitted Feedstock Barrels projected under this Agreement, regardless of how caused (including any event of Force Majeure), Macquarie retains insufficient quantities of Permitted Feedstock to comply with its obligations to any third parties and Macquarie incurs any additional out of pocket costs and expenses or related damages in procuring and transporting Permitted Feedstock from other sources for purposes of covering such delivery obligations or the shortfall in the quantity held for its account (collectively, “Monthly Permitted Feedstock Cover Costs”), then the Company shall be obliged to reimburse Macquarie for such Monthly Permitted Feedstock Cover Costs. If Macquarie determines that any Monthly Permitted Feedstock Cover Costs are due to it, Macquarie shall promptly communicate such determination to the Company and, subject to any mitigation of such costs actually achieved by the Company, include the calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Permitted Feedstock Cover Costs shall be incorporated as a component of the Monthly True-Up Amount due for such period hereunder. If, for any month (or portion thereof), Macquarie determines that, as a result of the Company’s failure to sell Macquarie the quantities of Refinery Procured Permitted Feedstock Barrels projected under this Agreement, Macquarie retains insufficient quantities of Permitted Feedstock to comply with its obligations to Company, the Company shall be solely responsible for covering any delivery obligations to third parties or Company. 7.8 Costs Related to Shortfall.

59 13585990v13 (a) Costs Related to Shortfall of Renewable Product. To the extent that Macquarie is required to cover, pursuant to an Included Sales Transaction, any shortfall in any Renewable Product delivery, which shortfall arises as a result of the failure by the Company to produce, store or deliver when due such Renewable Product of the correct quality and quantity, using any inventory Macquarie owns and acquires separately from the inventory owned and maintained in connection with this Agreement, regardless of how caused (including any event of Force Majeure), any out of pocket cost or loss (excluding lost profits) incurred by Macquarie in connection therewith that is not otherwise included as a Monthly Renewable Product Cover Cost shall constitute an Ancillary Cost that is to be reimbursed to Macquarie. (b) Costs Related to Shortfall of Permitted Feedstock. To the extent that Macquarie is required to cover, under a transaction with Company or a third party, any shortfall in any Permitted Feedstock delivery, which shortfall arises as a result of the failure by the Company to store or deliver when due Permitted Feedstock of the correct quality and quantity, using any inventory Macquarie owns and acquires separately from the inventory owned and maintained in connection with this Agreement, regardless of how caused (including any event of Force Majeure), any out of pocket cost or loss (excluding lost profits) incurred by Macquarie in connection therewith that is not otherwise included as a Monthly Permitted Feedstock Cover Cost shall constitute an Ancillary Cost that is to be reimbursed to Macquarie. 7.9 Excess Target Levels. No later than five (5) Business Days prior to the date on which the Company is obligated to establish the Target Month-End Permitted Feedstock Volume or the Target Month-End Renewable Product Volumes for any month, the Company may request that Macquarie agree to a level for any of the foregoing that exceeds that applicable maximum level set forth on Schedule D (an “Excess Inventory Level”); provided that such request may be for only such month or for a period of two (2) or more consecutive months starting with such month, as the Company shall specify in its request. If such request is made in a timely manner, Macquarie shall promptly review such request and advise the Company as to whether Macquarie accepts or rejects such Excess Inventory Level; provided that Macquarie is under no obligation to accept any such request. If Macquarie accepts any request for an Excess Inventory Level, then for all purposes of this Agreement and in lieu of the relevant level set forth on Schedule D, such Excess Inventory Level shall constitute the maximum inventory level for the relevant Renewable Product Group for the period specified in such request; provided that, after such period, the applicable level set forth on Schedule D shall be in effect for purposes of this Agreement. If Macquarie rejects any such request, then the applicable level set forth on Schedule D shall continue in effect, unless otherwise expressly agreed by the Parties in writing. 7.10 Excess Inventory Levels. (a) Excess Quantity. If, at any time, either Party determines, with respect to any Renewable Product Group, that the aggregate quantity of such Renewable Product Group being held in the Included Locations or the Specified Company Locations exceeds the maximum inventory level set forth on Schedule D for such Renewable Product Group in the Included Locations or the Specified Company Locations (such excess, an “Excess Quantity”), such Party shall promptly notify the other Party of the existence and volume of

60 13585990v13 such Excess Quantity. Within three (3) Business Days after such notice is given, Macquarie shall advise the Company as to whether Macquarie accepts such Excess Quantity (in which case Section 7.10(b) shall apply) or rejects such Excess Quantity (in which case Section 7.10(c) shall apply). (b) Response for Excess Quantity. If Macquarie accepts an Excess Quantity then, for all purposes of this Agreement, such Excess Quantity shall constitute the maximum Excess Inventory Level for the relevant Renewable Product Group for the Included Locations or the Specified Company Locations (as the case may be) for the balance of the month in which such Excess Quantity was first identified and, at Macquarie’s option, for such additional month or months as Macquarie may specify; provided that if Macquarie does not accept such Excess Quantity for any additional month or months, such Excess Quantity shall only be in effect for the then current month and if such Excess Quantity remains after the end of such current month, the provisions of this Section 7.10 shall apply anew as of the beginning the following month. (c) Disposal of Excess Quantity. If Macquarie rejects an Excess Quantity then, for purposes of determining amounts due under Sections 10.1 and 10.2 of this Agreement, such Excess Quantity shall not be counted as Permitted Feedstock or Renewable Products being held at an Included Location or Specified Company Location. In such case, if the Company is able to segregate in one or more Included Tanks or tanks at Specified Company Locations a quantity of the relevant Renewable Product Group at least equal to such Excess Quantity, the Company may, at its option, elect to designate such Included Tanks or other tanks and purchase from Macquarie the segregated quantity of such Renewable Product Group held in such designated Included Tanks so that the quantity of such Renewable Product Group owned by Macquarie (in the case of an Excess Quantity relating to the Included Location) would not exceed the applicable maximum inventory level set forth on Schedule D for the relevant Renewable Product Group for the Included Locations or the Specified Company Locations (as the case may be) after giving effect to such purchase or removal, at a price or value determined pursuant to the applicable provisions of Article 10. After settlement of such purchase or removal, such Included Tanks shall no longer constitute Included Locations or such other tanks shall no longer constitute Specified Company Locations for purposes hereof unless and until Macquarie determines, in its reasonable discretion, that Macquarie’s ownership of the quantities held in such tanks would not result, as of the time of such determination, in the aggregate quantity of the relevant Renewable Product Group owned by Macquarie exceeding the applicable maximum inventory level set forth on Schedule D. If and when such determination is made, the Parties shall confirm the sale by the Company to Macquarie of the quantities held in such Included Tanks at the prices or values that would then apply to additional volumes under Article 10 hereof and upon the settlement of such purchase or inclusion, such Included Tanks or other tanks shall thereafter again constitute Included Locations or Specified Company Locations for all purposes hereof.

61 13585990v13 PURCHASE AND DELIVERY OF RENEWABLE PRODUCTS 8.1 Purchase and Sale of Renewable Products. (a) Macquarie Purchase of Renewable Products. Macquarie agrees to purchase and receive from the Company, and the Company agrees to sell and deliver to Macquarie, the entire Renewable Products output of the Refinery from and including the Effective Date through the end of the Term of this Agreement, at the Current Month Pricing Benchmark(s), subject to the calculation of the Monthly True-Up Amounts as provided for on Schedule C-2, and otherwise in accordance with the terms and conditions of this Agreement. (b) Included Renewable Product Purchase Transaction. From time to time, under the Marketing and Sales Agreement, the Company may propose that Macquarie enter into an Included Renewable Product Purchase Transaction with an identified Renewable Product Supplier. Such proposal and Macquarie’s acceptance and rejection of such proposal shall be made pursuant to Section 2.3 of the Marketing and Sales Agreement. (c) Refinery Procured Renewable Product Barrels. No later than the fifteenth (15th) day of the month preceding a Delivery Month, the Company shall inform Macquarie whether the Company has purchased or intends to purchase any Renewable Product that is being procured under a Refinery Renewable Product Contract for delivery during such Delivery Month (“Refinery Procured Renewable Product Barrels”). In connection with each such quantity of Refinery Procured Renewable Product Barrels, the Company shall provide to Macquarie a trade ticket stating the quantity, grade and delivery terms of such Refinery Procured Renewable Product Barrels expected to be delivered to the Refinery Renewable Product Storage Tanks or such other Included Renewable Product Location designated by the Company during such Delivery Month and, provided no Default or Event of Default with respect to the Company has occurred and is then continuing, such quantity satisfies the approved grade, and such quantity does not exceed the maximum inventory level for such Renewable Products set forth on Schedule D, Macquarie shall purchase such quantity from the Company on a “FOB” destination basis at Current Month Pricing Benchmark(s), subject to the calculation of the Monthly True-Up Amounts as provided for on Schedule C-2, and title and risk of loss for such quantity shall pass to Macquarie as and when it passes the Renewable Product Intake Point free and clear of all Liens. If any change occurs in the quantity, grade or delivery terms of the Refinery Procured Renewable Product Barrels that the Company expects to procure for delivery during such month, the Company shall promptly advise Macquarie of such change. The Parties acknowledge that the consideration due from Macquarie to the Company for any Refinery Procured Renewable Product Barrels shall be paid for in accordance with Article 10. 8.2 Sale and Purchase of Renewable Products. (a) Sale of Renewable Products from Company to Macquarie. Unless otherwise agreed by Macquarie, all Renewable Products shall be delivered and sold by the Company to Macquarie at the Renewable Product Intake Point of the Refinery Renewable

62 13585990v13 Product Storage Tanks or any other Included Renewable Product Tanks (as the case may be) on a DDP (Incoterms 2010) basis at the Current Month Pricing Benchmark(s), subject to the calculation of the Monthly True-Up Amounts as provided for on Schedule C-2, free and clear of all Liens, with the Company being responsible for ensuring transportation and delivery of such Renewable Product into the Refinery Renewable Product Storage Tanks or any other Included Renewable Product Tanks (as the case may be). Title and risk for loss shall transfer from the Company to Macquarie at the time of such sale (subject to the obligations of the Company and applicable Facilities Operator Affiliates to handle such products with due care while in their care, custody and control). (b) Sale of Renewable Products by Macquarie to the Company. Provided no Event of Default has occurred and is continuing, Macquarie shall be permitted to sell and the Company shall be permitted to purchase Renewable Products from the Refinery Renewable Product Storage Tanks and the Company shall take delivery of such Renewable Products at any Renewable Product Delivery Point in accordance with the Weekly Renewable Products Projection, or as otherwise mutually agreed to by the Parties. Though not obligated to do so, Macquarie shall, absent an Event of Default, use commercially reasonable efforts to sell Renewable Products to the Company before selling to another Person. The sale and delivery of any Renewable Products by Macquarie to the Company at the Renewable Product Delivery Point shall be on an “ex works” basis (EXW Incoterms 2010) at the Current Month Pricing Benchmark(s), subject to the calculation of the Monthly True-Up Amounts as provided for on Schedule C-2, free of Liens, other than Permitted S&O Liens. Upon such sale of Renewable Products, title and risk of loss will transfer to the Company. The Company shall bear sole responsibility for the withdrawal of Renewable Products from the Refinery Renewable Product Storage Tanks. The Company shall take all commercially reasonable actions necessary to maintain a connection with the Refinery Renewable Product Storage Tanks to enable the withdrawal and delivery of Renewable Products as contemplated hereby. The Parties understand and agree that after such title transfer to the Company, the Company may sell such Renewable Product to one or more third parties pursuant to one or more Company Agreements in the Company’s sole and absolute discretion. (c) Sale of Renewable Products by Macquarie to Third Party. Macquarie shall not be required to enter into any transactions involving the sale of Renewable Products to any third party until the Company has established, to Macquarie’s satisfaction, procedures and mechanisms for determining and reporting the specific volumes that are from time to time subject to each such Renewable Products sale transaction. Macquarie’s acceptance or rejection of any proposed third party Renewable Products sales transaction shall be subject to the applicable provisions of the Marketing and Sales Agreement. 8.3 Expected Yield and Estimated Output; Weekly Renewable Products Projection. (a) Estimated Yield. From time to time, based on its then current operating forecast for the Refinery, the Company may provide to Macquarie a revised expected Renewable Product yield for the Refinery (each, a “Revised Estimated Yield” and, together with the Initial Estimated Yield, an “Estimated Yield”).

63 13585990v13 (b) Monthly Renewable Product Estimate. (i) No later than the fifteenth (15th) day of the month preceding a Delivery Month, the Company shall, based on the then current Estimated Yield and such other operating factors as it deems relevant, prepare and provide to Macquarie an estimate in the form of Schedule DD of the Renewable Product quantities it expects to deliver to Macquarie during such Delivery Month (each, a “Monthly Renewable Product Estimate”). (ii) Macquarie shall have the right to reject any Monthly Renewable Product Estimate; provided, however, that in the event Macquarie does not reject the same within one (1) Business Day after receiving the Monthly Renewable Product Estimate, Macquarie shall be deemed to have accepted the same. In the event Macquarie timely rejects any Monthly Renewable Product Estimate, the Parties will meet not later than the following Business Day to agree upon a mutually agreeable alternative. (c) Weekly Renewable Products Projection. No later than 5:00 p.m., EST on Thursday of each week, the Company shall provide Macquarie with a written summary in the form of Schedule K of the Company’s projected Renewable Product purchases from Macquarie at the Refinery Renewable Product Storage Tanks for the next immediately succeeding Projection Week (each, a “Weekly Renewable Product Projection”). Macquarie shall have the right to reject any Weekly Renewable Product Projection; provided, however, that in the event Macquarie does not reject a Weekly Renewable Product Projection by 5:00 pm EST on the next day (Friday), Macquarie shall be deemed to have accepted the same. In the event Macquarie timely rejects any Weekly Renewable Product Projection, the Parties will meet not later than the following Business Day to agree upon a mutually agreeable alternative. 8.4 Delivered Quantities. (a) Readings. For each Delivery Date, the Company shall provide to Macquarie, by no later than 12:00 p.m. EST on the first Business Day following such Delivery Date, meter tickets and/or meter readings and tank gauge readings confirming the Measured Renewable Product Quantity in each Included Renewable Product Tank for each Renewable Product delivered during that Delivery Date and other such relevant information including but not limited to Renewable Product identifiers and the location of Renewable Products, aggregated on a Renewable Product Group basis. (b) Correction of Readings. If the Company determines that any meter tickets and/or meter readings and tank gauge readings provided pursuant to clause (a) above are inaccurate, the Company shall provide to Macquarie such corrected meter tickets and/or meter readings and tank gauge readings by no later than 12:00 noon EST on the third (3rd) Business Day following the date on which such determination is made. 8.5 Custody. During the time any Renewable Products (i) are held in any Refinery Facilities or Included Renewable Products Pipeline, the Company shall, and shall cause the

64 13585990v13 Facilities Operator Affiliates to, in their capacities as operator of such Refinery Facilities or Included Renewable Products Pipeline, be solely responsible for the care, custody and control of such Renewable Products and shall, and shall cause the Facilities Operator Affiliates to, be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Renewable Products and (ii) are held in any Refinery Renewable Product Storage Tanks and all other Included Renewable Product Tanks, the Company shall, and shall cause the Facilities Operator Affiliates to, as and to the extent provided in Article 21 (and subject thereto in all respects), jointly and severally, indemnify and hold harmless Macquarie, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom except to the extent such Liabilities are caused by or attributable to any of the matters for which Macquarie is indemnifying the Company pursuant to Article 21. 8.6 Renewable Product Specifications. The Company agrees that all Renewable Products sold to Macquarie hereunder shall conform to the Renewable Fuel Standard or the Low Carbon Fuel Standard and to the respective specifications set forth on Schedule A or to such other specifications as are from time to time agreed upon by the Parties, provided that Renewable Products that do not conform to the Renewable Fuel Standard or the Low Carbon Fuel Standard or such specifications shall be subject to mutual agreement as to a Renewable Product differential to reflect such difference in values, in each case, including as such standards relate to and are applicable to the relevant Environmental Attributes. 8.7 Purchase Price of Renewable Products. The per Barrel purchase price for the Daily Renewable Product Sales and Daily Renewable Product Purchases for each type of Renewable Product Group bought or sold hereunder shall equal the Current Month Pricing Benchmark specified for such Renewable Product Group, subject to the Monthly True-Up Amount calculations provided for on Schedule C-2. 8.8 [Reserved] 8.9 Storage of Renewable Products. Macquarie shall have the exclusive right (to the extent that such exclusive right can be granted, and except to the extent otherwise expressly contemplated in Section 7.10) to inject into, store in and withdraw Renewable Products from the Refinery Renewable Product Storage Tanks and all other Included Renewable Product Tanks as provided under the Storage Facilities Agreement and, if hereafter entered into, any Required Storage and Transportation Arrangements. 8.10 Material Renewable Product Grade Changes. If either the Company or Macquarie concludes in its reasonable judgment that a Renewable Product does not meet either the Renewable Fuel Standard or the Low Carbon Fuel Standard, including as relates to and as applicable to the relevant Environmental Attribute, or that the specifications or the mix of the constituents of a Pricing Group produced, or projected to be produced, differ materially from those that have generally been produced by the Refinery or those that the Company may produce from time to time acting as a prudent refinery operator, then the Company and Macquarie shall endeavor in good faith to mutually agree on (i) acceptable price indices for such Renewable Product, and (ii) a settlement payment from one Party to the other sufficient to compensate the relevant Party for the

65 13585990v13 relative costs and benefits to each of the price differences between the prior price indices and the amended price indices. 8.11 Monthly Adjustments. (a) Monthly Renewable Product Sale Adjustment. For each month (or portion thereof) during the term of the Marketing and Sales Agreement and for each Renewable Product Group, Macquarie shall determine whether an amount is due by one Party to the other (for each Renewable Product Group, (a “Monthly Renewable Product Sale Adjustment”) in accordance with the following terms and conditions: (i) For each Renewable Product Group and relevant period, Macquarie shall determine the aggregate quantity of Barrels of such Renewable Product Group sold during such period under Included Sales Transactions, and Macquarie shall provide interim invoice statements (subject to adjustment in the Monthly Renewable Product Sale Adjustment contemplated below) to the Company during each month based on provisional prices (determined using the index price for the day plus the applicable differential agreed in advance for such month) established in good faith by Macquarie for Barrels sold during such period; (ii) If, for any Renewable Product Group and relevant period, (i) the Aggregate Renewable Product Sale Receipt exceeds the Index Renewable Product Sale Value, then the Monthly Renewable Product Sale Adjustment for that Renewable Product Group shall equal such excess and shall be due to the Company and (ii) the Index Renewable Product Sale Value exceeds the Aggregate Renewable Product Sale Receipt, then the Monthly Renewable Product Sale Adjustment for that Renewable Product Group shall equal such excess and shall be due to Macquarie; and (iii) If Macquarie determines that any Monthly Renewable Product Sale Adjustment is due, it shall include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Renewable Product Sale Adjustment shall be incorporated as a component of the Monthly True-Up Amount due for such period which, if due to the Company, shall be expressed as a negative number and, if due to Macquarie, shall be expressed as a positive number. (b) Monthly Renewable Product Purchase Adjustment. For each month (or portion thereof) during the term of the Marketing and Sales Agreement and for each Renewable Product Group, Macquarie shall determine whether an amount is due by one Party to the other (for each Renewable Product Group, (a “Monthly Renewable Product Purchase Adjustment”) in accordance with the following terms and conditions: (i) For each Renewable Product Group and relevant period, Macquarie shall determine the aggregate quantity of Barrels of such Renewable Product Group purchased during such period under Included Renewable Product Purchase Transactions, and Macquarie shall provide interim invoice statements (subject to

66 13585990v13 adjustment in the Monthly Renewable Product Purchase Adjustment contemplated below) to the Company during each month based on provisional prices (determined using the index price for the day plus the applicable differential agreed in advance for such month) established in good faith by Macquarie for Barrels purchased; (ii) If, for any Renewable Product Group and relevant period, (i) the Aggregate Renewable Product Purchase Proceeds exceeds the Index Renewable Product Purchase Value, then the Monthly Renewable Product Purchase Adjustment for that Renewable Product Group shall equal such excess and shall be due to Macquarie and (ii) the Index Renewable Product Purchase Value exceeds the Aggregate Renewable Product Purchase Proceeds, then the Monthly Renewable Product Purchase Adjustment for that Renewable Product Group shall equal such excess and shall be due to the Company; and (iii) If Macquarie determines that any Monthly Renewable Product Purchase Adjustment is due, it shall include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Renewable Product Purchase Adjustment shall be incorporated as a component of the Monthly True-Up Amount due for such period which, if due to the Company, shall be expressed as a negative number and, if due to Macquarie, shall be expressed as a positive number. 8.12 Monthly Renewable Product Sales Fees. For each month, the applicable Renewable Product Sales Fee shall be applied to each Barrel of Renewable Product, if any, sold by Macquarie under any Included Sales Transaction during such month. With respect to each month, the aggregate monthly value of the Renewable Product Sales Fees (the “Aggregate Monthly Renewable Product Sales Fee”) shall be due and payable from the Company to Macquarie as a component of the Monthly True-Up Amount. ANCILLARY COSTS; MONTH-END INVENTORY; CERTAIN DISPOSITIONS; TANK MAINTENANCE; CERTAIN REGULATORY MATTERS 9.1 Ancillary Costs. (a) The Parties agree that, to the maximum extent reasonably practicable, the Company shall pay directly any item that would constitute an Ancillary Cost. The Parties shall cooperate and endeavor in a commercially reasonable manner to arrange for all such items to be billed directly to the Company and for the payee of such item to expect payment of such item solely from the Company. (b) Without limiting the foregoing, the Company agrees to reimburse Macquarie for all Ancillary Costs incurred by Macquarie. Such reimbursement shall occur from time to time upon demand of Macquarie to the Company. When making such demand, Macquarie shall promptly provide the Company with copies of any relevant trade tickets, invoices or other supporting documentation for Ancillary Costs incurred by Macquarie.

67 13585990v13 (c) To the extent the Company has not paid or reimbursed Macquarie for any Ancillary Costs then outstanding and payable with respect to any month or any adjustments or refunds have occurred with respect to any Ancillary Costs previously paid or reimbursed, Macquarie may include in the Monthly True-Up Amount for such month as a separate line item on the applicable Monthly True-Up Amount invoice an amount to compensate the Parties, as appropriate, for such items. (d) From time to time upon the reasonable request of either Party, the Parties shall consult to assess whether (i) Ancillary Costs actually being incurred are consistent with the expectations of the Parties and the terms of this Agreement, (ii) procedures for paying, handling or otherwise dealing with Ancillary Costs can be improved or should be modified, (iii) documentation relating to substantiation of Ancillary Costs is sufficient and (iv) in any other respect the processing of Ancillary Costs hereunder can or improved or modified. 9.2 Month-End Inventory. (a) Ending Inventory. (i) By 12:00 p.m. EST on the first Business day of any Delivery Month, the Company, using Best Available Inventory Data, provided that if such inventory data is not available, using the last day for which such data is available, shall report to Macquarie the following: (i) the aggregate volume of Permitted Feedstock held in the Included Permitted Feedstock Storage Tanks at that time (the “Ending In- Tank Permitted Feedstock Inventory”), (ii) the aggregate amount of Permitted Feedstock held in Specified Company Locations at that time (the “Ending Specified Company Locations Permitted Feedstock Inventory”), (iii) for each Renewable Product, the aggregate volume of such Renewable Product held in the Included Renewable Product Locations at that time (each, an “Ending In-Tank Renewable Product Inventory”) and (iv) for each Renewable Product, the aggregate volume of such Renewable Product held in the Specified Company Locations at that time (each, an “Ending Specified Company Locations Renewable Product Inventory”). (ii) As of 11:59:59 p.m., EST, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Included Locations, and based thereon shall determine for such month (i) the aggregate volume of Permitted Feedstock held in the Included Permitted Feedstock Storage Tanks at that time, (ii) the aggregate amount of Permitted Feedstock held in Specified Company Locations at that time, (iii) for each Renewable Product, the aggregate volume of such Renewable Product held in the Included Renewable Product Locations at that time and (iv) for each Renewable Product, the aggregate volume of such Renewable Product held in the Specified Company Locations at that time. The Company shall notify Macquarie of such volumes by no later than 5:00 p.m., EST on the fifth Business Day thereafter, except that with respect to volume information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Macquarie by the fifteenth (15th) day after the end of such month.

68 13585990v13 (b) Inspection of Volume Determination Procedures. Macquarie may, or may have Macquarie’s Inspector, at Macquarie’s sole cost and expense, witness all or any aspects of the Refinery Facilities or Included Renewable Products Pipeline as Macquarie shall direct. If, in the reasonable judgment of Macquarie or Macquarie’s Inspector, the Volume Determination Procedures have not been applied correctly, then the Company shall cooperate with Macquarie, or Macquarie’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to the Ending In-Tank Permitted Feedstock Inventory, Ending Specified Company Locations Permitted Feedstock Inventory, any Ending In-Tank Renewable Product Inventory and any Ending Specified Company Locations Renewable Product Inventory as may be necessary to correct any such errors. (c) Records Related to Volume Determination. The Company agrees that in addition to reporting to Macquarie the volume determinations made by the Company pursuant to Section 9.2(a), the Company shall provide to Macquarie copies of all volume reports and statements related to Permitted Feedstock or Renewable Products held at any Included Locations or Specified Company Locations or with respect to any Renewable inventories held by the Company at any other locations including any inventory, quantity, or quality inspection reports prepared by a third party. 9.3 [Reserved] 9.4 Disposition Following Force Majeure. (a) Notwithstanding anything to the contrary, if Macquarie decides or is required, due to an event of Force Majeure affecting either Party or otherwise, to sell to any unrelated third parties, in arm’s length transactions, any quantities of Permitted Feedstock that, based on the then current Monthly Permitted Feedstock Forecast or Weekly Permitted Feedstock Projection, Macquarie would reasonably have expected to have sold to the Company (any quantity of Permitted Feedstock so disposed of by Macquarie being referred to as a “Disposed Quantity”), then the Company shall be obligated to pay to Macquarie an amount equal to the difference between the price at which such Disposed Quantity would have been sold to the Company, minus the amount realized in the sale to a third party (the “Disposition Amount”); provided, however, prior to Macquarie making any such disposition and provided that no Event of Default with respect to the Company has occurred and is continuing, the Company shall have a period equal to the lesser of (i) ten (10) Business Days from the occurrence of such Force Majeure event or (ii) the remaining time period before an event of default would occur under the contracts relevant to the Disposed Quantity as a result of such Force Majeure event, in which to sell or transfer such Disposed Quantity on commercially reasonable terms and conditions acceptable to Macquarie. In no event shall the Disposed Quantity exceed aggregate amount of Permitted Feedstock required for the projected refinery operations during and following an event of Force Majeure based on projections mutually agreed to by the Parties. (b) In connection with its selling any Disposed Quantity, Macquarie shall promptly determine the Disposition Amount and issue to the Company an invoice for such amount. The Company shall pay to Macquarie the invoiced amount no later than the second

69 13585990v13 Business Day after the date of such invoice. If, in connection with the sale of any Disposed Quantity, the Disposition Amount is a negative number, then Macquarie shall pay the amount of such excess to the Company no later than the second Business Day after the date of such invoice. (c) In connection with any disposition by Macquarie permitted by this Section 9.4, Macquarie shall endeavor, in good faith, to consult with the Company regarding, and keep the Company apprised of Macquarie’s negotiations relating to, such disposition so long as, in Macquarie’s commercially reasonable judgment, doing so does not materially and adversely affect Macquarie’s ability to execute such disposition in an expeditious and reasonably efficient manner. 9.5 Tank and Pipeline Maintenance. (a) Promptly after the Company completes its annual business plan with respect to any year, it shall notify Macquarie of any tank or pipeline maintenance contemplated with respect to such year that would result in any Included Permitted Feedstock Storage Tanks, Included Renewable Product Tanks, Included Renewable Product Pipelines or Included Permitted Feedstock Pipelines being unavailable. (b) The Company shall notify Macquarie orally (followed by prompt written notice) in the case of any Included Permitted Feedstock Storage Tank, Included Renewable Product Tanks or Included Renewable Product Pipeline, as soon as practicable after the Company has actual knowledge of any previously unscheduled downtime. (c) The Company shall provide to Macquarie at least thirty (30) days’ prior written notice of any scheduled maintenance that the Company and/or any of its Affiliates intends to conduct on any of the Included Permitted Feedstock Storage Tanks or the Included Renewable Product Tanks that would result in such storage tank being taken out of service for a period greater than thirty (30) days (“Tank Maintenance”). (d) In connection with any Tank Maintenance, the Parties shall promptly consult and endeavor to agree on adjusted inventory minimum and maximum levels and other appropriate adjustments hereunder that are to apply during the period of such Tank Maintenance, if deemed necessary by the Parties. (e) The Company agrees that it shall use its best efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any Tank Maintenance as promptly as practicable. The Company shall provide Macquarie with an initial estimate of the period of any Tank Maintenance and shall regularly update Macquarie as to the progress of such Tank Maintenance. If, the Company determines that the expected completion date for Tank Maintenance has or is likely to change by thirty (30) days or more, it shall promptly notify Macquarie of such determination. 9.6 Certain Regulatory Matters. (a) If Macquarie shall determine, in its reasonable judgment, that as a result of (i) the adoption or taking effect of any Applicable Law, (ii) any change in Applicable Law

70 13585990v13 or in the administration, interpretation or application thereof by any Governmental Authority, (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority or (iv) any interpretation of or proposal to implement any of the foregoing (each, a “Regulatory Event”), Macquarie is or would (A) not be permitted to hold or own all or certain types of Permitted Feedstock and/or Renewable Products, (B) be unable to perform in any material respect its obligations under this Agreement and/or the other Transaction Documents or (C) were it to continue to hold or own such Permitted Feedstock and/or Renewable Product or perform such obligations, be or likely to be subject to additional or increased burdens or costs, then it shall notify the Company in writing of such determination and the Parties shall promptly consult in good faith to determine and assess what actions or steps, if any, either Party or both Parties could implement to alleviate, minimize and/or mitigate the effect of any such Regulatory Event. If the Parties identify actions or steps that, in Macquarie’s reasonable judgment, can be implemented without resulting in Macquarie incurring any additional costs, expenses hereunder or under the other Transaction Documents while preserving the economic terms and conditions of this Agreement and the other Transaction Documents (including economic benefits, risk allocation, costs and liabilities), then the Parties shall, in good faith and in a commercially reasonable manner, endeavor to implement such actions and steps. If the Parties are unable to identify such actions or steps or are unable to implement any actions and steps that have been so identified, then Macquarie may, so long as such Regulatory Event continues, by written notice to the Company, elect to terminate this Agreement in the manner provided for in Article 20 on such date Macquarie shall specify in such notice, which date shall constitute a Termination Date for purposes of Article 20; provided however, that (unless such Regulatory Event has or is expected to become mandatorily effective at an earlier date, in which event termination shall be effective at such earlier date) the date specified in such notice shall occur at least 120 days after the date such notice is delivered to the Company and if practicable on the last day of a month. (b) Without limiting the generality of the foregoing, following the occurrence of a Regulatory Event Macquarie may, in its sole discretion, elect to propose to modify this Agreement, the other Transaction Documents and the transactions subject hereto and thereto so that Macquarie shall not be the owner of any Renewables held at Included Locations and that instead all Renewables held at Included Locations shall constitute Renewables Credit Support and all Included Locations shall constitute Specified Company Locations, and if Macquarie makes such election, then the Company shall (and shall cause its Affiliates (other than Qualified Owners) and third parties to) execute such amendments and modifications to the Transaction Documents, take such other actions and execute and deliver such ancillary documents (including acknowledgments, consents and waivers) as are necessary and appropriate in Macquarie’s judgment to implement such alternative structure; provided however, that (i) the Company shall not be obligated to execute such amendments and modifications and to take such actions unless such alternative structure as implemented preserves, in all material respects, the economic terms in effect prior to the execution of such implementation, including the pricing and minimum inventory levels applicable to those new Specified Company Locations that were previously Included Locations, and (ii) the Company may elect, in response to Macquarie’s proposed election to convert to an all Renewables Credit Support transaction (with no owned Renewables)

71 13585990v13 as described above, to terminate this Agreement in accordance with Article 20, such termination to be effective as provided in any written notice delivered by the Company to Macquarie. (c) In the event that either the Company or Macquarie elects, based on the occurrence of a Regulatory Event, to terminate this Agreement as provided in this Section 9.6, then for purposes of such termination the Specified Termination Amount shall be equal to zero. PAYMENT PROVISIONS 10.1 Interim Payments. (a) Macquarie Interim Payments. For each Delivery Day, Macquarie shall calculate a provisional payment (each a “Macquarie Interim Payment”) by applying the applicable Daily Prices to the Daily Permitted Feedstock Purchases and Daily Renewable Product Purchases for that day, using Best Available Inventory Data; provided that if inventory data have not been reported on any day within a two (2) Business Day period, Macquarie shall use the inventory data for the day occurring during the thirty (30) day period preceding such day that results in the smallest Daily Permitted Feedstock Purchases and the smallest Daily Renewable Product Purchases (as the case may be), in any case resulting in an amount equal to the smallest daily amount that would be payable to Macquarie; provided further that, if Macquarie determines (including without limitation after receipt of updated Best Available Inventory Data) that any inventory data it has used in such determination was inaccurate, then Macquarie shall adjust future Macquarie Interim Payments to take account of any corrected inventory data, and Macquarie shall notify the Company of such adjustment when made. (b) Company Interim Payments. (i) Company Interim Permitted Feedstock Payments. (A) Company Interim Procurement Contract Permitted Feedstock Payment. For each day, Macquarie shall calculate a provisional payment (each a “Company Interim Procurement Contract Permitted Feedstock Payment”) by applying the applicable Macquarie Procurement Barrels Price to the Daily Permitted Feedstock Procurement Contract Sales for that day, using the measurement data taken at the applicable Macquarie Delivery Point. If Macquarie determines that any data it has used was inaccurate, then Macquarie shall adjust future Company Interim Procurement Contract Permitted Feedstock Payments to take account of any corrected data, and Macquarie shall notify the Company of such adjustment when made. (B) Company Interim Tank Permitted Feedstock Payment. For each day, Macquarie shall calculate a provisional payment (each a “Company Interim Tank Permitted Feedstock Payment”) by applying the

72 13585990v13 applicable Daily Prices to the Daily Permitted Feedstock Tanks Sales for that day, using Best Available Inventory Data; provided that if inventory data have not been reported on any day within a two (2) Business Day period, Macquarie shall use the inventory data for the day occurring during the thirty (30) day period preceding such day that results in the largest Daily Permitted Feedstock Tanks Sales, in any case resulting in an amount equal to the highest daily amount that would be payable to Macquarie; provided further that, if Macquarie determines (including without limitation after receipt of updated Best Available Inventory Data) that any inventory data it has used in such determination was inaccurate, then Macquarie shall adjust future Company Interim Tank Permitted Feedstock Payments to take account of any corrected inventory data, and Macquarie shall notify the Company of such adjustment when made. (ii) Company Interim Renewable Product Payments. For each day, Macquarie shall calculate a provisional payment (each a “Company Interim Renewable Product Payment”) by applying the applicable Daily Prices to the Daily Renewable Product Sales for that day, using Best Available Inventory Data; provided that if inventory data have not been reported on any day within a two (2) Business Day period, Macquarie shall use the inventory data for the day occurring during the thirty (30) day period preceding such day that results in the largest Daily Renewable Product Sales, in any case resulting in an amount equal to the highest daily amount that would be payable to Macquarie; provided further that, if Macquarie determines that any inventory data it has used in such determination was materially inaccurate, then Macquarie shall adjust future Company Interim Renewable Product Payments to take account of any corrected inventory data, and Macquarie shall notify the Company of such adjustment when made. (c) The Company shall, at the end of each day, provide to Macquarie inventory reports in the form set forth on Schedule H, showing the quantity of (i) Permitted Feedstock held in the Included Permitted Feedstock Locations, (ii) Permitted Feedstock that is Company Permitted Feedstock Inventory, (iii) Renewable Products held in the Included Renewable Product Locations and (iv) Renewable Products that are Company Renewable Product Inventory. (d) Invoices for Interim Payments. For any Business Day, the Interim Payments and the Party responsible for such Interim Payments shall be determined by Macquarie for all Delivery Dates since the prior Business Day and Macquarie shall advise the Company of the amount of Interim Payments via invoice. Each invoice will contain a breakdown of the applicable Renewable Product Groups. (e) Payment Due Dates of Interim Payments. Subject to Section 10.1(i), the Interim Payment shall be made by the responsible Party on the Business Day that follows the day Macquarie issues the applicable invoice.

73 13585990v13 (f) Deferred Payment. Company shall be allowed to defer payment of the Company Interim Tank Permitted Feedstock Payments up to the Available Deferred Payment Amount subject to the following: (i) Any Company Interim Tank Permitted Feedstock Payments deferred by Company shall be due on the twentieth (20th) day of the Delivery Month (or such other day as agreed to in writing between Macquarie and the Company from time to time) following the day Macquarie delivers to the Company the applicable invoice. (ii) In the event that on any given Business Day there is a Company Deferred Deficit, Company shall pay to Macquarie the Company Deferred Deficit on the next succeeding Business Day following the date that the Company receives from Macquarie written notice of such Company Deferred Deficit. (iii) In the event of a termination of the Agreement or a continuing Event of Default, (A) Company shall no longer be permitted to defer any further Company Interim Tank Permitted Feedstock Payments and (B) any Company Interim Tank Permitted Feedstock Payments deferred under this Section 10.1(f) shall immediately become due and payable and be paid to Macquarie on the next succeeding Business Day following the date that Macquarie notifies the Company of the amount due on account of the foregoing. (g) In the event that Company is purchasing more Renewable Products or Permitted Feedstock than was projected under the applicable Target Month-End Renewable Product Volume or Target Month-End Permitted Feedstock Volume, Macquarie shall have the right to request that Company make a true-up payment within two (2) Business Days of delivering to the Company written notice of such payment being due. (h) Daily Environmental Attributes Pricing Adjustment. For each day during the Term, Macquarie shall calculate the Daily Environmental Attribute Pricing Adjustment for that day as more particularly described in Schedule C-3. Macquarie will provide to the Company a calculation and appropriate documentation to support the calculation of the Daily Environmental Attribute Pricing Adjustment for each such day. The Daily Environmental Attribute Pricing Adjustment is a component of the Interim Payments and will be invoiced by Macquarie and paid by the applicable Party in accordance with this Section 10.1. 10.2 Monthly True-Up Amount. (a) Macquarie shall use commercially reasonable efforts to provide to the Company, within five (5) Business Days following receipt of the Ending In-Tank Permitted Feedstock Inventory and the Ending In-Tank Renewable Product Inventory pursuant to Section 9.2, a calculation and appropriate documentation to support the calculations for such month contemplated in the Transaction Documents for the Monthly True-Up Amount as set forth in Schedule C-2.

74 13585990v13 (b) If the Monthly True-Up Amount is a negative number, then the absolute value of such number shall be the amount due from Macquarie to the Company, and if the Monthly True-Up Amount is a positive number, such amount shall be due from the Company to Macquarie. The Company shall pay any undisputed portion of the Monthly True-Up Amount due to Macquarie no later than the two (2) Business Days after the Company’s receipt of the monthly invoice and all related documentation supporting the invoiced amount. Macquarie shall pay any undisputed portion of the Monthly True-Up Amount due to the Company no later than two (2) Business Days after making its definitive determination of such amount. 10.3 Maximum Inventory Levels. Notwithstanding any transfer of title to Macquarie to any Permitted Feedstock or Renewable Products or the quantity of any Eligible Renewables Inventory in a Specified Company Location, Macquarie shall not be obligated at any time to pay for any quantity of Permitted Feedstock or Renewable Product under Section 10.1 or 10.2 or otherwise hereunder to the extent such payment would relate to an aggregate quantity of Permitted Feedstock or such Renewable Products in the Included Locations and Specified Company Locations in excess of the then applicable maximum inventory level as set forth on Schedule D or as may have been temporarily adjusted under Section 7.9. In the event that Permitted Feedstock or Renewable Products or the quantity of any Eligible Renewables Inventory in a Specified Company Location exceeds the maximum inventory level as set forth on Schedule D, Macquarie will hold title to all Barrels of Permitted Feedstock and Renewable Products located in Included Permitted Feedstock Storage Tanks and the Included Renewable Product Tanks at the time without making payment for the same, and the Company will dispose of such Barrels of Permitted Feedstock and Renewable Products as soon as reasonably possible. 10.4 Invoices. (a) Invoices shall be provided to the Company by Macquarie not later than 6:00 pm EST on a Business Day (and if delivered thereafter shall be deemed delivered on the next succeeding Business Day) (b) If the Company in good faith disputes the amount of any invoice issued by Macquarie relating to any amount payable hereunder (including Interim Payments, Monthly True-Up Amounts or Ancillary Costs), the Company shall pay Macquarie the undisputed amount of such invoice by the due date and inform Macquarie in writing of the portion of the invoice with which it disagrees and why; the Company may retain such disputed amount pending resolution of such dispute. The Parties shall cooperate in resolving the dispute expeditiously. If the Parties agree that the Company does owe some or all of the disputed amount or as may be determined by a court pursuant to Article 25, the Company shall pay such amount to Macquarie, together with interest at the Fed Funds Rate from the date such amount was originally due, within two (2) Business Days from, as appropriate, the date of their agreement or the date of the final, non-appealable decision of such court. Following resolution of any such disputed amount, Macquarie shall issue a corrected invoice and any residual payment that would be required thereby shall be made by the appropriate Party within two (2) Business Days.

75 13585990v13 10.5 Other Feedstocks. If Macquarie procures non-Permitted Feedstock feedstocks for the Company to run at the Refinery, the Parties shall agree in connection with such procurement upon terms for incorporating the purchase of such feedstocks into the daily and monthly settlements contemplated by Section 10.1 and 10.2 above. 10.6 Interest. Interest shall accrue on late payments under this Agreement at the Default Interest Rate from the date that payment is due until the date that payment is actually received by Macquarie. 10.7 Payment in Full in Same Day Funds. All payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. ELIGIBLE RENEWABLES INVENTORY 11.1 Eligible Renewables Inventory Reporting. (a) By no later than 4:00 p.m. EST on each Business Day, the Company shall provide to Macquarie, via email, a report in form and substance reasonably satisfactory to Macquarie as illustrated in Schedule H (the “Inventory Report”) showing the inventory quantities that then constitute Eligible Renewables Inventory, including the quantity and location of each type of inventory. (b) Macquarie may also exclude from such report any Renewables that Macquarie, in its reasonable judgment, determines in good faith do not constitute Eligible Renewables Inventory. (c) By delivering an Inventory Report, the Company shall be deemed to represent and warrant to Macquarie (to the same extent as if set forth in this Agreement) that all Renewables identified as Eligible Renewables Inventory in such report meet all the requirements of Eligible Renewables Inventory set forth in this Agreement. INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT 12.1 Macquarie shall be entitled to have Macquarie’s Inspector, at Macquarie’s sole cost and expense, present at any time the Volume Determination Procedures are to be applied in accordance with the terms of this Agreement and to observe the conduct of Volume Determination Procedures. The foregoing notwithstanding, the reasonable out of pocket costs, of the initial surveying by an independent inspector of the Company’s facilities, shall be paid by the Company. 12.2 In addition to its rights under Section 12.1, Macquarie may, from time to time during the Term of this Agreement, upon reasonable prior notice to the Company, have Macquarie’s Inspector conduct surveys and inspections of any of the Included Tanks or observe any Permitted Feedstock or Renewable Product transmission, handling, metering or other activities being conducted at such Included Tanks or the Delivery Points; provided that (a) such surveys, inspections and observations shall not materially interfere with the ordinary course of business

76 13585990v13 being conducted at such Included Tanks or the Refinery, and (b) while no limit exists on the number of times that Macquarie may conduct surveys and inspections hereunder, Macquarie anticipates that such inspections or surveys will likely be only once each month during first six month period of the Term of this Agreement, and once during each calendar quarterly period thereafter. Notwithstanding the foregoing, (i) Macquarie reserves the right to conduct inspections once each calendar month, and (ii) the Company shall only cover the reasonable costs of one inspection every six month s, unless Macquarie, by written notice to the Company, notes deficiencies in the Company’s application of customary industry practices that have caused a need for additional inspections to be conducted at the cost of the Company. Furthermore, the Company shall promptly provide Macquarie with a copy of any inspection report that the Company provides to its auditors. 12.3 In the event that recalibration of meters, gauges or other measurement equipment is requested by Macquarie such as “strapping,” the Parties shall select a mutually agreeable certified and licensed independent petroleum inspection company (the “Independent Inspection Company”) to conduct such recalibration. The cost of the Independent Inspection Company is to be shared equally by the Company and Macquarie. 12.4 Standards of Measurement. All quantity determinations herein shall be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty one (231) cubic inches and forty two (42) gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 6A of ASTM-IP for Permitted Feedstock and Table 6B of ASTM-IP for Renewable Products). FINANCIAL INFORMATION; CREDIT SUPPORT 13.1 Provision of Financial Information. The Company shall provide Macquarie (a) within one hundred twenty (120) days following the end of each of its fiscal years, (i) a copy of the Parent’s annual report, containing audited consolidated financial statements of the Parent and its consolidated subsidiaries for such fiscal year certified by independent certified public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and (ii) the balance sheet, statement of income and statement of cash flow of the Parent for such fiscal year, as reviewed by the Parent’s independent certified public accountants, (b) within sixty (60) days after the end of its first three fiscal quarters of each fiscal year, a copy of the Parent’s quarterly report, containing unaudited consolidated financial statements of the Parent and its consolidated subsidiaries for such fiscal quarter, and (c) within forty-five (45) days after the end of each calendar month, a copy of the Parent’s monthly report, containing unaudited consolidated and consolidating financial statements of the Parent and its consolidated subsidiaries for such month, compared to the prior period and prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments), including a balance sheet as of the end of such month, an income statement for such month and a statement of cash flow for such month; provided that so long as the Parent or the Company is required to make public filings of its monthly, quarterly and/or annual financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then the Company shall not be required to provide such annual or quarterly reports to Macquarie.

77 13585990v13 13.2 Additional Information. (a) Upon reasonable notice, the Company shall provide to Macquarie such additional information as Macquarie may reasonably request to enable it to ascertain the current financial condition of the Company, including Renewable Product reports in the form of Schedule S and daily Environmental Attributes reports in the form of Schedule BB. (b) From time to time, upon reasonable request by Macquarie, the Company shall obtain and provide to Macquarie additional information regarding third party arrangements, if any, but only to the extent the Company may contractually disclose such arrangements to Macquarie. (c) Any information from time to time delivered by the Company or its Affiliates to lenders, agents, noteholders, trustees or other creditors under outstanding Financing Agreements shall be concurrently delivered to Macquarie; provided that so long as the Parent, the Company or one or more parent entities of Parent or the Company is required to and does make public filings of such information pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then the Company shall not be required to provide such information to Macquarie. 13.3 Notification of Certain Events. The Company shall notify Macquarie (i) of the matters set forth in Section 14.2 (as and to the extent set forth therein), and (ii) within four (4) Business Days after learning of any of the following events: (a) The Parent’s, the Company’s or any of the Parent’s Subsidiaries binding written agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets, including pursuant to the Stonebriar Sale and Leaseback Agreements; provided that so long as the Parent, the Company, or one or more parent entities of Parent or the Company is required to make public filings of such information pursuant to the Exchange Act, such information is available on the SEC’s EDGAR database and the filing of such information is made in a timely manner, then the Company shall not be required to provide such information to Macquarie; (b) The Company’s or Parent’s binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (including an Affiliate (other than a Qualifying Owner)); (c) An early termination of or any notice of or the occurrence of any “event of default” under any Base Agreement, if any; (d) An early termination of or any notice of or the occurrence of an “event of default” under any Financing Agreement; (e) Any Master Agreement Termination Event;

78 13585990v13 (f) Any default or event of default or such similar occurrence under any Macquarie Permitted Feedstock Procurement Contract; (g) An amendment to any Financing Agreement; provided that (i) the Company shall notify Macquarie at least ten (10) Business Days prior to entering into any new Financing Agreement, and (ii) the Company shall not be required to provide notice of any event described in this Section 13.3 (g) if and to the extent that notice of such event is filed or furnished by the Parent, the Company, or one or more parent entities of Parent or the Company pursuant to the Exchange Act and the filing containing such notice is are available on the SEC’s EDGAR database; and (h) The execution of any agreement or other instrument or the announcement of any transaction or proposed transaction that contemplates or results in a Change of Control. 13.4 Credit Support. (a) Lien Documents. As further security for the prompt and complete payment of all amounts due or that may become due hereunder, the Company shall grant the Liens contemplated by, comply with the terms of and maintain in full force and effect the Lien Documents and assist Macquarie in maintaining any UCC financing statements or other filings necessary to preserve Macquarie’s Liens pursuant to the Lien Documents. (b) Independent Amount. As security for the prompt and complete payment and performance of the Transaction Obligations, the Company hereby pledges, assigns, conveys and transfers to Macquarie as margin, and hereby grants to Macquarie a present and continuing security interest in and to, and a general first lien upon and right of set off against, the amount of U.S. dollars constituting the Independent Amount and all interest and other proceeds from time to time received, receivable or otherwise distributed in respect thereof, or in exchange therefor; provided that (i) the Company shall effect such pledge, assignment, conveyance and transfer of the Independent Amount as and when required under Section 4.3 hereof and (ii) once the Independent Amount (which Independent Amount may increase or decrease from time to time in accordance with the terms of the Fees and Adjustments Letter) has been so pledged, assigned, conveyed and transferred, the Company agrees that for the duration of the Term, it shall maintain such pledge, assignment, conveyance and transfer accordingly and take such action as Macquarie reasonably requests, including providing Macquarie with possession of an amount of immediately available funds equal to the Independent Amount, as applicable, in order to perfect Macquarie’s continuing security interest in, and lien on (and right of setoff against), such amount. Notwithstanding the provisions of Applicable Law, if no Event of Default has occurred and is continuing with respect to Macquarie, then, subject to the terms of the Fees and Adjustments Letter including any obligation of Macquarie to return certain portions of the Independent Amount to the Company from time to time, Macquarie shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise use in its business all or any portion of the Independent Amount, free from any claim or right of any nature whatsoever of the Company, including any equity or right of redemption by the Company. Nothing in this Section 13.4(b) shall limit any rights of Macquarie under

79 13585990v13 any other provision of this Agreement or any other Transaction Documents, including without limitation, under Section 13.4(a) or Article 19 below. For the avoidance of doubt, the Company acknowledges and agrees that the Independent Amount constitutes credit support for the Transaction Obligations, including as provided in the Master Agreement. Macquarie shall exercise reasonable care to assure the safe custody of the Independent Amount to the extent required by Applicable Law. (c) As further security for the prompt and complete payment of all amounts due or that may become due hereunder, the Company shall grant the Liens contemplated by, comply with the terms of and maintain in full force and effect the Lien Documents and assist Macquarie in maintaining any UCC financing statements or other filings necessary to preserve Macquarie’s Liens pursuant to the Lien Documents. REFINERY TURNAROUND, MAINTENANCE AND CLOSURE 14.1 The Company shall be responsible for all operations and maintenance of Included Locations which are, directly or indirectly, owned by the Company (whether performing such operations and maintenance itself or contracting with a third-party to perform such obligations). The Company shall promptly notify Macquarie in writing of the date for which any inspection, maintenance, restart or turnaround at the Included Locations, the Refinery or the Refinery Facilities has been scheduled, or any revision to previously scheduled inspection, maintenance, restart or turnaround, which may affect receipts of Permitted Feedstock at the Refinery, the Included Tanks, the processing of Permitted Feedstock in the Refinery or the delivery of Renewable Products to Macquarie or by Macquarie to the Company or any third parties; provided that, (i) promptly after the Company completes its annual business plan with respect to any year, it shall notify Macquarie of any such inspection, maintenance, restart or turnaround contemplated with respect to such year and (ii) the Company shall give Macquarie at least two (2) months’ prior written notice of the commencement of any such scheduled inspection, maintenance, restart or turnaround. 14.2 The Company shall promptly notify Macquarie orally (followed by prompt written notice) of (i) any discharge into the environment of any Renewables, in a manner contrary to Applicable Law, which discharge would reasonably be expected to result in a Material Adverse Change, and (ii) the suspension, for a period in excess of twenty-four (24) hours, of more than 50% of the applicable daily forecasted production of all Renewable Products (taken as a whole) at the Refinery. 14.3 In the event of a scheduled shutdown of the Refinery, the Company shall, to the extent feasible, complete processing of all Permitted Feedstock being charged to, processed at or consumed in the Refinery at that time. 14.4 (a) Subject to Section 14.4(b) below, if at any time Macquarie determines that all or any portion of the facilities constituting an Included Location (in each case, “Identified Facilities”) fail to satisfy Macquarie’s then applicable policies and procedures

80 13585990v13 (such policies and procedures to be in reasonable accordance with and not to exceed industry, regulatory and customary practices) relating to the prudent maintenance and operation of storage tanks, pipeline facilities, vessels and other infrastructure used to store or transport Permitted Feedstock and/or Renewable Products (“Macquarie’s Policies and Procedures”), and without limiting any other rights and remedies available to Macquarie hereunder or under any other Transaction Document, Macquarie may provide the Company notice of such failure so long as such failure is continuing and, if Macquarie provides such notice, the following provisions shall be applicable: (i) in the case of any Identified Facilities that are subject to the Storage Facility Agreement, upon such date as Macquarie shall specify, but not less than two hundred seventy (270) days after the date such notice is delivered to the Company (so as to allow to the Company time to remedy the non-compliance or other failure or to find substitute financial arrangements), such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Macquarie in respect of any Permitted Feedstock or Renewable Products held in such Identified Facilities shall, unless such failure has been cured to the reasonable satisfaction of Macquarie, become due in accordance with the provisions of Article 10 hereof; and (ii) in the case of any Identified Facilities that are subject to a Required Storage and Transportation Arrangement, the Parties shall endeavor, within not more than two hundred seventy (270) days after the date such notice is delivered to the Company (so as to allow to the Company time to remedy the non-compliance or other failure or to find substitute financial arrangements), to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Macquarie deems necessary or appropriate to terminate Macquarie’s status as the party entitled to use and/or hold Permitted Feedstock or Renewable Products at such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Macquarie in respect of any Permitted Feedstock or Renewable Products held in such Identified Facilities shall become due in accordance with the provisions of Article 10 hereof. (b) Macquarie’s rights under Section 14.4(a) above are subject to the following additional terms and conditions: (i) Macquarie shall apply Macquarie’s Policies and Procedures with respect to the Included Locations in a non-discriminatory manner as compared with other similar storage tanks and pipeline facilities utilized by Macquarie in a similar manner; (ii) If the failure of any Identified Facilities to satisfy Macquarie’s Policies and Procedures is a result of Macquarie’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or good and prudent industry practice, then (1) Macquarie shall not require the removal of

81 13585990v13 such Identified Facilities as Included Locations until the 270th day after giving the Company written notice of such failure, (2) during such 270 day period, Macquarie shall consult with the Company in good faith to determine whether based on further information provided by the Company such Identified Facilities comply with Macquarie’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such Identified Facilities would comply with Macquarie’s Policies and Procedures, and (3) if it is determined that such Identified Facilities do comply with Macquarie’s Policies and Procedures or, as a result of such additional actions or procedures, such Identified Facilities become so compliant within such 270 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Macquarie’s notice to the Company; (iii) If within the 270 day period referred to in clause (ii)(2) above, the Company has identified and diligently commenced the implementation of additional actions or procedures that are intended to result in such Identified Facilities becoming compliant with Macquarie’s Policies and Procedures, but such implementation cannot through commercially reasonable efforts be completed within such 270 day period, then so long as the Company continues to diligently and in a commercially reasonable manner pursue the implementation of such additional actions and procedures, Macquarie shall extend such 270 day period up for up to an additional ninety (90) days (or such longer period as the Parties may mutually agree) to allow for such implementation to be completed and if such implementation is completed within such additional 90 day period (or such longer period as the Parties may mutually agree), then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Macquarie’s notice to the Company; and (iv) If any Identified Facilities cease to be Included Locations pursuant to Section 14.4(a) above and thereafter Macquarie determines, in its reasonable good faith judgment, that such Identified Facilities have become compliant with Macquarie’s Policies and Procedures, then Macquarie shall promptly cooperate with the Company to reestablish such Identified Facilities as Included Locations hereunder. TAXES 15.1 (a) The Company shall pay and indemnify and hold Macquarie harmless against, the amount of all sales, use, value added, transfer, stamp, property, duties, ad valorem, or other similar taxes, (but excluding all taxes imposed on or measured by net income or profits, all franchise taxes, all branch profits taxes, and all U.S. federal withholding taxes, including U.S. federal withholding tax imposed pursuant to FATCA), howsoever designated regardless of the taxing authority, and all penalties and interest thereon, paid, owing, asserted against, or incurred by Macquarie directly or indirectly with respect to the Permitted Feedstock procured and sold to Company hereunder, and the Renewable Products purchased and resold to Company hereunder, , except to the extent any such taxes, penalties, or interest are due to the gross negligence or willful

82 13585990v13 misconduct of Macquarie or breach of the terms hereof by Macquarie (each indemnifiable tax is a “Tax” and collectively are “Taxes”). The Company shall pay when due such Taxes unless there is an applicable exemption from such Taxes, in which case the Company shall provide written confirmation of such Tax exemption or an exemption certificate to Macquarie. To the extent Macquarie is required by law to collect such Taxes from the Company, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by the Company in accordance with this Agreement, unless the Company is exempt from such Taxes and furnishes Macquarie with a certificate of exemption, and Macquarie shall timely pay the full amount of such Taxes to the applicable taxing authority in accordance with applicable law. Any refund or credit with respect to any Taxes paid or indemnified by the Company hereunder shall belong to the Company, and Macquarie shall promptly remit any such amounts that it receives to the Company. For the avoidance of doubt, Macquarie shall be responsible for all taxes imposed on or measured by Macquarie’s net or gross (or any derivative thereof) income, and the Company shall be responsible for all taxes imposed on or measured by the Company’s net or gross (or any derivative thereof) income. (b) In addition to paragraph (a), the Company shall complete and file all necessary property tax returns on Macquarie’s behalf with respect to Permitted Feedstock and Renewable Products that are the subject of this Agreement, regardless of whether property tax laws place the obligation to do so upon Macquarie or the Company, disclose Macquarie’s ownership interest therein, and pay such amounts as due. Provided that the Company pays (or indemnifies Macquarie for) all such property Taxes, the Company shall have the first right to claim income tax credits or deductions for such property Taxes paid and shall be solely responsible for the extent to which such credits or deductions are available to or realized by the Company. 15.2 If the Company disagrees with Macquarie’s determination that any Tax is due with respect to transactions under this Agreement, the Company shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, the Company shall have the right to contest any asserted claim for such Taxes, subject to its agreeing to indemnify Macquarie for the entire amount of such contested Tax should such Tax be deemed applicable. Macquarie agrees to reasonably cooperate with the Company, in the event the Company determines to contest any such Taxes. Company shall be responsible for all reasonable out of pocket costs and expenses incurred by Company or Macquarie in the event Company decides to seek an administrative determination from the applicable taxing authority or to contest any such Taxes. 15.3 (a)The Company and Macquarie shall promptly inform each other in writing of any assertion by a taxing authority of additional liability for Taxes in respect of the transactions under this Agreement. Any legal proceedings or any other action against Macquarie with respect to such asserted liability shall be under Macquarie’s direction but the Company shall be kept reasonably informed and consulted by Macquarie, provided that so long as the Company has sufficient available liquidity (as reasonably determined by Macquarie), then the Company shall have the option to assume the control and direction of any such legal proceedings or actions. Any legal proceedings or any other action against the Company with respect to such asserted liability for Taxes shall be under the Company’s direction but Macquarie shall be consulted. In any event, the Company and Macquarie shall reasonably cooperate with each other in connection with any

83 13585990v13 asserted liability for Taxes by a taxing authority. Each Party shall bear all the reasonable out of pocket costs of any action undertaken by the other pursuant to this Section 15.3(a) at the Party’s request. (b) In addition to Section 15.3(a) and other information sharing requirements applicable to Macquarie and the Company, Macquarie and the Company shall annually and from time to time as is otherwise reasonable exchange and share information with each other as necessary to properly report, defend, challenge, and pay Taxes (including but not limited to sales taxes and file tax returns (including without limitation any returns referred to in Section 15.1(b)), including information that supports and demonstrates total sales, sales that are exempt from Tax, and sales that are subject to Tax at a reduced rate. 15.4 On or prior to the date of this Agreement (and from time to time thereafter upon the reasonable request of the Company), Macquarie shall deliver to the Company an executed original of IRS Form W-9 certifying that Macquarie is exempt from U.S. federal backup withholding tax, and if such form expires or becomes obsolete in any respect, Macquarie shall provide an updated form certifying that it is exempt from U.S. federal backup withholding tax. 15.5 Any other provision of this Agreement to the contrary notwithstanding, this Article 15 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax. INSURANCE 16.1 Insurance Coverages. The Company shall procure and maintain in full force and effect throughout the Term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best Company, or otherwise equivalent in respect of the Company’s properties and operations consistent with, but not exceeding, the insurance coverage that the Company maintains as of the date of this Agreement. (a) Property damage including business interruption coverage on an “all risk” basis, including but not limited to flood, earthquake, windstorm, and tsunami, covering damage to the Refinery Facilities and the Storage Facilities on a repair or replacement cost basis in an amount sufficient to repair major components of such facilities. Business interruption and extra expense coverage shall include at least 18 months indemnity period and shall be in an amount equal to the projected net income plus costs that would necessarily continue from such facilities based upon the Company’s reasonable estimate thereof. (b) Inventory coverage on an “all risk” basis, including but not limited to flood, earthquake, windstorm, and tsunami, covering the loss, damage, destruction and/or theft of Permitted Feedstock and the Refinery’s Renewable Products in an amount equal to the market value or potential full replacement cost. Such coverage may be incorporated into the property insurance required in Section 16.1(a). (c) Commercial general liability coverage which includes bodily injury, broad form property damage and contractual liability, cross suit liability, Renewable Products

84 13585990v13 and completed operations liability, and sudden and accidental pollution liability, in a minimum amount of $1,000,000 per occurrence and $4,000,000 in the aggregate. (d) (i) Workers compensation in the amount required by Applicable Law, and (ii) employer’s liability with a minimum amount of $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 aggregate. (e) Commercial automobile liability insurance in a minimum amount of $1,000,000 per accident, or as required by Applicable Law. (f) Umbrella/excess liability coverage providing coverage with respect to the coverage required under Sections 16.1(c), Section 16.1(d)(ii) and Section 16.1(e) in a minimum amount of $175,000,000 per occurrence and in the aggregate; provided that, if at any time after the Effective Date, Macquarie determines after review of such liability coverage that the minimum amount of such liability coverage should be increased, in its reasonable commercial judgment, then, in such case, if, for any period of time that the Company does not increase such liability coverage to such increased minimum amount, after receiving written request of Macquarie to do so by a date certain as set forth in such request, and Macquarie obtains such increased portion of such liability coverage under its own applicable insurance policies resulting in an increase in Macquarie’s insurance premiums thereunder for having obtained such increase in liability coverage, then the Company shall reimburse Macquarie for such increase in premiums promptly upon written request of Macquarie, and, in any event, within five (5) Business Days of such request. No action by Macquarie to obtain such additional liability coverage shall be deemed (i) a waiver of the Company’s obligation to obtain any such additional liability coverage or (ii) an agreement or obligation of Macquarie to obtain such additional liability coverage. For the avoidance of doubt, such reimbursement obligations shall constitute Transaction Obligations hereunder until paid by the Company. (g) Stock throughput coverage providing coverage with respect to Permitted Feedstock and Renewable Product in a minimum aggregate amount of $100,000,000. 16.2 Additional Insurance Requirements. (a) The foregoing policies in Section 16.1 and the policies described in Section 16.2(e), in each case, shall include or provide that the underwriters waive all rights of subrogation against Macquarie and the insurance is primary without contribution from Macquarie’s insurance. The foregoing policies in Section 16.1 and the policies described in Section 16.2(e) shall, in each case, include (i) Macquarie as additional insured (other than for insurance under Schedule 16.1(g)) and (ii) Macquarie as loss payee under Sections 16.1(b) and (g) and 16.2(e) only. (b) The Company shall cause its insurance carriers or its authorized insurance broker to furnish Macquarie with insurance certificates, in Acord form or equivalent, and copies of the applicable insurance policies evidencing the existence of the coverages and the endorsements required above and in Section 16.2(e) below; provided that, notwithstanding the foregoing, the Company shall provide an insurance certificate, in

85 13585990v13 Acord form, with respect to the insurance coverage under Section 16.1(g) within five days of the Effective Date. The Company shall provide thirty (30) days’ written notice prior to cancellation or material modification of insurance becoming effective. The Company also shall provide renewal certificates and updated copies of each applicable insurance policy prior to expiration of any such policy. (c) The Company shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums. (d) The Company shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to Section 16.1. (e) The Company shall obtain and maintain, at the Company’s sole cost and expense, inventory coverage on an “all risk” basis, including but not limited to flood, earthquake, windstorm, and tsunami, covering the loss, damage, destruction and/or theft of the Permitted Feedstock and Renewable Products owned by Macquarie and stored by and in the custody of the Company, in an amount equal to the market value or potential full replacement cost, and otherwise on terms substantially consistent with those currently applicable to such Company insurance coverage. (f) Within five days after the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2022, the Company shall provide a written statement to Macquarie, in form and substance reasonably satisfactory to Macquarie, confirming that the applicable foregoing insurance policies are in full force and effect and that such policies are in compliance with the requirements of this Agreement, including this Article 16 hereof, detailing any changes made to such insurance policies since the last written statement was delivered, and providing a representation that the Company is in compliance with all of the insurance requirements under and with respect to this Agreement and the other Transaction Documents. 16.3 No Reduction or Release. The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement. FORCE MAJEURE 17.1 If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement (the “Affected Party”), it shall not be liable to the other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is hindered by such event of Force Majeure; provided, however, that the Affected Party shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party (the “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations. The Parties acknowledge that if, as a result of a Force Majeure, the Company were to suspend its receipt and/or

86 13585990v13 processing of Permitted Feedstock, then Macquarie would be entitled to suspend, to a comparable extent, its purchasing of Renewable Products. 17.2 The Affected Party shall give prompt oral notice to the Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving such oral notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Permitted Feedstock or Renewable Products affected. The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated. However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure. 17.3 In the event the Affected Party’s performance is suspended due to an event of Force Majeure in excess of thirty (30) consecutive days after the date that notice of such event is given, and so long as such event is continuing, the Non-Affected Party, in its sole discretion, may terminate or curtail its obligations under this Agreement affected by such event of Force Majeure (the “Affected Obligations”) by giving notice of such termination or curtailment to the Affected Party, and neither Party shall have any further liability to the other in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under this Agreement, any payment and indemnification obligations by either Party under this Agreement and the obligations set forth in Article 20. Without limiting any rights of any Non- Affected Party under this Article 17, the parties agree that following notice of an event of Force Majeure, they shall consult in good faith to assess potential actions or steps with respect thereto. 17.4 If any Affected Obligation is not terminated pursuant to this Article 17 or any other provision of this Agreement, performance shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the term of this Agreement shall not be extended. 17.5 The Parties acknowledge and agree that the right of Macquarie to declare a Force Majeure based upon any failure by a Third Party Supplier to deliver Permitted Feedstock under a Macquarie Permitted Feedstock Procurement Contract is solely for purposes of determining the respective rights and obligations as between Macquarie and the Company with respect to any Permitted Feedstock delivery affected thereby, and any such declaration shall not excuse the default of such Third Party Supplier under one or more Macquarie Permitted Feedstock Procurement Contracts. Any claims that Macquarie may have as a result of such Third Party Supplier’s failure shall be subject to Section 5.10 and any other applicable provisions of this Agreement relating to claims against third parties. 17.6 If at any time during the Term any of the Required Storage and Transportation Arrangements cease to be in effect (in whole or in part) or any of the applicable Included Renewable Product Pipelines or Included Renewable Product Tanks cease, in whole or in part, to be available to Macquarie pursuant to the Required Storage and Transportation Arrangements, and the foregoing is a result of or attributable to any owner or operator of such Included Renewable Product Pipelines or Included Renewable Product Tanks becoming Bankrupt or breaching or defaulting in any of its obligations relating to the Required Storage and Transportation Arrangements, then:

87 13585990v13 (a) The Company shall promptly use commercially reasonable efforts to establish for Macquarie’s benefit alternative and/or replacement storage and transportation arrangements no less favorable to Macquarie (in Macquarie’s reasonable judgment) than those that have ceased to be available; (b) Until such alternative and/or replacement arrangements complying with clause (a) above have been established, each Party shall be deemed to have been affected by an event of Force Majeure and its obligations under this Agreement shall be curtailed to the extent such performance is hindered by such lack of effectiveness of any Required Storage and Transportation Arrangements or the availability of any pipeline or storage facility related thereto; and (c) Without limiting the generality of the foregoing, in no event shall Macquarie have any obligation under or in connection with this Agreement to store Permitted Feedstock or Renewable Product in any pipeline or store Permitted Feedstock or Renewable Product in any storage facility at any time from and after the owner or operator thereof becomes Bankrupt. If any such storage facility is an Included Location then Macquarie may, in its discretion, elect upon written notice to the Company that such storage facility shall cease to be an Included Location as of a date specified in such written notice in which case any Permitted Feedstock or Renewable Product held by Macquarie therein shall be purchased by the Company in accordance with the applicable provisions of Sections 10.1 and 10.2 hereof. REPRESENTATIONS, WARRANTIES AND COVENANTS 18.1 Mutual Representations. Each Party represents and warrants to the other Party as of the Effective Date and each sale of Permitted Feedstock hereunder, that: (a) It is an “Eligible Contract Participant,” as defined in Section 1a(18) of the Commodity Exchange Act, as amended. (b) It is a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Permitted Feedstock or Renewable Products hereunder constitutes a “forward contract,” as such term is used in Section 556 of the Bankruptcy Code. (c) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws. (d) It has the corporate, governmental or other legal capacity, authority and power to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing. (e) The execution, delivery and performance of the Transaction Documents to which it is a party and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate any Applicable Law (to its

88 13585990v13 knowledge), any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets. (f) Except for the filing of UCC-1 or UCC-3 financing statements and the Lien Documents in applicable state and county filing offices, all governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to the Transaction Documents have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with, except for such of the foregoing the absence or failure of which would not result in a Material Adverse Change. (g) Its obligations under the Transaction Documents to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law). (h) No Event of Default or Default has occurred and is continuing with respect to such Party, and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Transaction Documents. (i) There is not pending or, to its knowledge, threatened against it or any of its Affiliates (other than Qualified Owners) any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of the Transaction Documents or its ability to perform its obligations under the Transaction Documents. (j) It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement or the other Transaction Documents. (k) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks. (l) It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party. (m) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement. (n) It is not bound by any agreement that would be violated by the execution, delivery or performance of this Agreement.

89 13585990v13 (o) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale or purchase of Permitted Feedstock or Renewable Products hereunder who is entitled to any compensation with respect thereto. (p) None of its directors, officers, employees or agents or those of its Affiliates has received or shall receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement. 18.2 Company’s Representations and Covenants. The Company represents, warrants and covenants as follows: (a) The Company shall deliver true and complete copies of the Base Agreements and all amendments thereto to Macquarie as and when such agreements are entered into by the Company. (b) The Company shall in all material respects perform its obligations under and comply with the terms of the Base Agreements and Required Storage and Transportation Arrangements as and when such agreements are entered into by the Company. (c) The Company shall maintain and pursue diligently all of its material rights under the Base Agreements and Required Storage and Transportation Arrangements and take all reasonable steps to enforce its rights and any rights granted to the Company thereunder as and when such agreements are entered into by the Company, except where the failure to do so would not result in a Material Adverse Change. (d) The Company shall not modify, amend or waive rights arising under any of the Base Agreements or the Required Storage and Transportation Arrangements as and when such agreements are entered into by the Company without the prior written consent of Macquarie; provided, however, that if the Company provides Macquarie with prior written notice, the Company may make such modifications or amendments, including extensions or elections under any of the foregoing, that do not materially and adversely affect Macquarie’s rights thereunder, degrade, reduce or limit the standards applicable to the operator thereunder or otherwise interfere with Macquarie’s rights, including its use of the Included Renewable Product Pipelines and Included Renewable Product Tanks subject thereto, without the prior written consent of Macquarie, and the Company shall promptly provide any executed copies to Macquarie of any such modifications, amendments or waivers. (e) The Company shall not cause or permit any of the Permitted Feedstock or Renewable Products held at the Included Locations to become subject to any Liens, except for Permitted S&O Liens. (f) The Company represents and warrants that the Company Included Locations have been maintained, repaired, inspected and serviced in accordance with good and prudent industry standards and Applicable Law and are in good working order and repair in all material respects.

90 13585990v13 (g) In the event the Company becomes Bankrupt, and to the extent permitted by Applicable Law, the Company intends that (i) Macquarie’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (ii) Macquarie shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362((b)(27), 362(o), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code. (h) If, in connection with the Company’s procurement of Permitted Feedstock or Renewable Products from any third party (a “Company Sourcing Transaction”), Macquarie enters into a Macquarie Permitted Feedstock Procurement Contract or an Included Renewable Product Purchase Transaction with the Company to purchase such Permitted Feedstock or Renewable Products from the Company and thereunder agrees to make a prepayment to the Company for such Permitted Feedstock or Renewable Products, then the Company covenants and agrees, with respect to such Company Sourcing Transaction, that: (i) the Company shall not request, make or agree to any modification to the bill of lading issued under any Company Sourcing Transaction (including without limitation any change to delivery location for the relevant shipment) without Macquarie’s prior written consent; and (ii) the funds prepaid by Macquarie to the Company under the related Macquarie Permitted Feedstock Procurement Contract or Included Renewable Product Purchase Transaction shall be used exclusively by the Company to make payment to the seller under such Company Sourcing Transaction and the date by which any prepayment from Macquarie is due to be made shall be fixed so that promptly after the Company’s receipt of such funds it shall be required to remit the same to the seller under such Company Sourcing Transaction or to post an irrevocable letter of credit issued to the seller under such Company Sourcing Transaction. (i) In connection with Macquarie’s procurement of Permitted Feedstock or Renewable Products, whether from the Company or any third party and whether under a Macquarie Permitted Feedstock Procurement Contract or an Included Renewable Product Purchase Transaction (each a “Sourcing Transaction”), the Company covenants and agrees that any out of pocket costs, losses or damages that Macquarie may incur as a result of such Sourcing Transaction, including due to failure by the Company or any such third party to deliver the Permitted Feedstock or Renewable Products subject to such Sourcing Transaction, shall constitute Ancillary Costs and be for the account of the Company and claims arising in connection therewith shall be subject to Section 5.10 hereof.

91 13585990v13 (j) This Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby do not and shall not violate any terms and conditions of any Existing Financing Agreement or other Financing Agreement that is hereafter entered into; provided that that Company shall not, without the prior written consent of Macquarie, enter into any new Financing Agreement after the Effective Date (an “Additional Financing Agreement”) unless doing so would (i) not adversely affect in any respect any of Macquarie’s rights or remedies under this Agreement or the other Transaction Documents or Macquarie’s status as the owner of Permitted Feedstock and Renewable Products and, as applicable, RINs with respect to any such Renewable Product, in each case, to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Additional Financing Agreement, other than Permitted S&O Liens and (ii) result in Company satisfying each of the conditions set forth in Section 2.1(g) above. (k) The Company shall not modify or amend (including any extensions of or elections under), or waive any rights arising under, any Financing Agreement without the prior written consent of Macquarie, if doing so would (i) adversely affect in any respect any of Macquarie’s rights or remedies under this Agreement or the other Transaction Documents or (ii) cause any Existing Financing Agreement to no longer satisfy the conditions set forth in Section 2.1(g) above, including, without limitation, the recognition that Macquarie is the owner of Permitted Feedstock and Renewable Products and, as applicable, RINs with respect to any such Renewable Product, in each case, to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted S&O Liens; provided however, that (A) Macquarie will not charge a fee to the Company for any written acknowledgment that any such amendment of a Financing Agreement does not adversely affect in any material respect any of Macquarie’s rights or remedies hereunder (as set forth above in clause (i)) and (B) Macquarie will use commercially reasonable efforts to administer such acknowledgments using in house legal counsel (subject to scheduling availability) rather than outside counsel. (l) The Company shall not modify or amend (including any extensions of or elections under), or waive any rights arising under, any Additional Financing Agreement without the prior written consent of Macquarie, if doing so would adversely affect in any respect any of Macquarie’s rights or remedies under this Agreement or the other Transaction Documents including, without limitation, Macquarie’s status as the owner of Permitted Feedstock and Renewable Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement. (m) The Company shall provide a written update to Macquarie immediately upon obtaining knowledge thereof, and in any event within (i) one (1) Business Day in respect of (x) any breach or default that has occurred under any Financing Agreement or (y) any termination or cancellation of the Montana Renewables Services Agreement or the Montana Renewables Lease, and, in each case, the current status thereof, and (ii) within five (5) Business Days in respect of (A) subject to Section 18.2(d), any amendments, supplements or modifications that have been made to the Montana Renewables Services

92 13585990v13 Agreement or the Montana Renewables Lease, (B) any breach or default that has occurred under the Montana Renewables Services Agreement or the Montana Renewables Lease and the current status thereof and (C) any failure by the Company or Calumet Montana to pay any fees or other payments due and owing under the Montana Renewables Services Agreement or the Montana Renewables Lease when due. (n) Each of the Montana Renewables Services Agreement and the Montana Renewables Lease is in full force and effect as of the Effective Date and no defaults exist thereunder. 18.3 Affirmative Covenants. The Company shall, and shall cause each of its Subsidiaries to: (a) Preservation of Existence, Etc. (i) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization and preserve the perfection of liens in favor of Macquarie created in connection herewith; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to result in a Material Adverse Change. (b) Maintenance of Properties. (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in accordance with customary industry practices and prudent management, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. (c) Compliance with Laws. Comply in all respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Change. (d) Books and Records. (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all material respects and consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company; and (ii) maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company, except where the failure to do so would not result in a Material Adverse Change. To the extent permitted by GAAP, the Company shall reflect the buy/sell transactions contemplated hereby as buy/sell transactions on its books and records and will not list as assets in its books and records any Permitted Feedstock or Renewable Product agreed hereunder to be owned by Macquarie. To the extent permitted

93 13585990v13 by GAAP, the Company shall not reflect amounts owed to Macquarie hereunder as indebtedness for borrowed money, but will reflect them as trade payables. (e) Additional Inspection Rights. In addition to the inspection rights of Macquarie set forth elsewhere in this Agreement or any other Transaction Document, all of which rights shall continue in full force and effect, and notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document, upon providing commercially reasonable notice and during normal business hours, permit Macquarie (or any representative of Macquarie) to visit and inspect any of the Company’s properties, to examine the Company’s corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss the Company’s affairs, finances and accounts with any of the Company’s directors (or equivalent), or officers and, if requested by the Company, in the presence of an officer of the Company, in each case, as often as reasonably may be desired by Macquarie, all at the sole cost and expense of the Company. (f) Further Assurances. (i) To the extent deemed necessary or appropriate by Macquarie, the Company shall cause to be filed acknowledgments and/or releases (including without limitation, amendments or terminations of UCC financing statements), in form and substance reasonably satisfactory to Macquarie, confirming the release of any Lien in favor of any lender or other creditor, other than Permitted S&O Liens, that might apply to or be deemed to apply to any Permitted Feedstock and/or Renewable Products of which Macquarie is the owner as contemplated by this Agreement and the other Transaction Documents or any Renewables Credit Support and recognition of Macquarie’s first priority Lien with respect to the Renewables Credit Support and other Credit Support granted to Macquarie under the Lien Documents, and agrees to use commercially reasonable efforts to provide Macquarie with such further documentation as it may reasonably request in order to confirm the foregoing. (ii) The Company agrees that it shall not have any interest in or the right to dispose of (but shall have the right to purchase contemplated herein), and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature (collectively, “Liens”), other than Permitted S&O Liens, with respect to, any quantities of Permitted Feedstock prior to the delivery thereof by Macquarie to the Company at the Permitted Feedstock Delivery Point or any quantities of Renewable Products after delivery thereof to Macquarie at a Renewable Product Intake Point (collectively, “Macquarie’s Property”). The Company authorizes Macquarie to file at any time and from time to time any UCC financing statements describing the quantities of Macquarie’s Property subject to this Agreement and Macquarie’s ownership thereof and title thereto, as well as any inventory or other Credit Support on which the Company or has granted to Macquarie a first priority Lien pursuant to the Lien Documents, and the Company shall execute and deliver to Macquarie, and the Company hereby authorizes Macquarie to file (with or without such the Company’s signature), at any time and from time to time, all amendments to financing statements, assignments,

94 13585990v13 continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to Macquarie, as Macquarie may reasonably request, to provide public notice of Macquarie’s ownership of and title to the quantities of Macquarie’s Property subject to this Agreement and to otherwise protect Macquarie’s interest therein and provide notice of Macquarie’s Liens on any property covered thereby. 18.4 [Reserved]. 18.5 Additional Covenants. Subject to Section 18.2(k), the Company will provide prior written notice to Macquarie of any amendments, restatements, supplements or other material modifications of or to any Financing Agreement prior to the effectiveness of same, provided however, that the Company shall not be required hereby to provide notice of (i) supplements to any indenture if such supplement either (a) does not change a material term thereof or (b) adds a guarantor or pledger thereunder, (ii) changes to any hedging contract, forward purchase agreement or swap agreement, or (iii) the addition or release of any collateral (so long as such collateral does not constitute the Company’s Renewables) with respect to any Financing Agreement. 18.6 Side Letter Acknowledgments and Covenants. The Side Letter shall terminate as of the Effective Date upon entry by Macquarie and the Company into this Agreement, and each of Macquarie and the Company hereby acknowledges and agrees that any and all amounts due and owing under the Side Letter as of the Effective Date shall be due and payable as of the Effective Date. 18.7 SOFR Covenants. To the extent interest rates based on SOFR for any reason are no longer available in the market, are unable to be determined or otherwise become illegal in any way, Macquarie, using its commercially reasonable judgment, will, in consultation with the Company, determine a per annum rate of interest reasonably equivalent to SOFR plus the agreed applicable margin, until such time as Macquarie determines that SOFR is again available, if at all, for determining interest rates. 18.8 Acknowledgment. The Company acknowledges and agrees that (1) Macquarie is a merchant of Permitted Feedstock and Renewable Products and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Macquarie’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for the Company, (2) Macquarie may, in its sole discretion, determine whether to advise the Company of any potential transaction with a Third Party Supplier and prior to advising the Company of any such potential transaction Macquarie may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Macquarie’s business and Macquarie shall have no liability of any nature to the Company as a result of any such determination, (3) Macquarie has no fiduciary duties or trust obligations of any nature with respect to the Refinery or the Company or any of its Affiliates, (4) Macquarie may enter into transactions and purchase Permitted Feedstock or Renewable Products for its own account or the account of others at prices more favorable than those being paid by the Company hereunder and (5) nothing herein shall be construed to prevent Macquarie, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Permitted Feedstock,

95 13585990v13 Renewable Products or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement. DEFAULT AND TERMINATION 19.1 Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”: (a) Either Party fails to make payment when due (i) under Article 10, Article 20 or any Company Bulk Purchase Agreement within one (1) Business Days after a written demand therefor or (ii) under any other provision hereof or any other Transaction Document within five (5) Business Days; or (b) Other than a default described in Section 19.1(a), 19.1(c), 19.1(e), 19.1(l) or 19.1(q) either Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) fails to perform any material obligation or covenant to the other under this Agreement or any other Transaction Document, which is not cured to the reasonable satisfaction of the other Party (in its reasonable discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or (c) Either Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party (or any Affiliate of such Party), or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or (d) Either Party becomes Bankrupt; or (e) Either Party or any of its Designated Affiliates (1) defaults on payment obligations under any Specified Transaction, or (2) defaults on posting required collateral or credit support in connection with any Specified Transaction and such breach is not cured to the reasonable satisfaction of the other Party within two (2) Business Days after the date that such Party receives notice that corrective action is needed; or (f) A Master Agreement Termination Event occurs; or (g) The occurrence of any default or event of default or such similar occurrence under any Macquarie Permitted Feedstock Procurement Contract on the basis of which Macquarie has the right to terminate such Macquarie Permitted Feedstock Procurement Contract; or (h) A Change of Control; or

96 13585990v13 (i) The Company fails, after giving effect to any applicable notice requirement or grace period, to perform its obligations under, comply with, or maintain in any material respect a Base Agreement or the Required Storage and Transportation Arrangements, if any; or (j) The Company or any of its Subsidiaries sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the assets that constitute the Refinery; or (k) The Company (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) (A) the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of the Company does not assume, in a manner reasonably satisfactory to Macquarie, all of the Company’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Macquarie, the creditworthiness of the resulting, surviving or transferee entity, taking into account any guaranties, is materially weaker than the Company immediately prior to the consolidation, amalgamation, merger or transfer; or (l) The Company fails to perform or observe any covenant, affirmative or negative, set forth herein or in any other Transaction Document, and the Company fails to cure, correct or eliminate such failure or non-compliance within five (5) Business Days after receipt from Macquarie of written notice of such failure; or (m) There shall occur, after giving effect to any applicable notice requirement or grace period, either (A) a default, event of default or other similar condition or event (however described) in respect of the Company under one or more Financing Agreements or other agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than $25,000,000, which has resulted in any such Financing Agreements or Specified Indebtedness becoming due and payable under such agreements and instruments before it would have otherwise been due and payable or (B) a default by the Company in making one or more payments on the due date thereof in an aggregate amount of not less than $25,000,000 under any such foregoing agreements or instruments (after giving effect to any applicable notice requirement or grace period); or (n) Any of the parties under any of the Existing Financing Agreements or any other Financing Agreements shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of this Agreement; or (o) The Parent becomes Bankrupt; or (p) Transaction Documents. Any material provision of any Transaction Document ceases to be valid and binding on the Company or any Affiliate, or any such person contests the full force and effect or validity thereof, or any such person states so in writing; or

97 13585990v13 (q) Security Instruments. (i) Macquarie fails to have a valid perfected Lien and security interest in any portion of the Credit Support (other than Credit Support released in accordance with the Transaction Documents) or (ii) any Lien Document shall at any time and for any reason (other than solely with respect to any action or inaction of Macquarie) cease to create a security interest on the Credit Support purported to be subject to such instrument in accordance with the terms of such instrument, or cease to be in full force and effect; or (r) Macquarie Title. The occurrence of any impairment of Macquarie’s title to any Permitted Feedstock or Renewable Product, or Macquarie shall at any time and for any reason (other than solely with respect to any action or inaction of Macquarie) cease to hold title to any Permitted Feedstock or Renewable Product that it is otherwise entitled to hold title to in accordance with the terms of the Transaction Documents; or (s) Annual Financial Statement. Any annual financial statement delivered under Section 13.1(a)(i) or any related correspondence from the Company’s and/or Parent’s independent certified public accountants contains a “going concern” or like qualification or exception as certified by the Company’s and/or Parent’s independent certified public accountants; or (t) Compliance with Governmental Authority. The Company or Parent fails to comply in any respect with the order, regulation or directive of any Governmental Authority pertaining in any way to such person, the transactions contemplated by the Transaction Documents or the Credit Support, except for such failure to comply as would not result in a Material Adverse Change; or (u) Judgments Against Company. There is entered against the Company (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance) which is not paid when due in accordance with its terms, or (ii) one or more non-monetary final orders of a court of competent jurisdiction that have, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change; or (v) Judgments Against Parent. There is entered against Parent (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance) which is not paid when due in accordance with its terms, or (ii) one or more non-monetary final orders of a court of competent jurisdiction that have, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change; or (w) (i) the occurrence of a breach or default by the Company or Calumet Montana of the Montana Renewables Services Agreement or the Montana Renewables Lease, including the failure of the Company to pay any fees or other payments due and owing thereunder, which have not been cured during any applicable cure period in effect thereunder, (ii) the Montana Renewables Services Agreement or the Montana Renewables

98 13585990v13 Lease is terminated, including due to a breach or default thereunder, prior to the expiration of the term thereof, (iii) the Company and Calumet Montana assigns or amends or otherwise modifies the Montana Renewables Services Agreement or the Montana Renewables Lease, in a manner that adversely affects Macquarie’s rights in respect of the Refinery or under the Transaction Documents, as determined by Macquarie in its sole reasonable discretion, in each case, without first obtaining the prior written consent of Macquarie, (iv) the Company rejects or repudiates the Montana Renewables Services Agreement or the Montana Renewables Lease, (v) any creditor of the Company, including Stonebriar, exercises any remedies in respect of its liens in and to (or other rights in respect of) the Refinery or the Montana Renewables Services Agreement or the Montana Renewables Lease in a manner adverse to Macquarie, or (vi) any Equity Interest holder of the Company exercises any rights or takes any action in respect of the Company in a manner that adversely affects Macquarie’s rights in respect of the Refinery or the Montana Renewables Services Agreement or the Montana Renewables Lease, as applicable, as determined by Macquarie in its sole reasonable discretion; or (x) the Company or Calumet Montana fails, in any material respect, after giving effect to any applicable notice requirement or grace period, to perform its obligations in respect of or to otherwise comply with any covenant, affirmative or negative, or requirement set forth in, or to otherwise maintain, the Montana Renewables Services Agreement or the Montana Renewables Lease; provided that in each case if no grace period is otherwise specified with respect to such covenant or requirement, an Event of Default shall result only if such failure is not cured to Macquarie’s reasonable satisfaction (in its reasonable discretion) within two (2) Business Days after the date that the Company or Calumet Montana, as applicable, receives written notice of such failure. For the purposes of Section 19.1(m), any reference to the principal amount of any Financing Agreement or Specified Indebtedness becoming due and payable shall, in the case of a Derivative Transaction, refer to the amount that becomes, or would become, due and payable as a result of the termination of such Derivative Transaction. 19.2 Remedies. (a) Acceleration. Notwithstanding any other provision of this Agreement, if any Event of Default with respect to the Company, on the one hand, or Macquarie, on the other hand (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, Macquarie (where the Company is the Defaulting Party) or the Company (where Macquarie is the Defaulting Party) (such non-defaulting Party or Parties, the “Non- Defaulting Party”) may, without notice, (i) declare all of the Defaulting Party’s obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party and/or (ii) subject to Section 19.2(c), exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement, the other Transaction Documents or at law or equity, including all remedies provided under the UCC and as provided under this Section 19.2.

99 13585990v13 (b) Termination/Settlement Amount. Notwithstanding any other provision of this Agreement, if an Event of Default has occurred and is continuing with respect to the Defaulting Party, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement (and any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document) and, subject to Section 19.2(c), to liquidate and terminate any or all rights and obligations under this Agreement and such other Transaction Documents; provided that, in the event Macquarie is the Non-Defaulting Party, this Agreement shall not be deemed to have terminated in full until Macquarie shall have (A) disposed of all Permitted Feedstock and Renewable Products owned or maintained by Macquarie in which Macquarie has lien or other rights in connection herewith, (B) exercised in full all of its rights and remedies with respect to the Renewables Credit Support and the other Credit Support and (C) received evidence satisfactory to Macquarie that the Company has met all of its obligations and requirements under Section 20.1(a) and such obligations and requirements shall have otherwise been satisfied in full; provided further that the parties agree that solely for purposes of this sub clause (C), any reference to “Termination Date” as set forth in Section 20.1(a) shall be a reference to any applicable date(s) with respect to the completion of such foregoing obligations and requirements under this Section 19.2(b). The Settlement Amount (as defined below) shall be calculated in a commercially reasonable manner based on such liquidated and terminated rights and obligations and shall be payable by one Party to the other. The “Settlement Amount” shall mean (1) the amount, expressed in U.S. dollars, of losses and out of pocket costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement and such other Transaction Documents and (2) solely to the extent that the applicable Event of Default hereunder is due to a Change of Control that is not otherwise permitted under, or entered into in accordance with, Section 3.3, the Specified Termination Amount. The determination of the Settlement Amount shall include (without duplication): (x) the losses and out of pocket costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party in terminating, transferring, redeploying or otherwise modifying any outstanding Procurement Contracts, (y) the losses and out of pocket costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party in terminating and liquidating any transactions subject hereto, including but not limited to, any unpaid amounts owed pursuant to Section 10.1 and Section 10.2 herein and (z) all breakage costs, losses and out of pocket costs (or gains) incurred or realized by the Non-Defaulting Party, as a result of the Non-Defaulting Party’s terminating, liquidating, maintaining, obtaining or reestablishing any Related Hedges, including Permitted Feedstock Hedges (including, if Macquarie is the Non-Defaulting Party, all hedging transactions relating to the inventory valuation adjustment procedures set forth in the Fees and Adjustments Letter); provided however, that (i) the determination of “Settlement Amount” shall not include (aa) future profits or losses on transactions not evidenced by a contractual obligation in existence on the date of determination of “Settlement Amount” to purchase or sell Renewables, and (bb) the Monthly Intermediation Fee, the Deferred Payment Amount Fee, the Inventory Capital Fee, the Monthly Services Fee, the Environmental Attribute Value Capital Fee and the

100 13585990v13 “Monthly Facilities Fee” (as defined in the Storage Facilities Agreement) arising or accruing after the date of calculation of Settlement Amount, and (ii) the foregoing shall not exclude from “Settlement Amount” losses and out of pocket costs from Related Hedge, including Permitted Feedstock Hedges, described in the foregoing clause (z). (c) Determination of Settlement Amount. The Settlement Amount shall be determined by the Non-Defaulting Party, acting in good faith, in a commercially reasonable manner. The Non-Defaulting Party shall determine the Settlement Amount commencing as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Non-Defaulting Party is not required to effect such terminations and/or determine the Settlement Amount on a single day, but rather may effect such terminations and determine the Settlement Amount over a commercially reasonable period of time. Without limiting the generality of the foregoing, it is agreed that, for purposes of determining the Settlement Amount, to the extent the Non-Defaulting Party deems it commercially reasonable to do so, it may in referencing prices in the futures, forward, swap and options markets for purposes of calculating various elements of the Settlement Amount endeavor to align the dates as of which such reference prices are determined. In calculating the Settlement Amount, the Non-Defaulting Party shall discount to present value (in any commercially reasonable manner based on prevailing SOFR rates for the applicable period and currency) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation. (d) Additional Rights of Macquarie. Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Macquarie is the Non-Defaulting Party, Macquarie may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement or any other Transaction Documents, (ii) withdraw from storage any and all of the Permitted Feedstock and/or Renewable Products then in the Included Locations, (iii) otherwise arrange for the disposition of any Permitted Feedstock and/or Renewable Products subject to any outstanding Macquarie Permitted Feedstock Procurement Contract or Included Renewable Product Purchase Transaction and/or the modification, settlement or termination of such outstanding Macquarie Permitted Feedstock Procurement Contract or Included Renewable Product Purchase Transaction in such manner as it elects, (iv) liquidate in a commercially reasonable manner any credit support, margin or collateral, to the extent not already in the form of cash (including applying any other margin or collateral) and apply and set off such credit support, margin or collateral or the proceeds thereof against any obligation owing by the Company or any of its Affiliates, including, without limitation, Designated Affiliates, to Macquarie or any of its Affiliates, including, without limitation, Designated Affiliates, (including without limitation the Independent Amount), (v) foreclose any lien or security interest, and (vi) exercise its rights in respect of any agreement or assignment of rights from a third party in respect of the transportation or storage of the Company Renewable Product Inventory or the Company Permitted Feedstock Inventory. Macquarie shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Company shall in all events remain liable to Macquarie for any amount payable by the

101 13585990v13 Company in respect of any of its obligations remaining unpaid after any such liquidation, application and set off. (e) Company’s Rights. Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and the Company is the Non-Defaulting Party, the Company may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement and/or (ii) otherwise provide for the settlement or termination of the Parties’ outstanding commitments hereunder, the sale in a commercially reasonable manner of Permitted Feedstock and/or Renewable Product for Macquarie’s account, and the replacement of the supply and offtake transaction contemplated hereby with such alternative arrangements as it may procure. (f) Net Liquidated Amount. The Non-Defaulting Party shall set off (i) the Settlement Amount (if due to the Defaulting Party), plus any performance security (including any other margin or collateral) then held by the Non-Defaulting Party pursuant to the Transaction Documents, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Defaulting Party hereunder (including under Article 10), against (ii) the Settlement Amount (if due to the Non-Defaulting Party), plus any performance security (including any other margin or collateral) then held by the Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Non-Defaulting Party hereunder (including under Article 10), so that all such amounts (including, for the avoidance of doubt, the amount of any Independent Amount, inclusive of and giving effect to the Permitted Intermediated Feedstock Inventory Valuation Adjustment, held by Macquarie) shall be netted to a single liquidated amount payable by one Party to the other (the “Liquidated Amount”). The Party with the payment obligation shall pay the Liquidated Amount to the applicable other Parties within one (1) Business Day after such amount has been determined. In addition, the Parties acknowledge that, in connection with an Event of Default hereunder, the Step-out Inventory Sales Agreement may be terminated and with respect thereto any rights and remedies available hereunder, under any other agreement between the Parties hereto or the parties thereto, or at law or equity may be exercised. (g) No Abandonment of Rights. No delay or failure on the part of the Non- Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non- Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default. (h) Rights Cumulative. The Non-Defaulting Party’s rights under this Section 19.2 shall be in addition to, and not in limitation or exclusion of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with this Agreement or at law or in equity. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable out of pocket costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder, as

102 13585990v13 and to the extent provided in Article 21 hereof, and subject to the limitations set forth therein. (i) Setoff. If an Event of Default has occurred and is continuing, the Non- Defaulting Party may, without limitation on its rights under this Section 19.2, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other contract or agreement or otherwise and whether or not then due). (j) Master Netting Agreement. The Parties acknowledge and agree that this Agreement is intended to be a “master netting agreement” as such term is defined in section 101(38A) of the Bankruptcy Code. As used in this Section 19.2, unless otherwise expressly provided, each reference to “this Agreement” shall, and shall be deemed to, be a reference to “this Agreement and the other Transaction Documents.” (k) Additional Master Netting and Setoff. The Parties acknowledge and agree that the Non-Defaulting Party has such additional netting and setoff rights as are provided in any master netting agreement executed in connection herewith and expressly referencing this Agreement. SETTLEMENT AT TERMINATION 20.1 Procedures for Settlement at Termination. Upon expiration or termination of this Agreement for any reason other than as a result of an Event of Default (in which case the Expiration Date or such other date as the Parties may agree shall be the “Termination Date”; provided that if such date is not a Business Day, the Termination Date shall occur on the immediately preceding Business Day), the Parties covenant and agree to proceed as provided in this Article 20; provided that (x) this Agreement shall continue in effect following the Termination Date until all obligations are finally settled as contemplated by this Article 20 and (y) the provisions of this Article 20 shall in no way limit the rights and remedies which the Non-Defaulting Party may have as a result of an Event of Default, whether pursuant to Article 19 above or otherwise: (a) Macquarie Contracts. If any Macquarie Permitted Feedstock Procurement Contract, Included Renewable Product Purchase Transaction or Included Sales Transaction or Additional Renewable Product Transaction does not either (i) by its terms automatically become assigned to the Company on and as of the Termination Date in a manner which releases Macquarie from all obligations thereunder for all periods following the Termination Date or (ii) by its terms, expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the then existing Third Party Suppliers, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (w) such Macquarie Permitted Feedstock Procurement Contract, Included Renewable Product Purchase Transaction or Included Sales Transaction or Additional Renewable Product Transaction shall be assigned to the Company or shall be terminated, (x) all rights and obligations of Macquarie under each of the then outstanding Macquarie Permitted Feedstock Procurement Contract, Included Renewable Product

103 13585990v13 Purchase Transaction or Included Sales Transaction or Additional Renewable Product Transaction shall be assigned to the Company, (y) the Company shall assume all of such obligations to be paid or performed following such termination, and (z) Macquarie shall be released by such Third Party Suppliers and the Company from any further obligations thereunder. In connection with the assignment or reassignment of any Macquarie Permitted Feedstock Procurement Contract, Included Renewable Product Purchase Transaction or Included Sales Transaction or Additional Renewable Product Transaction, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the supply and payment arrangements, including any change in payment terms, under the relevant Macquarie Permitted Feedstock Procurement Contract, Included Renewable Product Purchase Transaction or Included Sales Transaction or Additional Renewable Product Transaction so as to prevent any material disruption thereunder. (b) Marketing and Sales Agreement. If, pursuant to the Marketing and Sales Agreement, any sales commitments are outstanding which, by their terms, extend beyond the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the purchasers thereunder, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such sales commitment shall be assigned (or reassigned) to the Company or shall be terminated, (ii) all rights and obligations of Macquarie with respect to each then outstanding sales commitment shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Macquarie shall be released by the purchasers thereunder and the Company from any further obligations with respect to such sales commitments. In connection with the assignment or reassignment of any Macquarie Permitted Feedstock Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the Renewable Product marketing and sales arrangements so as to prevent any material disruption in the distribution of Renewable Products from the Refinery. (c) Ancillary Contracts. In the event that Macquarie has become a party to any other third party service contract in connection with this Agreement and the transactions contemplated hereby, including any pipeline, terminalling, storage and shipping arrangement including but not limited to the Required Storage and Transportation Arrangements (an “Ancillary Contract”) and such Ancillary Contract does not by its terms expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into with each service provider thereunder such instruments or other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which as of the Termination Date (i) such Ancillary Contract shall be assigned to the Company or shall be terminated, (ii) all rights and obligations of Macquarie with respect to each then outstanding Ancillary Contract shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Macquarie shall be released by the third party service providers thereunder and the Company from any further obligations with respect to such Ancillary Contract.

104 13585990v13 (d) Purchase and Transfer of Permitted Feedstock and Renewable Products. The volume of Permitted Feedstock and Renewable Products at the Included Locations, at Macquarie’s election (i) shall be purchased and transferred as contemplated in the Step- Out Inventory Sales Agreement, (ii) at Macquarie’s cost, but with the mutual agreement of both Parties, including the use of any Base Contracts, shall be taken and accepted in kind satisfaction of obligations hereunder or (iii) at Macquarie’s cost, but with Company’s reasonable assistance, including the use of any Base Contracts, shall be sold in its entirety or in part to third parties of Macquarie’s choosing but with withdrawal from the Included Locations in connection therewith promptly. The Permitted Feedstock volumes measured by Macquarie’s Inspector at the Termination Date and recorded in Macquarie’s Inspector’s final inventory report shall be the “Termination Date Permitted Feedstock Volumes” for the purposes of this Agreement and the Renewable Product volumes measured by Macquarie’s Inspector at the Termination Date and recorded in Macquarie’s Inspector’s final inventory report shall be the “Termination Date Renewable Product Volumes” for purposes of this Agreement, and such Termination Date Permitted Feedstock Volumes and Termination Date Renewable Product Volumes shall collectively be referred to as the “Termination Date Volumes.” (e) Determination of Termination Amount. Macquarie shall promptly reconcile and determine the Termination Amount pursuant to Section 20.2. The Parties shall promptly exchange all information necessary to determine the estimates and final calculations contemplated by Section 20.2. (f) No Further Obligations. Macquarie shall have no further obligation to purchase and shall not purchase or pay for Permitted Feedstock or Renewable Products, or incur any such purchase obligations on and after the Termination Date. Except as may be required for Macquarie to fulfill its obligations hereunder until the Termination Date or during any obligatory notice period pursuant to any Macquarie Permitted Feedstock Procurement Contract, Macquarie shall not be obligated to purchase, take title to or pay for any Permitted Feedstock or Renewable Products following the Termination Date or such earlier date as the Parties may determine in connection with the transitioning of such supply arrangements to the Company. Notwithstanding anything to the contrary herein, no Delivery Date shall occur later than the day immediately preceding the Termination Date. 20.2 Termination Amount. (a) The “Termination Amount” shall equal: (i) any unpaid amounts owed by the Company to Macquarie pursuant to the Step-Out Inventory Sales Agreement and, without duplication, in respect of Permitted Feedstock delivered on or prior to the Termination Date but not otherwise accounted for in the Step-Out Inventory Sales Agreement, plus (ii) all Ancillary Costs incurred through the Termination Date that have not yet been paid or reimbursed by the Company, plus

105 13585990v13 (iii) in the case of an early termination, the amount reasonably determined by Macquarie as the breakage costs it incurred directly in connection with the termination, unwinding or redeploying of all Related Hedges, including Permitted Feedstock Hedges, as a result of such early termination, including all hedging transactions relating to the inventory valuation adjustment procedures set forth in the Fees and Adjustments Letter, plus (iv) the aggregate amount due under Section 10.1(f) and Section 10.2(b), calculated as of the Termination Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement; provided that, if such amount under Section 10.1(f) and Section 10.2(b) is due to Macquarie, then such amount shall be included in this Termination Amount as a positive number and if such amount under Section 10.1(f) and Section 10.2(a) is due to the Company, then such amount shall be included in this Termination Amount as a negative number, plus (v) all unpaid amounts payable hereunder by Macquarie to the Company in respect of Renewable Product delivered on or prior to the Termination Date, minus (vi) all unpaid amounts payable under the Marketing and Sales Agreement by Macquarie to the Company for services provided up to the Termination Date. All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Termination Amount is a positive number, it shall be due to Macquarie and if it is a negative number, the absolute value thereof shall be due to the Company. (b) The Parties acknowledge that one or more of the components of the Termination Amount may not be capable of definitive determination by the Termination Date and therefore agree that Macquarie shall, in a commercially reasonable manner, estimate in good faith each of such components and use such estimated components to determine an estimate of the Termination Amount (the “Estimated Termination Amount”); provided that the Parties agree that Macquarie shall apply the Independent Amount, and for purposes of this Section 20.2(b), inclusive of and giving effect to the Permitted Intermediated Feedstock Inventory Valuation Adjustment, against the Estimated Termination Amount and shall not wait until final settlement is completed pursuant to Section 20.2(c). Without limiting the generality of the foregoing, the Parties agree that the amount due under Section 20.2(a)(i) above shall be estimated by Macquarie in the same manner and using the same methodology as it used in preparing the Estimated Effective Date Value, but applying the “Step-Out Prices” as indicated in Schedule B and other price terms provided for herein with respect to the purchase of the Termination Date Volumes. Macquarie shall use commercially reasonable efforts to prepare, and provide the Company with, an initial Estimated Termination Amount, together with appropriate supporting documentation, at least five (5) Business Days prior to the Termination Date. To the extent reasonably practicable, Macquarie shall endeavor to update its calculation of the Estimated

106 13585990v13 Termination Amount by no later than 12:00 p.m. EST on the Business Day prior to the Termination Date. If Macquarie is able to provide such updated amount, that amount shall constitute the Estimated Termination Amount and shall be due and payable by no later than 5:00 p.m., EST on the Business Day preceding the Termination Date. Otherwise, the initial Estimated Termination Amount shall be the amount payable on the Termination Date. If the Estimated Termination Amount is a positive number, it shall be due to Macquarie and if it is a negative number, the absolute value thereof shall be due to the Company. (c) On or before ten (10) Business Days following the Termination Date, Macquarie shall prepare, and provide the Company with, (i) a statement showing the calculation, as of the Termination Date, of the Termination Amount, (ii) a statement (the “Termination Reconciliation Statement”) reconciling the Termination Amount with the sum of the Estimated Termination Amount pursuant to Section 20.2(b) and the Independent Amount and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within one (1) Business Day after receiving the Termination Reconciliation Statement and the related supporting documentation, the Parties shall make any and all payments required pursuant thereto. Promptly after receiving such payment (but in any event within five (5) Business Days of such receipt), Macquarie shall (x) cause any filing or recording of any UCC financing forms to be terminated, (y) release and terminate all Lien Documents pursuant to one or more instruments mutually acceptable to the Parties and (z) deliver, re-assign, reconvey and transfer, as applicable, to the Company any other Credit Support or credit support held or maintained by Macquarie (including, without limitation, the remaining balance, if any, of the Independent Amount after giving effect to this Article 20). (d) Notwithstanding anything herein to the contrary, Macquarie shall not have any obligation to make any payment contemplated by this Section 20.2, transfer title to Permitted Feedstock or Renewable Products or to otherwise cooperate in the transition matters described in Section 20.1 unless (i) the Company shall have performed its obligations under the Step-Out Inventory Sales Agreement and this Section 20.2 as and when required pursuant to the terms hereof and thereof, and (ii) except as otherwise agreed by the Parties, the Master Agreement and all Macquarie Permitted Feedstock Procurement Contracts and all Transactions outstanding thereunder have been terminated and all amounts due with respect to such terminated Transactions shall have been paid in full. 20.3 Transition Services. To the extent necessary to facilitate the transition to the purchasers of the storage and transportation rights and status contemplated hereby, each Party shall take such additional actions, execute such further instruments and provide such additional assistance as the other Party may from time to time reasonably request for such purposes. INDEMNIFICATION; EXPENSES 21.1 To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, Macquarie shall defend, indemnify and hold harmless the Company, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of

107 13585990v13 (i) any breach by Macquarie of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Macquarie made herein or in connection herewith proving to be false or misleading or incorrect in any material respect, (ii) any failure by Macquarie to comply with or observe any Applicable Law, (iii) Macquarie’s negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Macquarie or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that any indemnified Liability arising under this Section 21.1 has resulted from (A) the negligence or willful misconduct on the part of the Company, its Affiliates or any of their respective employees, representatives, agents or contractors or (B) the breach by the Company of its obligations hereunder. 21.2 To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, the Company shall defend, indemnify and hold harmless Macquarie, its Affiliates, and their directors, officers, employees, representatives, agents and contractors from and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading or incorrect in any material respect, including, without limitation the Company’s obligation for payment of taxes pursuant to Section 15.1, (ii) the Company’s transportation, handling, storage, refining or disposal of any Permitted Feedstock or the Renewable Products thereof, including any conduct by the Company on behalf of or as the agent of Macquarie under the Required Storage and Transportation Arrangements, (iii) the Company’s failure to comply with its obligations under the terminalling, pipeline and lease agreements underlying the Required Storage and Transportation Arrangements, (iv) the Company’s negligence or willful misconduct, (v) any failure by the Company to comply with or observe any Applicable Law, (vi) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by the Company or its employees,

108 13585990v13 representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, (vii) actual or alleged presence or release of Hazardous Substances in connection with the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law related in any way to or asserted in connection with the Transaction Documents or the transactions contemplated thereby or (viii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether Macquarie is a party thereto, except to the extent that any Liability arising under this Section 21.2 has resulted from (A) the negligence or willful misconduct on the part of Macquarie, its Affiliates or any of their respective employees, representatives, agents or contractors, or (B) the breach by Macquarie of its obligations hereunder. 21.3 The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of the Transaction Documents shall not vest any rights in any third party (except as expressly provided for in this Article 21), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents. 21.4 Each Party agrees to notify the other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. 21.5 The Company shall pay (i) all reasonable out-of-pocket expenses incurred by Macquarie and its Affiliates (including the reasonable fees, charges and disbursements of counsel and tax consultants for Macquarie) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by Macquarie and its Affiliates in connection with the enforcement or protection of Macquarie’s rights under or in connection with this Agreement and the other Transaction Documents. LIMITATION ON DAMAGES 22.1 LIMITED RIGHT TO DAMAGES.TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO

109 13585990v13 DIRECT, ACTUAL DAMAGES ONLY (WHICH INCLUDE ANY AMOUNTS DETERMINED UNDER ARTICLE 19) AND NEITHER PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT, SUCH LIMITATION SHALL NOT APPLY WITH RESPECT TO (I) ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE UNDER THIS AGREEMENT OR (II) ANY BREACH OF ARTICLE 24. EACH PARTY ACKNOWLEDGES THE DUTY TO MITIGATE DAMAGES HEREUNDER. RECORDS AND INSPECTION THEREOF During the Term of this Agreement each Party and its duly authorized representative upon reasonable notice, and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party, or any of the other Party’s contractors and agents, which relate to this Agreement; provided that, neither this Section nor any other provision hereof shall entitle the Company to have access to any records concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with any transactions contemplated hereby or by any other Transaction Document. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the Termination Date. Each Party shall preserve, and shall use commercially reasonable efforts to cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the Termination Date. CONFIDENTIALITY 24.1 In addition to the Company’s confidentiality obligations under the Transaction Documents, the Parties agree that the specific terms and conditions of this Agreement, including any list of counterparties, the Transaction Documents and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by the Company to Macquarie under this Agreement and all information received by Macquarie from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws (including without limitation as may be required by any applicable federal or state securities laws), (ii) as requested by a Governmental Authority, (iii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors for purposes of administering, negotiating, considering, processing or evaluating this Agreement and the other Transaction Documents or the transactions contemplated thereby, or (iv) to such Party’s insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided that, prior to any disclosure permitted by this clause (iv), such insurance providers shall have agreed in writing to

110 13585990v13 keep confidential any information or document subject to this Section 24.1. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein. 24.2 In the case of disclosure covered by clause (i) of Section 24.1, to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure. 24.3 Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment. GOVERNING LAW 25.1 THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE. 25.2 EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 27. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE. 25.3 EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT. ASSIGNMENT 26.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

111 13585990v13 26.2 The Company shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the consent of Macquarie; provided that Company may, at any time, assign, transfer, mortgage, pledge, charge or otherwise encumber this Agreement and the other Transaction Documents and/or any or all of its rights and benefits under or pursuant hereto and thereto as collateral security to secure any financing arrangement with respect to the Refinery, including the Existing Financing Agreement(s), provided further that the obligations of the Company hereunder and thereunder shall survive any such assignment, transfer, mortgage, pledge, charge or encumbrance. Macquarie shall (a) provide reasonable cooperation and assistance to permit perfection of any such security, including by way of acknowledgment of any assignment and (b) at the request of the Company, without consideration, promptly execute and deliver, or cause to be executed and delivered, such assignments and consents to collateral assignment in connection with any collateral assignment in connection with any financing. Any such assignment, charge, transfer or encumbrance shall include the right to make second or subsequent assignments, charges transfers or encumbrances and the right to freely enforce the same by way of sale or otherwise. 26.3 Macquarie may, without the Company’s consent, assign and delegate all of Macquarie’s rights and obligations hereunder to (i) any Affiliate of Macquarie, provided it is no worse a credit counterparty and all Company’s costs, if any, are covered—just as provided above for a Company transfer or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Macquarie’s obligations hereunder, whether by contract, operation of law or otherwise, provided that (i) the creditworthiness of such successor entity is equal or superior to the creditworthiness of Macquarie (taking into account any credit support for Macquarie) immediately prior to such assignment, and (ii) such successor assumes all of the obligations of Macquarie under the Transaction Documents. 26.4 Macquarie hereby notifies the Company and its Affiliates that Macquarie is required to pledge all of its rights in this Agreement and the other Transaction Documents, together with all Renewables titled in the name of and owned by Macquarie located at the Refinery, in favor of Standard Chartered Bank, as security agent (“SCB”) (or any successor thereto). Macquarie may, at any time, assign, transfer, mortgage, pledge, charge or otherwise encumber this Agreement and the other Transaction Documents and/or any or all of its rights and benefits under or pursuant hereto and thereto as collateral security to secure any financing arrangement, including in favor of SCB; provided further that the obligations of Macquarie hereunder shall survive any such assignment, transfer, mortgage, pledge, charge or encumbrance. The Company shall (a) provide reasonable cooperation and assistance to permit perfection of any such security, including by way of acknowledgment of any assignment and (b) at the request of Macquarie, promptly execute and deliver, or cause to be executed and delivered, such assignments and consents to collateral assignment in connection with any collateral assignment in connection with any financing. Macquarie shall promptly reimburse the Company for its reasonable and documented expenses incurred in connection with such cooperation, assistance, execution and delivery, and such cooperation, assistance, execution and delivery shall be otherwise without further consideration. Any such assignment, charge, transfer or encumbrance shall include the right to make second or subsequent assignments, charges transfers or encumbrances and the right to freely enforce the same by way of sale or otherwise. The Company acknowledges Macquarie’s rights and obligation to so pledge all of its rights in this Agreement, the other Transaction Documents and in its Renewables located at the Refinery to SCB (or any successor thereto) and acknowledges and

112 13585990v13 agrees that such pledge does not violate, and, notwithstanding anything to the contrary, is otherwise permitted under, this Section. 26.5 Any attempted assignment in violation of this Article 26 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment. NOTICES All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth in Schedule M, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule M and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt. NO WAIVER, CUMULATIVE REMEDIES 28.1 The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Default under, this Agreement, whether of a like kind or different nature. 28.2 Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law. NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES 29.1 No Partnership or Joint Venture. This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make such Party, or any employee or agent of the Company, an agent or employee of the other Party. 29.2 No Authority to Contract. Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other, unless expressly authorized in writing by the other.

113 13585990v13 29.3 No Indebtedness. The transactions contemplated hereunder are intended to be construed and characterized as sales and purchases of commodities and the Lien Documents, the Independent Amount and any other security posted in connection with this Agreement is to be construed as security for the performance by the Company of its obligations expressly set out in this Agreement. The Company will account for transactions arising hereunder in accordance with GAAP however. MISCELLANEOUS 30.1 If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect. 30.2 The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives. 30.3 No promise, representation or inducement has been made by either Party that is not embodied in this Agreement or the Transaction Documents, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. 30.4 Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement. 30.5 Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns. 30.6 All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive for the time periods specified herein. 30.7 This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission, pdf or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument. 30.8 All transactions hereunder are entered into in reliance on the fact that this Agreement and all such transactions constitute a single, integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder. 30.9 In the event of a conflict between any of the Transaction Documents and this Agreement, the term and conditions contained in this Agreement shall control (except solely with respect to any fees, amounts and payments set forth in the Fees and Adjustments Letter).

114 13585990v13 30.10 Macquarie and the Company shall consult with each other with regard to all press releases or other announcements to the general public issued or made at or prior to the Effective Date concerning this Agreement or the transactions contemplated herein, and, except as may be required by Applicable Laws, neither Company nor Macquarie shall issue any such press release or other announcement to the general public without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential until the expiration of two years following the Termination Date under this Agreement. Nothing contained in this Section 30.10 shall prohibit, limit or restrict disclosures by the Company or Macquarie that are (i) required by Applicable Laws, including any federal or state securities laws, (ii) any court order, judgment or decree, or (iii) ordered, directed, required or suggested by any Governmental Authority. ENVIRONMENTAL ATTRIBUTES 31.1 LCFS AND OTHER APPLICABLE PROGRAM REGISTRATION. The Company shall be responsible for applying for, obtaining and maintaining any and all Registrations and other approvals or authorizations that are necessary for the generation of Fuel Credits in compliance with the LCFS and any other Applicable Program. The Company shall, at the Company’s expense, submit an application for, obtain and maintain, the LCFS Pathway registration. The Company shall, at the Company’s expense, submit an application for, obtain and maintain Registrations required by any other Applicable Program. The Company shall be responsible for any ongoing reporting and costs associated with integrity and compliance of the LCFS Pathway, including third party verification costs. The Company shall fulfill all requirements under the LCFS and any other Applicable Program, as may be applicable, to generate LCFS and, if applicable, other Renewable Fuel Credits. 31.2 RFS REGISTRATION. The Company shall, at the Company’s expense, submit an application for, obtain and maintain, the RFS Pathway registration for the Renewable Diesel Project and other approvals or authorizations that are necessary for the generation of Q-RINs. The Company shall be responsible for any ongoing reporting associated with integrity and compliance of the RFS Pathway, including QAP costs and other third party verification costs. The Company shall fulfill all requirements under the RFS to generate RIN Credits. 31.3 LCFS CREDITS. The Company shall maintain a LCFS Account as a Fuel Production Facility established under the LCFS Reporting Tool and Credit Bank and Transfer System and in accordance with CARB requirements. 31.4 BTCs. The Company will earn and hold BTCs credits for its account or such BTCs credits shall be imputed to be held by or credited for the account of the Company from time to time with respect to renewable diesel blended with petroleum diesel to produce a mixture containing at least 0.1% petroleum diesel fuel. 31.5 RINs. (a) The Company shall maintain an EMTS Account with EPA's Central Data Exchange, EMTS. The Company's company name in EMTS is “Montana Renewables,

115 13585990v13 LLC” and identifier is 1876. The Company will earn and hold RINs for its account from time to time with respect to sales of Renewable Product by the Company to third parties in its EMTS Account, which RINs are held, or imputed to be held or credited, for the account of the Company. At all times from and after the Commencement Date, all such RINs held by, or imputed to be held or credited for the account of, the Company shall be subject to a perfected Lien in favor of Macquarie, from and after the occurrence and during the continuance of an Event of Default, as further described in the Pledge and Security Agreement (RINs), pursuant to the Lien Documents to secure all of the Transaction Obligations. (b) Notwithstanding anything to the contrary in any Transaction Document, Macquarie and the Company agree that, upon the occurrence and during the continuance of an Event of Default, Macquarie may deliver to the Company written notice of such Event of Default and that Macquarie will take control of all Permitted Feedstock and Renewable Product located in Included Locations, together with all RINs related thereto. Upon receipt of such written notice, at Macquarie’s direction, the Company shall (i) undertake all commercially reasonable efforts to certify all RINs associated with such Renewable Product for the account of Macquarie (x) as and when produced upstream by the renewable diesel unit at the Refinery and (y) that had previously been produced and located in any Included Renewable Product Tank and (ii) otherwise cause Macquarie to realize the economic benefit of such RINs. It is understood and agreed that all such certified RINs will initially, upon certification, be held in and credited to the EMTS Account of the Company. On a continuing basis, as such certified RINs are created, the Company shall immediately transfer such RINs from the EMTS Account of the Company to the EMTS Account of Macquarie or to any other EMTS Account as directed by Macquarie. 31.6 Other Environmental Attributes. To the extent that the Company earns and/or holds for its account from time to time any other Environmental Attributes not covered by Sections 31.1, 31.2 and 31.3 above with respect to the production and/or sale of Renewable Products at the Refinery, such other Environmental Attributes shall from and after the Commencement Date be subject to a perfected Lien in favor of Macquarie pursuant to the Lien Documents to secure all of the Transaction Obligations. 31.7 Further Assurances; Notice. The Company shall take all commercially reasonable efforts pursuant to Section 18.3(f) or otherwise to assist and to confirm that Macquarie has all necessary information and documentation in order to make, to the extent applicable, all Environmental Attributes under this Article 31, from and after the Commencement Date, subject to a perfected Lien in favor of Macquarie pursuant to the Lien Documents to secure all of the Transaction Obligations. At the end of each day, the Company shall furnish Macquarie with a written report regarding Environmental Attributes acquired or created with respect to the production and/or sale of Renewable Products at the Refinery during each such day, including all relevant and necessary information with respect thereto.

116 13585990v13 MINIMUM LIQUIDITY REQUIREMENT 32.1 Liquidity. The Company shall not permit its Liquidity to be less than $11,250,000 at any time. UNWIND PROCEDURES 33.1 Unwind Procedures. From and after the Effective Date, the Company and Macquarie shall use commercially reasonable efforts to cooperate to develop and document, by no later than the date falling 180 days after the Effective Date, a detailed set of terms and procedures relating to the unwind of the transactions contemplated by this Agreement and the other Transaction Documents upon the expiration or early termination of this Agreement, including, without limitation, in relation to the removal of all Macquarie’s Renewables from the Included Locations, and the Company and Macquarie shall amend this Agreement, the Storage Facilities Agreement and other applicable Transaction Documents as necessary to reflect such terms and procedures. [Remainder of Page Intentionally Left Blank]

[Signature Page to Supply and Offtake Agreement] IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written. MACQUARIE ENERGY NORTH AMERICA TRADING INC. By: /s/ Ozzie Pagan Name: Ozzie Pagan Title: Executive Director By: /s/ Tara Teeter Name: Tara Teeter Title: Division Director MONTANA RENEWABLES, LLC By: /s/ Vincent Donargo Vincent Donargo Executive Vice President and Chief Financial Officer

Schedule C-2 13585990v13 Schedule C-2 Monthly True-Up Amounts I. Definitions “Aggregate Intermediation Hedge True-Up Amount” has the meaning specified in Schedule C-1. “Aggregate Monthly Renewable Product Sales Fee” means the sum of the Renewable Product Sales Fees earned by Macquarie during a Delivery Month. “Applicable Index Value” means the Current Month Pricing Benchmark on any given Business Day for a Renewable Product Group. “Applicable True-Up Index Value” means, for any true up calculation for a calendar month, the spot price for the relevant index used to calculate the Current Month Pricing Benchmark for a Renewable Product Group on the first Business Day of the first Delivery Month after the calendar month for which a true up is to be calculated, plus or minus the Differential (if any) set forth and determined in accordance with Schedule B for such first Delivery Month. “Average Applicable Index Value” means the sum of the Applicable Index Values for each Business Day in a Delivery Month divided by the number of Business Days in the Delivery Month; provided, however, for the Delivery Month in which the Effective Date occurs and the last Delivery Month prior to termination, the ‘Average Applicable Index Value’ shall be calculated by taking into account only those Business Days during such Delivery Month on which this Agreement was in effect and the Applicable Index Prices on such Business Days (exclusive of the Effective Date and Termination Date, as applicable). “Deferred Payment Amount Fee” has the meaning specified in and shall be calculated in accordance with the Fees and Adjustments Letter. “Environmental Attribute Value Capital Fee” has the meaning specified in and shall be calculated in accordance with the Fees and Adjustments Letter. “Inventory Capital Fee” has the meaning specified in and shall be calculated in accordance with the Fees and Adjustments Letter. “Monthly Permitted Feedstock Cover Costs” has the meaning specified in and shall be calculated in accordance with Section 7.7(b) of the Supply and Offtake Agreement. “Monthly Permitted Feedstock Sale Adjustment” has the meaning specified in and shall be calculated in accordance with Section 6.7 of the Supply and Offtake Agreement. “Monthly Facilities Fee” has the meaning specified in and shall be calculated in accordance with Section 4 of the Storage Facilities Agreement. “Monthly Intermediation Fee” has the meaning specified in and shall be calculated in accordance with the Fees and Adjustments Letter.

Schedule C-2 13585990v13 “Monthly Renewable Product Cover Costs” has the meaning specified in and shall be calculated in accordance with Section 7.7(a) of the Supply and Offtake Agreement. “Monthly Renewable Product Purchase Adjustment” has the meaning specified in and shall be calculated in accordance with Section 8.11(b) of the Supply and Offtake Agreement. “Monthly Renewable Product Sale Adjustment” has the meaning specified in and shall be calculated in accordance with Section 8.11(a) of the Supply and Offtake Agreement. “Monthly Services Fee” has the meaning specified in and shall be calculated in accordance with the Fees and Adjustments Letter. “Monthly Third Party Permitted Feedstock Sale Adjustment” has the meaning specified in and shall be calculated in accordance with Section 6.8 of the Supply and Offtake Agreement. “Renewable Product Sales Fee” has the meaning specified in and shall be calculated in accordance with Section 2.2(a) of the Marketing and Sales Agreement. “Total Inventory Valuation Adjustment” has the meaning specified in and shall be calculated in accordance with Schedule A to the Fees and Adjustments Letter. “Unpaid Ancillary Costs” means any Ancillary Costs (as defined in the SOA) that Company has not yet paid to Macquarie at the end of each Delivery Month in accordance with Section 9.1(c) of the Supply and Offtake Agreement. II. Calculation of Aggregate Monthly Settlement Amount “Aggregate Monthly Settlement Amount” means the sum total of the Monthly Settlement Amounts for each Renewable Product Group in any Delivery Month. “Monthly Settlement Amount” means for any Renewable Product Group in any Delivery Month (i) the (a) Target Inventory Settlement minus the (b) Total Daily Settlements, plus (ii) (c) the Variance True-Up Amount. (a) “Target Inventory Settlement” means the product of the Monthly Variance Volume, multiplied by the Average Applicable Index Value.  “Monthly Variance Volume” means the Target Month-End Volume for the current Delivery Month minus the prior Month’s Ending In-Tank Inventory. o “Target Month-End Volume” means for each Renewable Product, the Target Month-End Renewable Product Inventory Volume for the applicable Renewable Product, and for Permitted Feedstock, the Target Month-End Permitted Feedstock Inventory Volume. o “Ending In-Tank Inventory” means for each Renewable Product, the Ending In- Tank Renewable Product Inventory for the applicable Renewable Product, and for Permitted Feedstock, the Ending In-Tank Permitted Feedstock Inventory.

Schedule C-2 13585990v13 (b) “Total Daily Settlements” means for each Renewable Product Group, the Total Daily Renewable Product Settlements, and for Permitted Feedstock, the Total Daily Permitted Feedstock Settlements.  “Total Daily Permitted Feedstock Settlements” means the total amount invoiced in a Delivery Month for the Company Interim Tank Permitted Feedstock Payments minus the total amount invoiced in a Delivery Month for the Macquarie Interim Permitted Feedstock Payments pursuant to Section 10.1 of the Supply and Offtake Agreement. o “Macquarie Interim Permitted Feedstock Payment” means the value of the Permitted Feedstock identified in the Macquarie Interim Payment invoice. o “Company Interim Tank Permitted Feedstock Payments” has the meaning specified in and shall be calculated in accordance with Section 10.1(b)(i)(B) in the Supply and Offtake Agreement.  “Total Daily Renewable Product Settlements” means for each Renewable Product Group, the total amount invoiced in a Delivery Month for the Company Interim Renewable Product Payment minus the total amount invoiced in a Delivery Month for the for the Macquarie Interim Renewable Product Payment. o “Macquarie Interim Renewable Product Payment” means the value of the relevant Renewable Product Group identified in the Macquarie Interim Payment invoice. o “Company Interim Renewable Product Payment” has the meaning specified in and shall be calculated in accordance with Section 10.1(b)(ii) of the Supply and Offtake Agreement. (c) “Variance True-Up Amount” means the product of the True-Up Volume, multiplied by the Applicable True-Up Index Value on the first Business Day of the next Delivery Month.  “True-Up Volume” means the Actual Inventory Change minus the Monthly Variance Volume.  “Actual Inventory Change” means the Ending In-Tank Inventory of the then-current Delivery Month minus the Ending In-Tank Inventory of the immediately prior Delivery month. III. Calculation of Transaction Costs “Transaction Costs” means the sum of (i) the Target Inventory Transaction Costs and (ii) the True-Up Volume Transaction Costs.  “Target Inventory Transaction Costs” means the product of the absolute value of the Monthly Variance Volume multiplied by $0.063/Barrel.  “True-Up Volume Transaction Costs” means the product of the absolute value of the True-Up Volume multiplied by $0.063/Barrel.

Schedule C-2 13585990v13 IV. Calculation of the Monthly True-Up Amount The Month True-Up Amount shall be equal to: (i) Aggregate Monthly Settlement Amount [Part II], plus (ii) Transaction Costs [Part III], plus (iii) Inventory Capital Fee [Fees and Adjustments Letter], plus (iv) Deferred Payment Amount Fee [Fees and Adjustments Letter], plus (v) Monthly Intermediation Fee [Fees and Adjustments Letter], plus (vi) Monthly Services Fee [Fees and Adjustments Letter], plus/minus (as the case may be) (vii) Total Inventory Valuation Adjustment [Fees and Adjustments Letter], minus (viii) Monthly Facilities Fee [Storage Facilities Agreement], plus (ix) Unpaid Ancillary Costs [9.1(c)], plus (x) Counterparty Permitted Feedstock Sales Fee [6.5], plus (xi) Aggregate Monthly Renewable Product Sales Fee [8.12], plus (xii) Monthly Permitted Feedstock Cover Costs [7.7(b)], plus (xiii) Monthly Renewable Product Cover Costs [7.7(a)], plus/minus (as the case may be) (xiv) Monthly Third Party Permitted Feedstock Sale Adjustment [6.8(c)], plus/minus (as the case may be) (xv) Monthly Permitted Feedstock Sale Adjustment [6.7(c)], plus/minus (as the case may be) (xvi) Monthly Renewable Product Sale Adjustment [8.11(a)], plus/minus (as the case may be) (xvii) Monthly Renewable Product Purchase Adjustment [8.11(b)], plus (xviii) Environmental Attribute Value Capital Fee [Fees and Adjustments Letter], plus/minus (as the case may be) (xix) Aggregate Intermediation Hedge True-Up Amount [Schedule C-1].

Schedule L 13585990v13 Schedule L Existing Financing Agreements 1. Stonebriar Sale and Leaseback Agreements 2. Wells Fargo Credit Agreement

Schedule 1 to Supply and Offtake Agreement Page 1 13585990v13 Schedule 1 Refinery [Note: descriptions to be taken from the conveyance documents in respect of the Sale Agreement]

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TANKS:	Company:	Service:	Cap, bbls	Work Cap, bbls
Tk-029	**MRL**	Rdiesel	19,724	15,779
Tk-050	**MRL**	Rfeed	19,514	15,611
Tk-102	**MRL**	Rfeed	19,495	15,596
Tk-112	**MRL**	Rslop	54,001	43,201
Tk-116	**MRL**	Rdiesel	43,001	34,401
Tk-128	**MRL**	Rdiesel	17,124	13,699
Tk-140	**MRL**	Rfeed	109,573	87,658
Tk-301	**MRL**	Rfeed	109,573	87,658
Tk-302	**MRL**	Rfeed	19,514	15,611
Tk-303	**MRL**	Rfeed	20,000	16,000
Tk-304	**MRL**	Rnaphtha	20,000	16,000
Tk-305	**MRL**	Rdiesel	100,000	80,000
Tk-306	**MRL**	Rkero	8,000	6,400
Tk-307	**MRL**	Rkero	8,000	6,400
Tk-308	**MRL**	Rkero	20,000	16,000

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Schedule 1.1(A) to Supply and Offtake Agreement 13585990v13 Schedule 1.1(A) Specified Company Locations Third Party Locations: (1) BNSF Railway Company rail yard located at 611 American Avenue, Great Falls, Montana 59404 and in transit from such rail yard via the rail line to the Refinery in Great Falls, Montana owned or leased and operated by Montana Renewables, LLC, such rail line continuing inside the Refinery gate up to the Permitted Feedstock Intake Point, including via railcars operated by BNSF Railway Company or any other transportation entity or the Company Company Owned Locations: (1) Processing units, internal pipe systems, loading racks and certain tanks located at the Refinery owned or leased and operated by Montana Renewables, LLC, which Refinery is located at 1807 3rd Street NW, Great Falls, Montana 59404 (2) Railcars located at the Refinery described above